Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of December 17, 2014

by and among

AXIALL CORPORATION (F/K/A GEORGIA GULF CORPORATION),

EAGLE SPINCO INC. AND
ROYAL GROUP, INC.,
as the Borrowers,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION,
for itself, as a Lender, Export-Related Loan Lender and Swingline Lender, and as Administrative Agent, Co-Collateral Agent and Co-Syndication Agent

WELLS FARGO CAPITAL FINANCE, LLC,
for itself, as a Lender, and as
Co-Collateral Agent and Co-Syndication Agent

BARCLAYS BANK PLC

for itself, as a Lender and as Documentation Agent

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders

***************************************

GE CAPITAL MARKETS, INC.,

WELLS FARGO CAPITAL FINANCE, LLC
as Co-Lead Arrangers and Joint Bookrunners

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11.9	Keepwell	157

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SCHEDULES:

1.1(a)	Revolving Loan Commitments
3.5	Litigation
3.7	ERISA
3.9	Material Permits
3.10	Tax Returns Under Audit or Examination
3.11(a)	Historical Financial Statements
3.11(b)	Pro Forma Financial Statements
3.11(e)	Projections
3.12	Environmental Matters
3.15	Labor Relations
3.16	Intellectual Property
3.17	Brokers Fees; Transaction Fees
3.18	Insurance
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
3.20	Jurisdictions of Organization; Chief Executive Office
3.21	Locations of Inventory, Equipment and Books and Records
3.22	Deposit Accounts and Other Accounts
3.23	Government Contracts
3.25	Bonding; Licenses
3.30	Canadian Benefit Plans and Canadian Pension Plans
4.17	Post-Closing Matters
5.1	Liens
5.2	Dispositions
5.4	Investments
5.5	Indebtedness
5.6	Transactions with Affiliates
5.9	Contingent Obligations
9.2	Notices
11.1(a)	Maximum Cracker Amount
11.1(b)	Immaterial Subsidiaries
11.1(c)	Unrestricted Subsidiaries

EXHIBITS:

1.1(b)	Form of L/C Request
1.1(c)	Form of Swing Loan Request
1.6	Form of Notice of Conversion/Continuation
1.16	Eligible Export-Related Accounts
2.1	Closing Checklist
4.2(b)	Form of Compliance Certificate
11.1(a)	Form of Assignment
11.1(b)	Form of Borrowing Base Certificate
11.1(c)	Form of Notice of Borrowing
11.1(d)	Revolving Note

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11.1(e)	Swingline Note
11.1(f)	Export-Related Loan Note

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of December 17, 2014, by and among AXIALL CORPORATION (F/K/A GEORGIA GULF CORPORATION), a Delaware corporation (“Axiall”), Eagle Spinco Inc., a Delaware corporation (“SpinCo”; together with Axiall, the “U.S. Borrowers”), ROYAL GROUP, INC., a Canadian federal corporation (the “Canadian Borrower”) (the U.S. Borrowers and the Canadian Borrower are sometimes referred to herein collectively as the “Borrowers” and individually as a “Borrower”), the other Persons party hereto that are designated as a “Credit Party”, General Electric Capital Corporation, a Delaware corporation (in its individual capacity, “GE Capital”), as Administrative Agent for the several financial institutions from time to time party to this Agreement (collectively, the “Lenders” and individually each a “Lender”), as Co-Collateral Agent and for itself as a Lender (including as Swingline Lender), such Lenders, WELLS FARGO CAPITAL FINANCE, LLC (“Wells Fargo”) as Co-Collateral Agent and BARCLAYS BANK PLC as Documentation Agent.

W I T N E S S E T H:

WHEREAS, under the Credit Agreement, dated as January 28, 2013 (as amended, modified or otherwise supplemented prior to the date hereof, the “Prior ABL Credit Agreement”), by and among Axiall, Canadian Borrower, the lenders and letter of credit issuers party thereto (collectively, the “Prior ABL Credit Agreement Lenders”) and GE Capital as agent for the Prior ABL Credit Agreement Lenders, the Prior ABL Credit Agreement Lenders made available to Axiall and Canadian Borrower a revolving asset-based credit facility;

WHEREAS, the Borrowers have requested that the Lenders enter into this Agreement in order to (a) amend and restate the Prior ABL Credit Agreement and renew and continue the loans (such loans, the “Prior ABL Credit Agreement Loans”) and commitments thereunder in the aggregate principal amount of $500,000,000 (the “Prior ABL Credit Agreement Commitments”) and (b) extend additional credit to the Borrowers hereunder in the aggregate principal amount of $100,000,000 (the “Upsize ABL Commitments”) subject to the terms and conditions herein (the “Transactions”);

WHEREAS, the Borrowers have requested, and the Lenders have agreed to make available to the Borrowers, a revolving credit facility (including subfacilities for letters of credit, swing loans and export-related loans) subject to the terms and conditions set forth in this Agreement to (a) provide for working capital and other general corporate purposes of the Borrowers and (b) fund certain fees and expenses associated with the funding of the Loans and the Transactions;

WHEREAS, the Borrowers desire to secure all of their Obligations under the Loan Documents by granting to Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon the U.S. Collateral and the Canadian Collateral; and

WHEREAS, subject to the terms hereof, (i) each U.S. Subsidiary of Axiall that is a U.S. Credit Party is willing to guarantee all of the Obligations of the Borrowers and to grant to Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon all of its U.S. Collateral and (ii) each Canadian Subsidiary of Axiall that is a Canadian Credit

Party is willing to guarantee all of the Obligations of the Canadian Borrower and to grant to Administrative Agent, for the benefit of the Secured Parties, a security interest in and lien upon substantially all of its Canadian Collateral;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
THE CREDITS

1.1                               Amounts and Terms of Commitments.

(a)                                 The Revolving Credit.

(i)                                     Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Revolving Lender (it being understood that Canadian Revolving Loans may be provided by an Affiliate of a Revolving Lender) severally and not jointly agrees to make (A) Loans denominated in Dollars to the U.S. Borrowers (each such Loan, including each Export-Related Loan, a “U.S. Revolving Loan”) and (B) Loans denominated in Dollars or Canadian Dollars to the Canadian Borrower (each such Loan, a “Canadian Revolving Loan” and together with the U.S. Revolving Loans, collectively, the “Revolving Loans”) from time to time on any Business Day during the period from the Effective Date through the Final Availability Date, in an aggregate principal amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule 1.1(a) under the heading “Revolving Loan Commitments” (such amount as the same may be reduced or increased from time to time in accordance with this Agreement, being referred to herein as such Lender’s “Revolving Loan Commitment”); provided, however, that after giving effect to (A) any Borrowing of Revolving Loans, the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance (B) any Borrowing of U.S. Revolving Loans, subject to clause (ii) below, the aggregate principal amount of all outstanding U.S. Revolving Loans shall not exceed the Maximum U.S. Revolving Loan Balance and (C) any Borrowing of Canadian Revolving Loans, subject to clause (ii) below, the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Canadian Revolving Loans shall not exceed the Maximum Canadian Revolving Loan Balance; provided, further, that the Borrowers may not borrow during any Cash Dominion Grace Period unless Axiall has waived application of such Cash Dominion Grace Period.  Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(a) may be repaid and reborrowed from time to time.  Subject to satisfaction of the conditions precedent set forth in Article II of this Agreement, on the Effective Date, any Prior ABL Credit Agreement Loans and letters of credit issued under the Prior ABL Credit Agreement shall, in accordance with Section 2.4 of this Agreement, be deemed to be Revolving Loans, Swing Loans and Letters of Credit, as applicable, under this Agreement in accordance with Section 2.4.

(ii)                                  If the Borrower Representative requests that Revolving Lenders make, or permit to remain outstanding U.S. Revolving Loans in excess of the U.S. Borrowing Base (any such excess U.S. Revolving Loan is herein referred to as a “U.S. Overadvance”) or Canadian Revolving Loans in excess of the Canadian Borrowing Base (any such excess Canadian Revolving Loan is herein referred to as a “Canadian Overadvance” and each U.S. Overadvance and Canadian Overadvance herein referred to as an “Overadvance”), Administrative Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Administrative Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (A) Revolving Loans the U.S. Dollar Equivalent of the aggregate principal amount of which exceed the Maximum Revolving Loan Balance or (B) Overadvances the U.S. Dollar Equivalent of the aggregate principal amount of which exceeds 7.5% of the Aggregate Revolving Loan Commitment.  If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Commitment Percentage of the Aggregate Revolving Loan Commitment in accordance with the terms of this Agreement, regardless of whether the conditions to lending set forth in Section 2.2 have been met.  Furthermore, Required Lenders may prospectively revoke Administrative Agent’s ability to make or permit Overadvances by written notice to Administrative Agent.  All Overadvances shall constitute Base Rate Loans or Canadian Index Rate Loans, as applicable, and shall bear interest at the Base Rate or the Canadian Index Rate, as the case may be, plus the Applicable Margin for Revolving Loans and the default rate under subsection 1.3(c).  Within thirty (30) days of the date that any Overadvance is made or allowed to remain outstanding, such Overadvance shall be repaid.

(iii)                               Administrative Agent shall be authorized, in its discretion, (a) after the occurrence and during the continuation of an Event of Default or (b) at any time that any conditions in Section 2.2 are not satisfied, to make Revolving Loans (“Protective Advances”) in an aggregate principal amount outstanding not to exceed 7.5% of the Aggregate Revolving Loan Commitment at any time, if Administrative Agent deems such Loans necessary or desirable to preserve or protect the Collateral, to enhance the collectability or repayment of the Obligations or to pay any other amounts chargeable to the Credit Parties under any Loan Documents, including costs, fees and expenses (including, without limitation, all amounts expended pursuant to Section 7.1 of the U.S. Revolving Guaranty and Security Agreement).  Subject to the following paragraph, each Lender shall participate in Protective Advances on a pro rata basis.  Required Lenders may prospectively revoke Administrative Agent’s ability to make such Protective Advances by written notice to Administrative Agent.  All Protective Advances shall constitute Base Rate Loans and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Loans and the default rate under subsection 1.3(c).  Each Protective Advance shall be payable on demand.

Notwithstanding anything contained in this Agreement or any other Loan Document, (i) no Overadvance or Protective Advance may be made by Administrative Agent if such advance would cause the aggregate principal amount of all Overadvances and Protective Advances outstanding to exceed 7.5% of the Aggregate Revolving Loan Commitment and (ii) to the extent any Protective Advance would cause the U.S. Dollar Equivalent of outstanding Revolving Loans to exceed the Maximum Revolving Loan Balance, each such Protective Advance shall be for Administrative Agent’s sole and separate account and not for the account of any Lender.

(b)                                 Letters of Credit.

(i)                                     Conditions.  On the terms and subject to the conditions contained herein, upon any request by the Borrower Representative, each applicable L/C Issuer agrees to issue Letters of Credit in accordance with such L/C Issuers’ usual and customary business practices and for the account of (A) the U.S. Borrowers or a Restricted Subsidiary that is a U.S. Subsidiary (provided that any such Letter of Credit issued for the benefit of any such Restricted

Subsidiary that is not a U.S. Borrower shall be issued naming the U.S. Borrowers as the account parties on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Restricted Subsidiary), Letters of Credit denominated in Dollars (each such Letter of Credit, a “U.S. Letter of Credit”) or (B) the Canadian Borrower or a Restricted Subsidiary that is a Canadian Subsidiary (provided that any such Letter of Credit issued for the benefit of any such Restricted Subsidiary shall be issued naming the Canadian Borrower as the account party on any such Letter of Credit but such Letter of Credit may contain a statement that it is being issued for the benefit of such Restricted Subsidiary), Letters of Credit denominated in Dollars or Canadian Dollars (each such Letter of Credit, a “Canadian Letter of Credit”) from time to time on any Business Day during the period from the Effective Date through the earlier of (x) the Revolving Termination Date and (y) seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that no L/C Issuer shall Issue any Letter of Credit upon the occurrence of any of the following or, if after giving effect to such Issuance:

(1)                                 the U.S. Dollar Equivalent of the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Balance;

(2)                                 with respect to the Issuance of U.S. Letters of Credit, the aggregate outstanding principal balance of U.S. Revolving Loans would exceed the Maximum U.S. Revolving Loan Balance;

(3)                                 with respect to the Issuance of a Canadian Letter of Credit, (x) the U.S. Dollar Equivalent of the aggregate outstanding principal balance of Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Balance or (y) the U.S. Dollar Equivalent of the Letter of Credit Obligations for all Canadian Letters of Credit would exceed $60,000,000 (the “Canadian L/C Sublimit”);

(4)                                 the U.S. Dollar Equivalent of the Letter of Credit Obligations for all Letters of Credit would exceed $200,000,000 (the “L/C Sublimit”); provided that, notwithstanding anything to the contrary in this Agreement, (i) neither Wells Fargo nor any of its Affiliates shall be obligated to issue any Letter of Credit if, after giving effect thereto, the U.S. Dollar Equivalent of the Letter of Credit Obligations for all Letters of Credit issued by Wells Fargo or any of its Affiliates would exceed $150,000,000 (or such other amount as may be agreed from time to time among the Borrower Representative, the Administrative Agent and Wells Fargo) and (ii) neither any other L/C Issuer nor any of its Affiliates shall be obligated to issue any Letter of Credit if, after giving effect thereto, the U.S. Dollar Equivalent of the Letter of Credit Obligations for all Letters of Credit issued by such L/C Issuer or any of its Affiliates would exceed any amount as may be agreed from time to time among the Borrower Representative, the Administrative Agent and such L/C Issuer;

(5)                                 the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Applicable Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor any Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii)

above, unless Administrative Agent and such L/C Issuer otherwise consents and such Letter of Credit is cash collateralized in a manner satisfactory to Administrative Agent and such L/C Issuer; or

(6)                                 (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the applicable L/C Issuer refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit, (iii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iv) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Applicable Borrower or the Borrower Representative on its behalf, the documents that such L/C Issuer generally uses in the Ordinary Course of Business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).

Furthermore, GE Capital as an L/C Issuer may elect to issue Letters of Credit only in its own name and may issue Letters of Credit only to the extent permitted by Requirements of Law, and such Letters of Credit may not be accepted by certain beneficiaries such as insurance companies.  For each Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from Administrative Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.  If (i) any Lender is a Non-Funding Lender and (ii) the reallocation of that Non-Funding Lender’s Letter of Credit Obligations to the other Revolving Lenders would reasonably be expected to cause the sum of Letter of Credit Obligations, Revolving Loans and amounts of participations in Swing Loans and Export-Related Loan Participations of any Lender to exceed its Revolving Loan Commitment, taking into account the amount of outstanding Revolving Loans and expected advances of Revolving Loans as determined by Administrative Agent, then no Letters of Credit may be issued or renewed unless the Non-Funding Lender has been replaced, the Letter of Credit Obligations of that Non-Funding Lender have been cash collateralized on terms reasonably satisfactory to Administrative Agent and the applicable L/C Issuer, or the Revolving Loan Commitments of the other Lenders have been increased by an amount sufficient to satisfy Administrative Agent that all future Letter of Credit Obligations will be covered by all Revolving Lenders who are not Non-Funding Lenders.

(ii)                                  Requests for Letters of Credit.  The Borrower Representative requesting a Letter of Credit on behalf of a Borrower shall give Administrative Agent and the applicable L/C Issuer at least two (2) Business Days’ (or four (4) Business Days’ with respect to each Canadian Letter of Credit denominated in Canadian Dollars) prior written notice of the Borrower Representative’s request for the issuance of a Letter of Credit on such Borrower’s behalf together with an application, in form and substance reasonably satisfactory to such L/C Issuer and Administrative Agent, for the issuance of the Letter of Credit and such other Letter of Credit Documents as may be reasonably required by Administrative Agent or the applicable L/C

Issuer.  Such notice shall be irrevocable and shall (A) specify the original face amount of the Letter of Credit requested (or identify the Letter of Credit to be amended, renewed or extended), (B) with respect to Canadian Letters of Credit, whether such Letter of Credit shall be denominated in Dollars or Canadian Dollars (which shall be Dollars if such notice does not so specify), (C) the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the date specified in clause (a) of the definition of Revolving Termination Date) of issuance of such requested Letter of Credit (or such amendment, renewal or extension), (D) whether such Letter of Credit may be drawn in a single or in partial draws, (E) the date on which such requested Letter of Credit is to expire (which shall be a Business Day and in no event shall be a date later than seven (7) days prior to the date specified in clause (a) of the definition of Revolving Termination Date), (F) the purpose for which such Letter of Credit is to be issued, (G) the name and address of the beneficiary of the requested Letter of Credit, (H) such other information as shall be necessary to enable the applicable L/C Issuer to prepare, amend, renew or extend such Letter of Credit and (I) the proposed terms of the Letter of Credit.  In no event shall a Letter of Credit be issued, amended, renewed or extended unless the forms and terms of the proposed Letter of Credit (as amended, renewed or extended, as the case may be) are reasonably satisfactory to Administrative Agent and the applicable L/C Issuer.

(iii)                               Notice of Issuance.  The Borrower Representative shall give the relevant L/C Issuer and Administrative Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and Administrative Agent not later than at least two (2) Business Days’ (or four (4) Business Days’ with respect to each Canadian Letter of Credit denominated in Canadian Dollars) prior to the date of such requested Issuance.  Such notice shall be made in a writing or Electronic Transmission substantially in the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an “L/C Request”).

(iv)                              Reporting Obligations of L/C Issuers.  Each L/C Issuer agrees to provide Administrative Agent, in form and substance satisfactory to Administrative Agent, each of the following on the following dates:  (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related L/C Reimbursement Obligation, notice thereof, which shall contain a detailed description of such Issuance, drawing or payment, and Administrative Agent shall provide copies of such notices to each Revolving Lender reasonably promptly after receipt thereof; (B) upon the request of Administrative Agent (or any Revolving Lender through Administrative Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by Administrative Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to Administrative Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

(v)                                 Acquisition of Participations.  Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations. Each Lender shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the applicable L/C Issuer therefor and discharge when due, its pro rata share of all of such obligations arising under such Letter of Credit.  Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the applicable L/C Issuer has not been reimbursed or otherwise paid as required hereunder or under any such Letter of Credit, each such Lender shall pay to such L/C Issuer its pro rata share of such unreimbursed drawing or other amounts then due to such L/C Issuer in connection therewith.  If such amount is not made available by a Lender when due, the Administrative Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to the Administrative Agent at the interest rate then payable by any Borrower in respect of Loans that are Base Rate Loans.  All payments made by the Lenders pursuant to this Section 1.1(b)(v) shall be funded in Dollars based on the U.S. Dollar Equivalent of the applicable obligation.

(vi)                              Reimbursement Obligations of the Borrowers.  The U.S. Borrowers agree to pay to the L/C Issuer of any U.S. Letter of Credit each L/C Reimbursement Obligation owing with respect to such U.S. Letter of Credit and the Canadian Borrower agrees to pay to the L/C Issuer of any Canadian Letter of Credit, in the applicable currency, each L/C Reimbursement Obligation owing with respect to such Canadian Letter of Credit and, each Applicable Borrower agrees to pay all other charges and fees payable to such L/C Issuer in connection with any Letter of Credit issued for the account of such Borrower immediately when due irrespective of any claim, setoff, defense or other right which such Borrower may have at any time against such L/C Issuer or any other Person, in each case, no later than the first Business Day after the Applicable Borrower or the Borrower Representative receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the “L/C Reimbursement Date”) with interest thereon computed as set forth in clause (A) below.  In the event that any L/C Issuer incurs any L/C Reimbursement Obligation which is not repaid by the Applicable Borrower as provided in this clause (vi) (or any such payment by the Applicable Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify Administrative Agent of such failure (and, upon receipt of such notice, Administrative Agent shall notify each Revolving Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Applicable Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans or Canadian Index Rate Loans, as applicable and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans or Canadian Index Rate Loans, as applicable.

(vii)                           Reimbursement Obligations of the Revolving Lenders.  If no Revolving Lender is a Non-Funding Lender (or if the only Non-Funding Lender is the L/C Issuer that issued such Letter of Credit), upon receipt of the notice described in clause (vi) above from Administrative Agent, each Revolving Lender shall pay to Administrative Agent for the account of such L/C Issuer its Commitment Percentage of such Letter of Credit Obligations.  If any Revolving Lender (other than the Revolving Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, that Non-Funding Lender’s Letter of Credit Obligations shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Commitment Percentages of the Revolving Loan (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment

Percentage had been increased proportionately).  If any Revolving Lender (other than the Revolving Lender that is the L/C Issuer that issued such Letter of Credit) is a Non-Funding Lender, upon receipt of the notice described in clause (vi) above from Administrative Agent, each Revolving Lender that is not a Non-Funding Lender shall pay to Administrative Agent for the account of such L/C Issuer its pro-rata share (increased as described above) of the Letter of Credit Obligations that from time to time remain outstanding (the aggregate amount required to be funded pursuant to this sentence by such Revolving Lenders that are not Non-Funding Lenders in excess of the amount such Revolving Lenders would have otherwise been required to fund in accordance with the first sentence of this clause (vii) in the event there were no Non-Funding Lenders is referred to as the “Aggregate Excess Funding Amount”); provided, that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and Export-Related Loan Participations and its pro rata share of unparticipated amounts in Swing Loans and Export-Related Loans to exceed its Revolving Loan Commitment.  By making such payment (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Applicable Borrower, which, upon receipt thereof by such L/C Issuer, such Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation.  Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the Letter of Credit Obligation in respect of the related L/C Reimbursement Obligations.  Such participation shall not otherwise be required to be funded.  Following receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vii) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all duplicate payments received from Persons other than Lenders making payment on behalf of a Credit Party by such L/C Issuer with respect to such portion of such L/C Reimbursement Obligation.

(viii)                        Indemnification; Assumption of Risk.  The Credit Parties shall indemnify and hold Administrative Agent and the Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Administrative Agent or any Lender may suffer or incur in connection with any Letter of Credit and any documents, drafts or acceptances relating thereto, including any losses (including  currency fluctuations), claims, damages, liabilities, costs and expenses due to any action taken by the applicable L/C Issuer or correspondent with respect to any Letter of Credit, except to the extent such losses, claims, damages, liabilities, costs or expenses result from the gross negligence or willful misconduct of Administrative Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Credit Party assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit.  None of Administrative Agent or any Lender shall be responsible for paying any foreign, federal, state or local taxes, duties or levies relating to any goods subject to any Letter of Credit or any documents, drafts or acceptances thereunder.  Each Credit Party hereby releases and holds Administrative Agent and the Lenders harmless from and against any acts, waivers, errors, delays or omissions with respect to or relating to any Letter of Credit, except for the gross negligence or willful misconduct of Administrative Agent or any Lender as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this clause (viii) shall survive the payment of Obligations and the termination of this Agreement.

(ix)                              Obligations Absolute.  The obligations of the Borrowers and the Revolving Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Revolving Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Revolving Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Administrative Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (vii), constitute a legal or equitable discharge of any obligation of any Borrower or any Revolving Lender hereunder.  No provision hereof shall be deemed to waive or limit any Borrower’s right to seek repayment of any payment of any L/C Reimbursement Obligations from the L/C Issuer under the terms of the applicable L/C Reimbursement Agreement or applicable law.

(c)                                  Swing Loans.

(i)                                     Availability.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its sole discretion, make (x) Loans denominated in Dollars available to the U.S. Borrowers (each a “U.S. Swing Loan”) under the Revolving Loan Commitments from time to time on any Business Day during the period from the Effective Date through the Final Availability Date in an aggregate principal amount at any time outstanding not to exceed the U.S. Swingline Commitment and (y) Loans denominated in Dollars or Canadian Dollars available to the Canadian Borrower (each a “Canadian Swing Loan” and together with the U.S. Swing Loans, collectively the “Swing Loans”) under the Revolving Loan Commitments from time to time on any Business Day during the period from the Effective Date through the Final Availability Date, the U.S. Dollar Equivalent of the aggregate principal amount at any time outstanding not to exceed the Canadian Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (A) to the extent that after giving effect to such Swing Loan, the U.S. Dollar Equivalent of the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance, (B) with respect to any U.S. Swing Loan, to the extent that after giving effect to such U.S. Swing Loan, the aggregate principal amount of all U.S. Revolving Loans would exceed the Maximum U.S. Revolving Loan Balance, (C) with respect to any Canadian Swing Loan, to the extent that after giving effect to such Canadian Swing Loan, the U.S. Dollar Equivalent of the aggregate principal amount of all Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Balance and (D) during the period commencing on the first Business Day after it receives notice from Administrative Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived.  In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived.  Each Swing Loan denominated in Dollars shall be a Base Rate Loan, each Swing Loan denominated in Canadian Dollars shall be a Canadian Index Rate Loan, and in each case, must be repaid as provided herein, but in any event must be repaid in full on the Revolving Termination Date.  Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

(ii)                                  Borrowing Procedures.  In order to request a Swing Loan, the Borrower Representative shall give to Administrative Agent a notice to be received not later than 1:00 p.m. (New York time) on the day of the proposed Borrowing, which shall be made in a writing or in an Electronic Transmission substantially in the form of Exhibit 1.1(d) or in a writing in any other form acceptable to Administrative Agent duly completed (a “Swingline Request”).  In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans or Canadian Index Rate Loans, the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan denominated in the applicable currency to the Applicable Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan.  Administrative Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan.  Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Applicable Borrower by making the proceeds thereof available to Administrative Agent and, in turn, Administrative Agent shall make such proceeds available to the Applicable Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

(iii)                               Refinancing Swing Loans.  If no Revolving Lender is a Non-Funding Lender, the Swingline Lender may at any time (and shall, no less frequently than once each week) forward a demand to Administrative Agent (which Administrative Agent shall, upon receipt, forward to each Revolving Lender) that each Revolving Lender pay to Administrative Agent, for the account of the Swingline Lender, such Revolving Lender’s Commitment Percentage of the outstanding Swing Loans.  If any Revolving Lender is a Non-Funding Lender, that Non-Funding Lender’s reimbursement obligations with respect to the Swing Loans shall be reallocated to and assumed by the other Revolving Lenders pro rata in accordance with their Commitment Percentages of the Revolving Loans (calculated as if the Non-Funding Lender’s Commitment Percentage was reduced to zero and each other Revolving Lender’s Commitment Percentage had been increased proportionately).  If any Revolving Lender is a Non-Funding Lender, upon receipt of the demand described above, each Revolving Lender that is not a Non-Funding Lender will be obligated to pay to Administrative Agent for the account of the Swingline Lender its pro rata share of the outstanding Swing Loans (increased as described above); provided, that no Revolving Lender shall be required to fund any amount which would result in the sum of its outstanding Revolving Loans, outstanding Letter of Credit Obligations, amounts of its participations in Swing Loans and its pro rata share of unparticipated amounts in Swing Loans to exceed its Revolving Loan Commitment.  Each Revolving Lender shall pay the amount owing by it to Administrative Agent for the account of the Swingline Lender on the Business Day following receipt of the notice or demand therefor.  Payments received by Administrative Agent after 1:00 p.m. (New York time) may, in Administrative Agent’s discretion, be deemed to be received on the next Business Day.  Upon receipt by Administrative Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Revolving Lender shall be deemed to have made a Revolving Loan to the Applicable Borrower, which, upon receipt of such payment by the Swingline Lender from Administrative Agent, such Borrower shall be deemed to have used in whole to refinance such Swing Loan.  In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Revolving Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender’s Commitment Percentage of such Swing Loan.  If any payment made by any Revolving Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation.  Such participation shall not be otherwise required to be funded.  Upon receipt by the Swingline Lender of any payment from any Revolving Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Revolving Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) on account of such Swing Loan received by the Swingline Lender with respect to such portion.

(iv)                              Obligation to Fund Absolute.  Each Revolving Lender’s obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, Administrative Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower Representative to deliver a Notice of Borrowing (each of which requirements the Revolving Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

(d)                                 Export-Related Loans.

(i)                                     Subject to the terms and conditions hereof, the Export-Related Loan Lender agrees to make available to the U.S. Borrowers, on a joint and several basis, from time to time until the Export-Related Commitment Termination Date, export-related Loans (each, an “Export-Related Loan”) in accordance with the terms of this Agreement.  Until the Export-Related Commitment Termination Date, the U.S. Borrowers may from time to time borrow, repay and reborrow under this Section 1.1(d)(i); provided, that (A) the amount of any Export-Related Loan to be made at any time shall not exceed Export-Related Borrowing Availability at such time and (B) the aggregate principal amount of Export-Related Loans outstanding shall not exceed at any time the Maximum U.S. Revolving Loan Balance less the outstanding balances of U.S. Revolving Loans, U.S. Swing Loans and U.S. Letter of Credit Obligations at such time.  Export-Related Borrowing Availability may be further reduced by Reserves imposed by the Administrative Agent in its Permitted Discretion.

(ii)                                  The entire unpaid balance of the Export-Related Loan (and all accrued and unpaid fees and expenses owing with respect thereto) shall be immediately due and payable in full in immediately available funds on the Export-Related Commitment Termination Date if not sooner paid in full.

(iii)                               Immediately upon the making of any Export-Related Loan by the Export-Related Loan Lender, each Revolving Lender (including the Export-Related Loan Lender) shall be deemed to have irrevocably and unconditionally purchased from the Export-Related Loan Lender an undivided interest and participation in such Export-Related Loan in an amount equal to its pro rata share of the principal amount of such Export-Related Loan (each an

“Export-Related Loan Participation” and collectively the “Export-Related Loan Participations”).  Each Revolving Lender shall fund its participation in such Export-Related Loan in the same manner as provided in the Agreement with respect to Revolving Credit Loans.  Export-Related Loan Lender, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, shall request each Revolving Lender (including the Export-Related Loan Lender) to fund its participation in outstanding Export-Related Loans which have not been previously funded in an amount equal to its pro rata share of the principal amount of such Export-Related Loans (a “Funded Export-Related Loan Participation”).  Each Revolving Lender shall disburse directly to the Administrative Agent such amount prior to 2:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given, and the Administrative Agent shall immediately pay such amount to the Export-Related Loan Lender.

(iv)                              Each Revolving Lender’s obligation to purchase participation interests in accordance with Section 1.1(d)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against Export-Related Loan Lender, the U.S. Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of the U.S. Borrowers to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If any Revolving Lender does not make available to the Administrative Agent the amount required pursuant to Section 1.1(d)(iii), the Export-Related Loan Lender shall be entitled to recover such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Base Rate thereafter.

(v)                                 Any principal or interest received by the Administrative Agent in respect of any Export-Related Loan shall be promptly paid by the Administrative Agent to the Revolving Lenders which have a Funded Export-Related Loan Participation in such Export-Related Loan in an amount equal to its pro rata share of such principal or interest (and to the Export-Related Loan Lender with respect to any such Export-Related Loan as to which a Funded Export-Related Loan Participation does not exist).

(vi)                              Extension of Export-Related Maturity Date.

(A)                               Requests for Extension.  The U.S. Borrowers may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not later than sixty (60) days prior to the (1) one, two or three-year anniversary of the Effective Date or (2) Export-Related Maturity Date then in effect hereunder (the “Existing Export-Related Maturity Date”), in each case, request that the Export-Related Loan Lender extend the Export-Related Maturity Date for an additional 364 days; provided that in no event shall the Export-Related Maturity Date be extended beyond the Commitment Termination Date.

(B)                               Export-Related Loan Lender’s Election to Extend.  The Export-Related Loan Lender, acting in its sole and individual discretion, by notice to the Administrative Agent given not later than the date the (“Notice Date”) that is twenty (20) days prior to the Existing Export-Related Maturity Date, shall advise the Administrative Agent whether or not the Export-Related Loan Lender agrees to such extension and notify the Administrative Agent of such fact promptly after such determination (but in any event not later than the Notice Date).

(C)                               Notification by the Administrative Agent.  The Administrative Agent shall notify the U.S. Borrowers and the other Lenders of the Export-Related Loan Lender’s determination under this Section 1.1(d)(vi) no later than the date fifteen (15) days prior to the Existing Export-Related Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).  The Export-Related Loan Lender’s determination to extend the Existing Export-Related Maturity Date shall be binding upon all Revolving Lenders and, as a consequence thereof, each Revolving Lender shall automatically be deemed to have agreed to continue to purchase Export-Related Loan Participations and to fund its pro rata share of participation obligations in the Export-Related Loans until the Export-Related Commitment Termination Date, all in accordance with this the terms of this Agreement.

1.2                               Notes.

(a)                                 The Revolving Loans made by each Revolving Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note made by each Borrower payable to such Lender in an amount equal to such Lender’s Revolving Loan Commitment.

(b)                                 Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note made by each Borrower payable to the Swingline Lender in an amount equal to the Swingline Commitment.

(c)                                  Export-Related Loans made by the Export-Related Loan Lender shall be evidenced by this Agreement and, if requested by such Export-Related Loan Lender, an Export-Related Loan Note made by the U.S. Borrowers payable to the Export-Related Loan Lender in an amount equal to the Export-Related Loan Commitment.

1.3                               Interest.

(a)                                 Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR, the Base Rate or the Canadian Index Rate, as the case may be, plus the Applicable Margin; provided, that (i) Revolving Loans denominated in Dollars shall be either Base Rate Loans or LIBOR Rate Loans, (ii) Revolving Loans denominated in Canadian Dollars shall be either LIBOR Rate Loans or Canadian Index Rate Loans, (iii) Swing Loans denominated in Dollars shall be Base Rate Loans and (iv) Swing Loans denominated in Canadian Dollars shall be Canadian Index Rate Loans.  Administrative Agent will with reasonable promptness notify the Borrower Representative and the Lenders of the effective date and the amount of each change to the Applicable Margin as set forth in the definition thereof, provided, that any failure to do so shall not relieve the Borrowers of any liability hereunder or provide the basis for any claim against Administrative Agent.  Each determination of an interest rate by Administrative Agent shall be conclusive and binding on each Borrower and the Lenders in the absence of manifest error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed, other than interest in respect of Base Rate Loans and Canadian Index Rate Loans, which shall be made on the basis of a 365/366-day year.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.  For purposes of disclosure pursuant to the Interest Act (Canada), in respect of the Canadian Obligations only, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of a 360 day year or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

(b)                                 Interest on each Loan shall be paid in arrears on each Interest Payment Date.  Interest shall also be paid on the date of any payment or prepayment of Loans in full.

(c)                                  At the election of the Required Lenders by written notice to the Borrowers while any Event of Default is continuing (or automatically while any Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Loans under the Loan Documents from and after the date of occurrence and during the continuance of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR, Base Rate or Canadian Index Rate, as the case may be) subject to the Interest Act (Canada), in the case of Canadian Obligations.  All such interest shall be payable on demand of Administrative Agent or the Required Lenders.

(d)                                 Anything herein to the contrary notwithstanding, the obligations of the Borrowers hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrowers shall pay such Lender interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, the Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Effective Date as otherwise provided in this Agreement.

(e)                                  For greater certainty but without limitation to Section 1.3(d) and in respect of Canadian Obligations or Obligations enforced in Canada only, if any provision of this Agreement or of any of the other Loan Documents would obligate a Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by such Lender of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to such Lender under this Agreement, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to such Lender which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada).  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if a Lender shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), such Borrower shall be entitled to obtain reimbursement from such Lender in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to such Borrower.  Any amount or rate of interest referred to in this Section 1.3(e) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Revolving Termination Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent shall be conclusive for the purposes of such determination.

1.4                               Loan Accounts.

(a)                                 Administrative Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the Borrower primarily liable therefor, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  Administrative Agent shall deliver to the Borrower Representative on a monthly basis a loan statement setting forth such record for the immediately preceding calendar month.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against Administrative Agent.

(b)                                 Administrative Agent, acting as a non-fiduciary Administrative Agent of the Borrowers solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as Administrative Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which Administrative Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Administrative Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans, L/C Reimbursement Obligations, and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit, Letter of Credit Obligations, and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, and for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by Administrative Agent from a Borrower and its application to the Obligations.

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations, Swing Loans and Export-Related Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein.  This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)                                 The Credit Parties, Administrative Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement.  Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrowers, the Borrower Representative, Administrative Agent, such Lender or such L/C Issuer during normal business hours and from time to time upon at least one Business Day’s prior notice.  No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by Administrative Agent.

1.5                               Procedure for Revolving Credit Borrowing.

(a)                                 Each Borrowing of a Revolving Loan shall be made upon the Borrower Representative’s irrevocable (subject to Section 10.5) written notice delivered to Administrative Agent substantially in the form of a Notice of Borrowing or in a writing in any other form acceptable to Administrative Agent, which notice must be received by Administrative Agent prior to 1:00 p.m. (New York time) (i) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan or Canadian Index Rate Loan and (ii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of any LIBOR Rate Loan.  Such Notice of Borrowing shall specify:

(i)                                     whether the Borrowing is to be comprised of U.S. Revolving Loans or Canadian Revolving Loans and, in the case of Canadian Revolving Loans, whether such Loans are to be denominated in Dollars or Canadian Dollars;

(ii)                                  whether such Loan is an Export-Related Loan;

(iii)                               the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000, or C$100,000, as applicable);

(iv)                              the requested Borrowing date, which shall be a Business Day;

(v)                                 whether the Borrowing is to be comprised of LIBOR Rate Loans, Base Rate Loans or Canadian Index Rate Loans; and

(vi)                              if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

(b)                                 Upon receipt of a Notice of Borrowing, Administrative Agent will promptly notify each Revolving Lender of such Notice of Borrowing and of the amount of such Lender’s Commitment Percentage of the Borrowing.

(c)                                  Unless Administrative Agent is otherwise directed in writing by the Borrower Representative, the proceeds of each requested Borrowing after the Effective Date will be made available to the Applicable Borrower by Administrative Agent by wire transfer of such amount to the Applicable Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

1.6                               Conversion and Continuation Elections.

(a)                                 The Applicable Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding (x) Base Rate Loans (other than U.S. Swing Loans) to LIBOR Rate Loans denominated in Dollars or (y) Canadian Index Rate Loans (other than Canadian Swing Loans) to LIBOR Rate Loans denominated in Canadian Dollars, (iii) convert any (x) LIBOR Rate Loan denominated in Dollars to a Base Rate Loan or (y) LIBOR Rate Loan denominated in Canadian Dollars to a Canadian Index Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period.  Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000.  Any such election must be made by Borrower Representative by 2:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which the Applicable Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for an Interest Period designated by Borrower Representative in such election.  If no election is received with respect to a LIBOR Rate Loan by 2:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan or Canadian Index Rate Loan, as applicable, at the end of its Interest Period.  Borrower Representative must make such election by notice to Administrative Agent in writing, including by Electronic Transmission.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 1.6 or in a writing in any other form acceptable to Administrative Agent.  No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if the conditions to Loans and Letters of Credit in Section 2.2 are not met at the time of such proposed conversion or continuation.

(b)                                 Upon receipt of a Notice of Conversion/Continuation, Administrative Agent will promptly notify each Lender thereof.  In addition, Administrative Agent will, with reasonable promptness, notify the Borrower Representative and the Lenders of each determination of LIBOR; provided, that any failure to do so shall not relieve any Borrower of any liability hereunder or provide the basis for any claim against Administrative Agent.  All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

(c)                                  Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

1.7                               Optional Prepayments.

(a)                                 Each Borrower may, at any time upon at least two (2) Business Days’ (or such shorter period as is acceptable to Administrative Agent) prior written notice by Borrower Representative to Administrative Agent, prepay its Revolving Loans (without a corresponding reduction of the Aggregate Revolving Loan Commitment) in whole or in part in an amount greater than or equal to $100,000 or C$100,000, as applicable, in each instance, without penalty or premium except as provided in Section 10.4.  Optional partial prepayments of the Revolving Loans shall be applied in the manner set forth in subsection 1.8(d).  Optional partial prepayments of the Revolving Loans in amounts less than $100,000 or C$100,000, as applicable, shall not be permitted.

(b)                                 The notice of any prepayment shall not thereafter be revocable by the Applicable Borrower or Borrower Representative and Administrative Agent will promptly notify each Lender thereof and of such Lender’s Commitment Percentage of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 1.7, the Applicable Borrower shall pay any amounts required pursuant to Section 10.4.

1.8                               Mandatory Prepayments of Loans.

(a)                                 Revolving Termination Date.  Each Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of “Revolving Termination Date” the aggregate principal amount of its Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.  The U.S. Borrowers shall repay to the Export-Related Lender in full the aggregate outstanding principal amount of its Export-Related Loans outstanding on the Export-Related Commitment Termination Date.

(b)                                 If at any time the U.S. Dollar Equivalent of the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Applicable Borrower shall immediately prepay outstanding Revolving Loans and then cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess in accordance with Section 1.10(c) and in a manner satisfactory to the L/C Issuers.  Subject to clause 1.1(a)(ii), if at any time the then outstanding principal balance of U.S. Revolving Loans exceeds the Maximum U.S. Revolving Loan Balance, then the U.S. Borrowers shall immediately prepay outstanding U.S. Revolving Loans and then cash collateralize outstanding U.S. Letters of Credit in an amount sufficient to eliminate such excess in accordance with Section 1.10(c) and in a manner satisfactory to the L/C Issuers.  Subject to clause 1.1(a)(ii), if at any time the then outstanding principal balance of Canadian Revolving Loans exceeds the Maximum Canadian Revolving Loan Balance, then the Canadian Borrower shall immediately prepay outstanding Canadian Revolving Loans and then cash collateralize outstanding Canadian Letters of Credit in an amount sufficient to eliminate such excess in accordance with Section 1.10(c) and in a manner satisfactory to the L/C Issuers.   Subject to clause 1.1(a)(ii), if at any time the then outstanding principal balance of Export-Related Loans exceeds Export-Related Borrowing Availability, the

U.S. Borrowers shall immediately prepay Export-Related Loans in an amount sufficient to eliminate such excess.

(c)                                  Asset Dispositions.  If a Credit Party or any Restricted Subsidiary of a Credit Party shall, during a Cash Dominion Period, or, if after giving effect to any transaction described in clause (i) or (ii) below, a Cash Dominion Period (without giving effect to any Cash Dominion Grace Period) is triggered:

(i)                                     make a Disposition of ABL Priority Collateral; or

(ii)                                  suffer an Event of Loss with respect to ABL Priority Collateral;

then (A) the Borrower Representative shall promptly notify Administrative Agent of such Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by a Credit Party and/or such Restricted Subsidiary in respect thereof) and (B) promptly upon receipt by a Borrower and/or such Restricted Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Credit Parties shall deliver, or cause to be delivered, an amount equal to such Net Proceeds to Administrative Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(d).  Notwithstanding the foregoing, and provided no Default or Event of Default has occurred and is continuing, any such prepayment pursuant to clause (ii) above shall not be required to the extent a Credit Party or such Restricted Subsidiary uses an amount equal to the Net Proceeds of such Event of Loss to repair or replace such ABL Priority Collateral with other assets constituting ABL Priority Collateral, within one hundred eighty (180) days after the date of such Event of Loss.

(d)                                 Application of Prepayments.  Any prepayments pursuant to Section 1.7 or subsection 1.8(b) or 1.8(c) (i) (other than prepayments made through the Export-Related Concentration Account or an Export-Related Blocked Account and other prepayments arising from proceeds of Export-Related Accounts) of U.S. Revolving Loans shall be applied first to prepay outstanding U.S. Swing Loans and second to prepay outstanding U.S. Revolving Loans (other than Export-Related Loans) without a permanent reduction of the Aggregate Revolving Loan Commitment and third, to prepay outstanding Export-Related Loans without a permanent reduction of the Export-Related Commitment and (ii) of Canadian Revolving Loans shall be applied first to prepay outstanding Canadian Swing Loans and second to prepay outstanding Canadian Revolving Loans without a permanent reduction of the Aggregate Revolving Loan Commitment or the Canadian Revolving Loan Sublimit; provided, that any prepayments pursuant to subsection 1.8(c) in respect of a Disposition or Event of Loss relating to ABL Priority Collateral owned by (x) Axiall or any of its Restricted Subsidiaries (other than any Canadian Subsidiary) shall be applied solely to U.S. Obligations and (y) the Canadian Borrower or any of its Canadian Subsidiaries shall be applied solely to Canadian Obligations.  To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans or Canadian Index Rate Loans, as applicable, then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining.  Together with each prepayment under this Section 1.8, the Applicable Borrower shall pay any amounts required pursuant to Section 10.4.  In addition, any prepayments made by the Applicable Borrower pursuant to Section 1.8(c) made through the Export-Related Concentration Account or an Export-Related Blocked Account and other prepayments identified as arising from Net Proceeds of a Disposition or Event of Loss in respect of Export-Related Accounts shall be applied as follows: first to prepay outstanding Export-Related Loans without a permanent reduction of the Export-Related

Commitment, second to prepay outstanding U.S. Swing Loans and third to prepay outstanding U.S. Revolving Loans (other than Export-Related Loans) without a permanent reduction of the Aggregate Revolving Loan Commitment.

(e)                                  No Implied Consent.  Provisions contained in this Section 1.8 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents.

1.9                               Fees.

(a)                                 Fee Letter.  The Borrowers shall pay to Administrative Agent, for Administrative Agent’s own account, fees in the amounts and at the times set forth in the Fee Letter and Engagement Letter.

(b)                                 Unused Commitment Fee.  The Borrowers shall pay to Administrative Agent, for the account of each Revolving Lender, a commitment fee at a rate per annum equal to the Applicable Unused Commitment Fee  in effect from time to time on the unused portion of such Lender’s Revolving Loan Commitment (treating the Letter of Credit Obligations as usage).  Such fee shall be payable monthly in arrears on the first day of the calendar month following the date hereof and the first day of each calendar month thereafter.  The Applicable Unused Commitment Fee provided in this subsection 1.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement.  Following receipt of the Applicable Unused Commitment Fee, Administrative Agent shall pay to each Revolving Lender (other than the Swingline Lender with respect to any Swing Loans, and other than any Non-Funding Lender from and after the date such Lender became a Non-Funding Lender and regardless of whether such Non-Funding Lender’s Commitment has been terminated) from, and to the extent of, the Applicable Unused Commitment Fee and interest received by it on the Swing Loans an amount equal to its pro rata share of the Applicable Unused Commitment Fee calculated as if the average daily balance of Swing Loans for the preceding calendar month had been zero.

(c)                                  Letter of Credit Fee.  Each Borrower agrees to pay to Administrative Agent for the ratable benefit of the Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder on behalf of or for the benefit of such Borrower, (i) without duplication of costs and expenses otherwise payable to Administrative Agent or Lenders hereunder or fees otherwise paid by such Borrower, any costs and expenses incurred by Administrative Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar month during which any such Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all such Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Margin with respect to Revolving Loans which are LIBOR Rate Loans; provided, however, that at Required Lenders’ option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(a), 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum.  Such fee shall be paid to Administrative Agent for the benefit of the Revolving Lenders in arrears, on the first day of each calendar month and on the date on which all Letter of Credit Obligations have been discharged.  In addition, the Applicable Borrower shall pay to any L/C Issuer, on demand, its customary fees at then prevailing rates, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C

Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d)                                 Letter of Credit Fronting Fee.  Each Borrower agrees to pay to Administrative Agent for the ratable benefit of the L/C Issuers, for each calendar month during which any Letter of Credit Obligation shall remain outstanding on its behalf or for its benefit, a fee (the “Letter of Credit Fronting Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by 0.125% per annum.  Such fee shall be paid to Administrative Agent for the benefit of the L/C Issuers in arrears, on the first day of each calendar month and on the date on which all Letter of Credit Obligations have been discharged.

1.10                        Payments by the Borrowers.

(a)                                 All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to Administrative Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to Administrative Agent (or such other address as Administrative Agent may from time to time specify in accordance with Section 9.2), including payments utilizing the ACH system, and shall be made in Dollars with respect to U.S. Obligations or Dollars or Canadian Dollars, as applicable, with respect to Canadian Obligations and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 1:00 p.m. (New York time) on the date due.  Any payment which is received by Administrative Agent later than 1:00 p.m. (New York time) may in Administrative Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.  Each Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral.  Each Borrower hereby authorizes Administrative Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan or Canadian Index Rate Loan, as applicable, and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), L/C Reimbursement Obligations, agent fees, Applicable Unused Commitment Fees and Letter of Credit Fees, payable by such Borrower, in each instance, on the date due, or (ii) after five (5) days’ prior notice to the Borrower Representative, other fees, costs or expenses payable by a Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

(b)                                 Subject to the provisions set forth in the definition of “Interest Period” herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)                                  Application of Payments.

(i)                                     So long as no Event of Default has occurred and is continuing, payments shall be applied in accordance with Section 1.8(d).  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its pro rata share.

(ii)                                  As to all payments made when an Event of Default has occurred and is continuing or following the Revolving Termination Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that the Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as the Administrative Agent may deem advisable notwithstanding any previous entry by the Administrative Agent in the Register or any other books and records.

(iii)                               In all circumstances after acceleration or maturity of the Obligations, all payments and proceeds of Export-Related Accounts shall be applied to amounts then due and payable in the following order:

first, to payment of costs and expenses, including Attorney Costs, of Administrative Agent payable or reimbursable by the Credit Parties under the Loan Documents and to all obligations owing to the Agents, Swingline Lender, or L/C Issuer by any Non-Funding Lender under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Export-Related Loans;

fourth, to payment of principal of the Export-Related Loans;

fifth, to payment of all accrued unpaid interest on the Obligations (other than Export-Related Loans) and fees owed to Administrative Agent, Lenders and L/C Issuers;

sixth, to payment of principal of the Obligations (other than Export-Related Loans) including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Noticed Secured Rate Contract and cash collateralization of unmatured Letter of Credit Obligations to the extent not then due and payable);

seventh, to payment of any Obligations arising under or pursuant to any Noticed Bank Products, on a pro rata basis;

eighth, to payment of any other Obligations then arising under any other Bank Products and any Secured Rate Contracts (other than any Noticed Secured Rate Contracts), on a pro rata basis;

ninth, to payment of any other amounts owing constituting Obligations; and

tenth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

(iv)                              In all circumstances after acceleration or maturity of the Obligations, all payments and proceeds of all other Collateral (other than Export-Related Accounts and proceeds thereof) shall be applied to amounts then due and payable in the following order:

first, to payment of costs and expenses, including Attorney Costs, of Administrative Agent payable or reimbursable by the Credit Parties under the Loan Documents and to all obligations owing to the Agents, Swingline Lender, or L/C Issuer by any Non-Funding Lender under the Loan Documents;

second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrowers under this Agreement;

third, to payment of all accrued unpaid interest on the Obligations (other than Export-Related Loans) and fees owed to Administrative Agent, Lenders and L/C Issuers;

fourth, to payment of principal of the Obligations (other than Export-Related Loans) including, without limitation, L/C Reimbursement Obligations then due and payable, any Obligations under any Noticed Secured Rate Contract and cash collateralization of unmatured Letter of Credit Obligations to the extent not then due and payable);

fifth, to payment of any Obligations arising under or pursuant to any Noticed Bank Products, on a pro rata basis;

sixth, to payment of any other Obligations then arising under any other Bank Products and any Secured Rate Contracts (other than any Noticed Secured Rate Contracts), on a pro rata basis;

seventh, to payment of all accrued unpaid interest on the Export-Related Loans;

eighth, to payment of principal of the Export-Related Loans;

ninth, to payment of any other amounts owing constituting Obligations; and

tenth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and seventh above.  Amounts distributed with respect to any Bank Products shall be the actual amount owing under such Bank Product as calculated by the applicable Bank Product Provider and reported in writing to Administrative Agent.  Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Rate Contract or Bank Product, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the applicable Secured Swap Provider or Bank Product Provider.  In the absence of such notice, Administrative Agent may assume the amount to be distributed is the amount of such Secured Rate Contract or Bank Product last reported to it.

(d)                                 Notwithstanding the foregoing provisions of subsection 1.10(c), (i) payments from the U.S. Borrowers and proceeds of any U.S. Collateral shall be applied to pay the U.S. Obligations in the order set forth in subsection 1.10(c); in the case of items first and second, to the extent of the U.S. Borrowers’ pro rata share of such Obligations; in the case of item third, to the extent of interest and fees on the Loans and Letters of Credit advanced to, or for the account of, the U.S. Borrowers; and in the case of item fourth to the principal and cash collateralization of Loans advanced to the U.S. Borrowers and Letters of Credit for the U.S. Borrowers’ account, and thereafter, to the Obligations of the Canadian Borrower in the order set forth above and (ii) payments from the Canadian Borrower and proceeds of any Canadian Collateral shall be applied to pay the Canadian Obligations in the order set forth in subsection 1.10(c); in the case of items first and second, to the extent of the Canadian Borrower’s pro rata share of such Obligations; in the case of item third, to the extent of interest and fees on the Loans and Letters of Credit advanced to, or for the account of, the Canadian Borrower; and in the case of item fourth to the principal and cash collateralization of Loans advanced to the Canadian Borrower and Letters of Credit for the Canadian Borrower’s account; provided, that in no event shall payments from the Canadian Borrower or proceeds of any Canadian Collateral be applied to pay the U.S. Obligations.

1.11                        Payments by the Lenders to Administrative Agent; Settlement.

(a)                                 Administrative Agent may, on behalf of Lenders, disburse funds to the Applicable Borrower for Loans requested.  Each Lender shall reimburse Administrative Agent on demand for all funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, each Lender will remit to Administrative Agent its Commitment Percentage of any Loan before Administrative Agent disburses same to the Applicable Borrower.  If Administrative Agent elects to require that each Lender make funds available to Administrative Agent prior to disbursement by Administrative Agent to the Applicable Borrower, Administrative Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of the Loan requested by the Borrower Representative no later than the Business Day prior to the scheduled Borrowing date applicable thereto, and each such Lender shall pay Administrative Agent such Lender’s Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Administrative Agent’s account, as set forth on Administrative Agent’s signature page hereto, no later than 1:00 p.m. (New York time) on such scheduled Borrowing date.  Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Administrative Agent, any

Lender or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(b)                                 At least once each calendar week or more frequently at Administrative Agent’s election (each, a “Settlement Date”), Administrative Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Administrative Agent shall pay to each Lender such Lender’s Commitment Percentage (as increased in accordance with the reallocation and assumption required by the second sentence of subsection 1.1(b)(vii) until such time as such Lenders have received payment in full of the Aggregate Excess Funding Amount) of principal, interest and fees paid by each Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it.  Such payments shall be made by wire transfer to such Lender not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.  Administrative Agent shall be entitled to set off the funding shortfall against any Non-Funding Lender’s Commitment Percentage of all payments received from the Borrowers, after making payment in full of the Aggregate Excess Funding Amount to the funding Lenders thereof, and hold, in a non-interest bearing account, all remaining portions of any payments received by Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral for any unfunded reimbursement obligations of such Non-Funding Lender until the Obligations are paid in full in cash, all Letter of Credit Obligations have been discharged or cash collateralized and all Commitments have been terminated, and upon such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender.  Any amounts owing by a Non-Funding Lender to Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans or Canadian Index Rate Loans, as applicable.

(c)                                  Availability of Lender’s Commitment Percentage.  Administrative Agent may assume that each Revolving Lender will make its Commitment Percentage of each Revolving Loan available to Administrative Agent on each Borrowing date.  If such Commitment Percentage is not, in fact, paid to Administrative Agent by such Revolving Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Commitment Percentage forthwith upon Administrative Agent’s demand, Administrative Agent shall promptly notify the Borrower Representative and the Applicable Borrower shall immediately repay such amount to Administrative Agent.  Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  Without limiting the provisions of subsection 1.11(b), to the extent that Administrative Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such advance from the date such advance was made until reimbursed by the applicable Revolving Lender.

(d)                                 Return of Payments.

(i)                                     If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from any Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Administrative Agent determines at any time that any amount received by Administrative Agent under this Agreement or any other Loan Document must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind, and Administrative Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(e)                                  Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Loan, Letter of Credit Obligation or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such loan or fund the purchase of any such participation on such date, but neither Administrative Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders directly affected” pursuant to Section 9.1) for any voting or consent rights under or with respect to any Loan Document; provided, that the Commitment of such Non-Funding Lender shall not be increased or extended without the consent of such Non-Funding Lender.  Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(f)                                   Procedures.  Administrative Agent is hereby authorized by each Credit Party and each other Secured Party to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Loans and other matters incidental thereto.  Without limiting the generality of the foregoing, Administrative Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

1.12                        Borrower Representative.  Each Borrower hereby designates and appoints Axiall as its representative and agent on its behalf (the “Borrower Representative”) for the purposes of issuing Notices of Borrowings, Notices of Conversion/Continuation, L/C Requests and Swingline Requests, delivering certificates including Compliance Certificates and Borrowing Base Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or the Borrowers under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers.  Each warranty, covenant, agreement and undertaking made on behalf of a Borrower by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

1.13                        Eligible Accounts.  All of the Accounts (other than Export-Related Accounts and Designated Eligible Foreign Accounts) (i) owned by each Credit Party, (ii) arising from the actual and bona fide sale and delivery of goods by such Credit Party or rendition of services by such Credit Party in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto and (iii) properly reflected as “Eligible Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Administrative Agent shall be “Eligible Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  The Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Accounts from time to time in their Permitted Discretion.  Eligible Accounts shall not include the following Accounts of a Credit Party:

(a)                                 Past Due Accounts.  Accounts that:

(i)                                     with respect to Credit Parties who maintain invoice date agings, are over 90 days from date of invoice; or

(ii)                                  with respect to Credit Parties who maintain due date agings, are over 60 days past due; provided, however, that all such amounts that are over 120 days from date of invoice in such agings shall be considered ineligible.

(b)                                 Cross Aged Accounts.  Accounts that are the obligations of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the criteria set forth in subsection 1.13(a);

(c)                                  Foreign Accounts.  Accounts that are the obligations of an Account Debtor located in a country other than the United States or Canada unless payment thereof is assured by a letter of credit assigned and delivered to Administrative Agent, satisfactory to the Co-Collateral Agents as to form, amount and issuer, or subject to credit insurance payable to Administrative Agent issued by an insurer and on terms and in an amount acceptable to the Co-Collateral Agents;

(d)                                 Government Accounts.  Accounts (in excess of $1,000,000 in the aggregate for all such accounts) that are the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof or the Canadian government (Her Majesty The Queen in Right of Canada) or a political subdivision thereof, or any province or territory, or any municipality or department, agency or instrumentality thereof, unless both Co-Collateral Agents, in their Permitted Discretion, have agreed to the contrary in writing, or the applicable Credit Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada), as applicable, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(e)                                  Contra Accounts.  Accounts to the extent a Borrower or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to such Borrower or any Subsidiary thereof but only to the extent of the potential offset;

(f)                                   Chargebacks/Partial Payments/Disputed.  Any Account if any defense, counterclaim, setoff or dispute is asserted as to such Account, but only to the extent of any such asserted defense, counterclaim, setoff or dispute;

(g)                                  Inter-Company/Affiliate Accounts.  Accounts that arise from a sale to any Affiliate of any Credit Party;

(h)                                 Concentration Risk.  Accounts to the extent that such Account, together with all other Eligible Accounts owing by such Account Debtor and its Affiliates as of any date of determination exceed 20% of all Eligible Accounts; provided, that any such Accounts owing by any Account Debtor and its Affiliates that are Investment Grade shall be permitted up to an amount not to exceed 25% of all Eligible Accounts.

(i)                                     Credit Risk.  Accounts that are owed by Account Debtors that are not deemed credit worthy as determined by the Co-Collateral Agents in their Permitted Discretion, upon the delivery of prior or contemporaneous notice (oral or written) of such determination to the Borrower Representative;

(j)                                    Pre-Billing.  Accounts with respect to which an invoice has been sent to the applicable Account Debtor, but for which goods or services have not been shipped or provided;

(k)                                 Un-Billed. Accounts with respect to which an invoice, reasonably acceptable to Administrative Agent in form and substance, has not been sent to the applicable Account Debtor;

(l)                                     Defaulted Accounts; Bankruptcy.  Accounts where:

(i)                                     the Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

(ii)                                  a petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

(m)                             Employee Accounts.  Accounts that arise from a sale to any director, officer, other employee, or to any entity that has any common officer with any Credit Party;

(n)                                 Progress Billing.  Accounts (i) as to which a Credit Party is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to a Credit Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(o)                                 Bill and Hold.  Accounts that arise with respect to goods that are delivered on a bill-and-hold basis unless the Administrative Agent shall have received an agreement in writing from the Account Debtor, in form and substance satisfactory to the Administrative Agent, confirming the unconditional obligation of the Account Debtor to take the goods related thereto and pay such invoice;

(p)                                 C.O.D.  Accounts that arise with respect to goods that are delivered on a cash-on-delivery basis;

(q)                                 Credit Limit.  Accounts to the extent such Account exceeds any credit limit established by the Co-Collateral Agents, in their Permitted Discretion, following prior notice of such limit by the Co-Collateral Agents to the Borrower Representative;

(r)                                    Non-Acceptable Alternative Currency.  Accounts that are payable in any currency other than Dollars or Canadian Dollars;

(s)                                   Other Liens Against Receivables.  Accounts that (i) are not owned by a Credit Party or (ii) are subject to any right, claim, Lien or other interest of any other Person, other than Liens (x) in favor of Administrative Agent, securing the Obligations or (y) permitted pursuant to subsection 5.1 provided, that such Liens are subordinated to the Liens in favor of Administrative Agent on terms satisfactory to Administrative Agent or are in respect of Prior Claims not yet due and payable in respect of which the Credit Party maintains sufficient cash reserve for payment;

(t)                                    Conditional Sale.  Accounts that arise with respect to goods that are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is conditional;

(u)                                 Judgments, Notes or Chattel Paper.  Accounts that are evidenced by a judgment, Instrument or Chattel Paper;

(v)                                 Not Bona Fide.  Accounts that are not true and correct statements of bona fide obligations incurred in the amount of such Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;

(w)                               Ordinary Course; Sales of Equipment or Bulk Sales.  Accounts that do not arise from the sale of goods or the performance of services by a Credit Party in the Ordinary Course of Business, including, without limitation, sales of Equipment and bulk sales;

(x)                                 Not Perfected.  Accounts as to which Administrative Agent’s Lien thereon, on behalf of itself and the other Secured Parties, is not a first priority perfected Lien (unless the Administrative Agent’s Liens are subject only to Prior Claims not yet due and payable in respect of which the Credit Party maintains sufficient cash reserve for payment);

(y)                                 Volume Rebates.  Accounts with respect to which a Credit Party is expected to offer such Accounts future rebates for purchases, but only to the extent of such future rebates, it being understood that the basis for this ineligible may be based upon a general ledger reserve for same established by a Credit Party;

(z)                                  Accrued Warranties:  Accounts as to which Credit Parties have identified and reserved for future warranty claims, but only to the extent of such future warranty claims, it being understood that the basis for this ineligible may be based upon a general ledger reserve for same established by a Credit Party;

(aa)                          [Reserved]; or

(bb)                          Miscellaneous.  Accounts, without duplication or limitation, (i) whose collectability is doubtful in the commercially reasonable judgment of the Administrative Agent, (ii) as to which any of the representations and warranties in the Loan Documents are untrue, (iii) to the extent that a Borrower or any Subsidiary thereof owes a credit to the applicable Account Debtor, but only to the extent of such credit, and (iv) to the extent constituting reconciliations between source documents and other reported data.

1.14                        Eligible Inventory.  All of the Inventory owned by each Credit Party and properly reflected as “Eligible Inventory”, in the most recent Borrowing Base Certificate delivered by Borrower Representative to Administrative Agent shall be “Eligible Inventory” for purposes of this Agreement, except any Inventory to which any of the exclusionary criteria set forth below or in the component definitions herein applies.  The Co-Collateral Agents shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory from time to time in their Permitted Discretion.  Eligible Inventory shall not include the following Inventory of a Credit Party:

(a)                                 Excess/Obsolete.  Inventory that is, excess, obsolete, unsaleable, shopworn, or seconds;

(b)                                 Damaged.  Inventory that is damaged or unfit for sale;

(c)                                  Locations < $100K.  Inventory is located at any site if the aggregate book value of Inventory at any such location is less than $100,000;

(d)                                 Consignment.  Inventory that is placed on consignment unless such Inventory is subject to Co-Collateral Agents’ customary eligibility criteria for consignment Inventory (Axiall to be notified on a case by case basis) and shall be otherwise eligible;

(e)                                  Off-Site.  Inventory that (i) is not located on premises owned, leased or rented by a Credit Party and set forth in Schedule 3.21 or (ii) is stored at a leased location, unless (x) a reasonably satisfactory landlord waiver has been delivered to Administrative Agent and such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored on such leased premises, or (y) Reserves of three months’ rent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless (x) a reasonably satisfactory, acknowledged bailee letter has been received by Administrative Agent with respect thereto and such Inventory is segregated or otherwise separately identifiable from goods of others, if any, stored at such location and (y) Reserves of three months’ rent have been established with respect thereto, or (iv) is located at an owned or leased location subject to a mortgage (other than a mortgage subject to the Intercreditor Agreement) in favor of a lender other than Administrative Agent, unless (x) a reasonably satisfactory mortgagee waiver has been delivered to Administrative Agent or (y) Reserves of three months’ mortgage interest have been established with respect thereto;

(f)                                   In-Transit.  Inventory that is in transit (other than Inventory that is otherwise Eligible Inventory and is in transit between U.S. and/or Canada locations of the Credit Parties; provided, that the Administrative Agent shall have received a collateral access agreement duly executed and delivered by the freight forwarder handling the shipping and delivery of such Inventory); provided, further, that any such Inventory en route from any such U.S. location shall be included in the U.S. Borrowing Base and any such Inventory en route from any such Canadian location shall be included in the Canadian Borrowing Base;

(g)                                  Customized.  Inventory subject to any licensing, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies);

(h)                                 Packing/Shipping Materials.  Inventory that consists of packing or shipping materials, or manufacturing supplies other than Permitted Packing and Shipping Inventory;

(i)                                     Tooling.  Inventory that consists of tooling or replacement parts;

(j)                                    Display.  Inventory that consists of display items;

(k)                                 Returns.  Inventory that consists of goods which have been returned by the buyer;

(l)                                     Freight.  Inventory identified as deferred “freight-in” costs by the Borrower on its general ledger and reflected on the most recent Borrowing Base Certificate;

(m)                             Hazardous Materials.  Inventory that consists of goods that can be transported or sold only with licenses that are not readily available; provided, that in no event shall any of the Inventory produced or stored by the Credit Parties in the Ordinary Course of Business as of the Effective Date be excluded from Eligible Inventory solely as a result of application of this clause (m), including, without limitation, chlorine, caustic, vinyl chloride monomer, vinyl resins, vinyl compounds, acetone, benzene, phenol natural gas, ethylene, hydrogen, muriatic acid, ethyl chloride, ethylene dichloride, perchloethylene, trichloroethylene, calcium hypochlorite or phosgene derivatives;

(n)                                 Un-insured.  Inventory that is not covered by casualty insurance satisfying the requirements of Section 4.6;

(o)                                 Not Owned/Other Liens.  Inventory that is not owned by a Credit Party or is subject to Liens other than Permitted Liens described in subsections 5.1(b), (c), (d), (f) and (o) (provided, that such Liens permitted pursuant to subsection 5.1(o) are subordinated to the

Liens in favor of Administrative Agent and are subject to the terms of the Intercreditor Agreement) or rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a Credit Party’s performance with respect to that Inventory);

(p)                                 Unperfected.  Inventory that is not subject to a first priority Lien in favor of Administrative Agent on behalf of itself and the Secured Parties (unless the Administrative Agent’s Liens are subject only to (i) Prior Claims not yet due and payable in respect of which the Credit Party maintains sufficient cash reserve for payment or (ii) Liens described in subsection 5.1(d) (subject to Reserves));

(q)                                 Negotiable Bill of Sale.  Inventory that is covered by a negotiable document of title, unless such document has been delivered to Administrative Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of Administrative Agent, on behalf of itself and the Secured Parties; or

(r)                                    Not Ordinary Course.  Inventory (other than raw materials) that is not of a type held for sale in the Ordinary Course of Business of a Credit Party;

(s)                                   Slow-Moving.  Inventory with no activity, production or sales over a six month period, as determined and reassessed from time to time by the Credit Parties and deemed to be reasonably satisfactory to the Co-Collateral Agents;

(t)                                    Natural Gas, Oxygen and Nitrogen.  Inventory that is classified as natural gas (unless otherwise deemed eligible by the Co-Collateral Agents in their Permitted Discretion following additional due diligence) oxygen or nitrogen by the Credit Parties;

(u)                                 JV Inventory.  Inventory that relates to joint ventures of Axiall or any other Credit Party;

(v)                                 Heel Inventory.  Inventory that is classified as heel Inventory to the extent not deemed to have any liquidation value in the most recent Inventory Appraisal;

(w)                               Shrink Reserve.  Inventory that is identified as such by the Credit Parties consistent with historical practices.

(x)                                 Miscellaneous.  Inventory, without duplication or limitation, which in the commercial judgment of the Co-Collateral Agents is of questionable value or for which a reserve should be implemented including items constituting reconciliations between source documents and other reported data; or

(y)                                 WIP. Work-In-Process inventory, including without duplication raw materials in process.

1.15                        Increases and Reductions of Commitments.

(a)                                 Axiall may at any time and from time to time, by written notice to Administrative Agent (which shall promptly deliver a copy thereof to each Lender) executed by Axiall and one or more financial institutions (the “Increasing Lenders”), which may include any Lender, cause new Commitments to be extended by the Increasing Lenders (or cause the

Commitments of the Increasing Lenders that are already Lenders to be increased, as the case may be) in an amount for each Increasing Lender (which shall not be less than $5,000,000) set forth in such notice; provided, that (i) the new Commitments and increases in existing Commitments pursuant to this paragraph shall not be greater than $200,000,000 in the aggregate during the term of this Agreement and shall not be less than $15,000,000 (or any portion of such $200,000,000 aggregate amount remaining unused) for any such increase and (ii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to Administrative Agent a duly executed accession agreement in a form satisfactory to Administrative Agent and Axiall (an “Accession Agreement”).  Any Incremental Facility (as defined below) shall have the same terms (including, without limitation, applicable interest rates and fees pursuant to Section 1.9), and be subject to the same Loan Documents, as the Commitments existing immediately prior to the effectiveness of such Incremental Facility.  Each existing Lender shall, by notice to Axiall and Administrative Agent given not later than 10 days after the date of Administrative Agent’s notice delivered pursuant to the first sentence of this subsection, either agree to provide a portion of any Incremental Facility (as defined below), or decline to do so (and any existing Lender that does not deliver such notice within such period of 10 days shall be deemed to have declined to do so).  In the event that, on the 10th day after Administrative Agent shall have delivered the notice pursuant to the first sentence of this paragraph, the existing Lenders shall have agreed to provide an Incremental Facility in an aggregate amount greater than the amount requested by Axiall, allocations of the Commitments of the existing Lenders with respect to such Incremental Facility shall be allocated proportionately among such existing Lenders in accordance with the amounts of such Incremental Facility that such existing Lenders agreed to provide.  In the event that, on the 10th day after Administrative Agent shall have delivered the notice pursuant to the first sentence of this paragraph, the existing Lenders shall have agreed to provide an Incremental Facility in an aggregate amount less than the amount requested by Axiall, the remaining portion of such Incremental Facility may be provided by any other bank or other financial institution; provided, that Administrative Agent and each L/C Issuer that is a Lender consents to such Person becoming a Lender hereunder (which acceptance shall not be unreasonably withheld or delayed) if such consent would be required under subsection 9.9(b) for an assignment of Loans to such Person.  Any new Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this Section 1.15 (but not prior to, for any Increasing Lender that is not already a Lender, execution and delivery by such Increasing Lender of an Accession Agreement).  Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges and subject to all obligations of a Lender hereunder.  Upon the effectiveness of any new Commitments or increases in existing Commitments, Schedule 1.1(a) shall be deemed to have been amended to reflect the Commitments of the Increasing Lenders.  Notwithstanding the foregoing, no extension of or increase in Commitments pursuant to this paragraph shall become effective unless (A) on a pro forma basis for the initial Borrowing under any such Incremental Facility and the application of the proceeds therefrom, (i) no Default or Event of Default has occurred and is continuing and (ii) Excess Availability shall be equal to or greater than the Threshold Amount, (B) Administrative Agent shall have received those documents reasonably satisfactory to it, and (C) on the effective date of such increase, the conditions set forth in Sections 2.2, shall be satisfied (with all references in such Sections to the making of a Loan or the incurrence of a Letter of Credit Obligation being deemed to be references to such extension of or increase in Commitments).  On the effective date (the “Increase Effective Date”) of any extension of or increase in Commitments pursuant to this Section 1.15 (an “Incremental Facility”), (1) the aggregate principal amount of the Borrowings outstanding (the “Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (2) each Increasing Lender that shall have had a Commitment prior to the Commitment Increase shall pay to Administrative Agent in same day funds an amount in Dollars or Canadian Dollars, as applicable, equal to the difference between (I) the product of (x) such Lender’s Commitment Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing (as hereinafter defined) and (II) the product of (x) such Lender’s Commitment Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing, (3) each Increasing Lender that shall not have had a Commitment prior to the Commitment Increase shall pay to Administrative Agent in same day funds an amount in Dollars or Canadian Dollars, as applicable, equal to the product of (I) such Increasing Lender’s Commitment Percentage (calculated after giving effect to the Commitment Increase) multiplied by (II) the amount of each Subsequent Borrowing, (4) after it receives the funds specified in clauses (2) and (3) above, Administrative Agent shall pay to each Lender the portion of such funds that is equal to the difference between (I) the product of (x) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (y) the amount of each Initial Borrowing and (II) the product of (x) such Lender’s Commitment Percentage (calculated after giving effect to the Commitment Increase) multiplied by (y) the amount of each Subsequent Borrowing, (5) after the effectiveness of the Commitment Increase, the Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in amounts equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods of the Initial Borrowings, (6) each Lender shall be deemed to hold its Commitment Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (7) the Borrowers shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings.  The deemed payments made pursuant to clause (1) above shall be subject to compensation by the Borrowers pursuant to Section 10.4 if the Increase Effective Date occurs other than on the last day of the Interest Period of any Initial Borrowing relating thereto.  Notwithstanding anything herein to the contrary, the proceeds of any Incremental Facility shall be applied in accordance with Section 4.10.

(b)           Optional Termination or Reduction.

(i)            The Borrowers may, upon notice to Administrative Agent, terminate or from time to time permanently reduce the Aggregate Revolving Loan Commitment; provided, that (A) any such notice must be received by Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (B) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (C) simultaneously with any such reduction of the Aggregate Revolving Loan Commitment, the Canadian Revolving Loan Sublimit shall be automatically reduced proportionately and (D) the Borrowers shall not terminate or reduce the Commitments if, after giving effect thereto and any concurrent payment of any L/C Reimbursement Obligation and repayments of any Loans, (x) the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Loans would exceed the Maximum Revolving Loan Balance (y) the aggregate principal amount of all outstanding U.S. Revolving Loans would exceed the Maximum U.S. Revolving Loan Balance and (z) the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Balance.

(ii)           Administrative Agent will promptly notify the Lenders of any reduction of the Aggregate Revolving Loan Commitment under clause (i) above.  Upon any such reduction, the Commitment of each Lender shall be reduced by such Lender’s Commitment Percentage of such reduction amount.  All fees accrued on the amount of the Commitments so terminated or reduced to, but excluding, the date of any such termination or reduction shall be payable on the effective date of such termination or reduction.

1.16        Eligible Export-Related Accounts.  All of the Export-Related Accounts of the U.S. Credit Parties reflected in the most recent Borrowing Base Certificate delivered by the Borrower Representative to the Administrative Agent shall be “Eligible Export-Related Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth in Exhibit 1.16 apply.  The Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Eligible Export-Related Accounts from time to time in their Permitted Discretion.  Eligible Export-Related Accounts shall not include any Export-Related Account of the U.S. Credit Parties that does not satisfy the criteria set forth (x) in the definition of “Eligible Export-Related Account Receivable” contained in the Ex-Im Bank Borrower Agreement and (y) in Exhibit 1.16.  For the avoidance of doubt, no Account that is an obligation of an Account Debtor located in Canada shall be an “Eligible Export-Related Account” under this Agreement.

ARTICLE II.
CONDITIONS PRECEDENT

2.1          Effectiveness of this Agreement.  The amendment and restatement of the Prior Credit Agreement pursuant hereto and the obligations of the Lender to make (or be deemed to have made) its Loans and of each L/C Issuer to Issue, or cause to be Issued, Letters of Credit hereunder, in each case, is subject to satisfaction of the following conditions in a manner satisfactory to the Administrative Agent:

(a)           Loan Documents.  The Co-Collateral Agents shall have received on or before the Effective Date (but subject to clause (h) below) all of the agreements, documents, instruments and other items set forth on the closing checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to the Administrative Agent;

(b)           [Reserved];

(c)           Approvals.  Administrative Agent shall have received satisfactory evidence of all necessary consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Transactions;

(d)           Payment of Fees and Expenses.  The Borrowers shall have paid the fees required to be paid on the Effective Date (i) in the respective amounts specified in Section 1.9 (including the fees specified in the Fee Letter and the Engagement Letter) and other compensation payable to any Agent or Arranger, and shall have reimbursed the Co-Collateral Agents for all reasonable and invoiced fees, costs and expenses of closing, if any, presented as of the Effective Date and (ii) to the Administrative Agent (for the benefit of the Prior ABL Credit Agreement Lenders) in the amounts contemplated by Section 2.4(a);

(e)           Financial Statements.  The Administrative Agent shall have received the financial statements and other financial information referred to in Section 3.11;

(f)            Material Adverse Effect.  As of the Effective Date, there will have been (i) no Material Adverse Effect since December 31, 2013 (it being acknowledged by the Lenders and Administrative Agent that the financial results of the Credit Parties reflected in Axiall’s publicly reported financial statements for the three Fiscal Quarter period ending September 30, 2014 (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward looking statements” disclaimer, any footnotes included therein or any other statements that are similarly non-specific or predictive or forward looking in nature, but in each case, other than any specific factual information contained therein), do not reflect any Material Adverse Effect in the financial condition of the Credit Parties taken as a whole since December 31, 2013) and (ii) no litigation commenced against any of the Credit Parties which would reasonably be expected to have a material adverse impact on the Credit Parties taken as a whole, their business, or their ability to repay the Loans, or which would challenge the financing described herein; and

(g)           Flood Insurance.  Subject to Section 4.17, the Co-Collateral Agents shall have received, with respect to each of the Mortgaged Properties, no later than three Business Days prior to the Effective Date, in order to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System), the following documents: (i) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (ii) if the improvement(s) to the improved Mortgaged Property is located in a special flood hazard area, a notification to Axiall (“Borrower Notice”) and (if applicable) notification to Axiall that flood insurance coverage under the National Flood Insurance Program is not available because the community does not participate in the National Flood Insurance Program, (iii) documentation evidencing Axiall’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice), and (iv) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, Axiall’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Co-Collateral Agents (any of the foregoing being “Evidence of Flood Insurance”).

For purposes of determining compliance with the conditions specified in this Section 2.1, each Lender or Co-Collateral Agent that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or a Co-Collateral Agent unless the Administrative Agent shall have received written notice from such Lender or Co-Collateral Agent prior to the proposed Effective Date specifying its objection thereto.

2.2          Conditions to All Borrowings.  Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)           any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such earlier date);

(b)           any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation);

(c)           subject to clause 1.1(a)(ii), after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), (A) (i) the U.S. Dollar Equivalent of the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance, (ii) the aggregate outstanding amount of the U.S. Revolving Loans would exceed the Maximum U.S. Revolving Loan Balance or (iii) the U.S. Dollar Equivalent of the aggregate outstanding amount of the Canadian Revolving Loans would exceed the Maximum Canadian Revolving Loan Balance and (B) the aggregate outstanding principal amount of Export-Related Loans would exceed Export-Related Borrowing Availability;

The request by Borrower Representative and acceptance by the Applicable Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by the Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Administrative Agent’s Liens, on behalf of itself and the Secured Parties, pursuant to the Collateral Documents.

2.3          Further Conditions to Each Export-Related Loan.  Except as otherwise expressly provided herein, the Export-Related Loan Lender shall not be obligated to fund any Export-Related Loan, if, as of the date thereof:

(a)           the Administrative Agent shall not have received Ex-Im Bank’s approval of the Export-Related Loans contemplated under this Agreement and the execution and delivery of the Ex-Im Bank Documents by the parties thereto in connection therewith;

(b)           the Administrative Agent has not received satisfactory evidence that the U.S. Borrowers have obtained all necessary consents and approvals from Ex-Im Bank;

(c)           the Administrative Agent has not received duly executed copies of all Ex-Im Bank Documents, each in form and substance reasonably satisfactory to the Administrative Agent and Export-Related Loan Lender and signed by each party thereto;

(d)           the U.S. Borrowers have not duly executed any necessary application forms required by Ex-Im Bank; or

(e)           any Ex-Im Bank Document is not in full force and effect.

The request and acceptance by the U.S. Borrowers of the proceeds of any Export-Related Loan shall constitute, as of the date thereof, (i) a representation and warranty by the U.S. Borrowers that the conditions in Section 2.2 and Section 2.3 have been satisfied and (ii) a reaffirmation by the U.S. Borrowers of the granting and continuance of the Administrative Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

2.4          Transitional Procedures.  On the Effective Date:

(a)           Axiall and the Canadian Borrower, as applicable, shall pay to the Administrative Agent for the account of the Prior ABL Credit Agreement Lenders, an amount equal to all accrued interest and fees payable for the account of the Prior ABL Credit Agreement Lenders under the Prior Credit Agreement on such date.

(b)           Upon and subject to receipt of such funds by the Administrative Agent from Axiall and the Canadian Borrower, (i) the Prior ABL Credit Agreement Commitments and the Additional ABL Commitments shall be deemed assigned by the Prior ABL Lenders or allocated, as applicable, to the Revolving Lenders having the Revolving Loan Commitments in such proportions as may be necessary such that after giving effect thereto, the Revolving Loan Commitments of the Revolving Lenders shall be as set forth in Schedule 1.1(a), (ii) the Prior ABL Credit Agreement Loans, Prior ABL Credit Agreement Letter of Credit Exposure and the Prior ABL Credit Agreement Swingline Exposure (if any) shall be deemed assigned by the Prior ABL Credit Agreement Lenders in such proportions as may be necessary such that after giving effect thereto (and the allocations of the Additional ABL Commitments), the Revolving Loans, Letter of Credit Obligations and amounts of participations in Swing Loans are held ratably in proportion to the Revolving Loan Commitments of the Revolving Lenders as set forth on Schedule 1.1(a), (iii) each Lender receiving an assignment pursuant to clauses (i) and (ii) above shall pay to the Administrative Agent, for the respective accounts of the assigning Prior ABL Credit Agreement Lenders, as applicable, an amount equal to the aggregate principal amount of Prior ABL Credit Agreement Loans (and funded participations, if any, in Letters of Credit and Swing Loans) so assigned to it, and the Administrative Agent shall remit the funds so received ratably to such assigning Prior ABL Credit Agreement Lenders, (iv) the unfunded participations in all outstanding Letters of Credit and Swing Loans shall be redetermined in accordance with the Revolving Loan Commitments as if such Letters of Credit had been issued and such Swing Loans had been made on the Effective Date under this Agreement, (v) the assignments shall be effective notwithstanding any failure to comply with any related procedures set forth in the Prior ABL Credit Agreement or this Agreement, (vi) each Prior ABL Credit Agreement Lender which has no Revolving Loan Commitment shall cease to be a Lender for purposes of the Agreement; provided, that any rights of such replaced Prior ABL Credit Lender to indemnification under the terms of the Prior ABL Credit Agreement that by the express terms of the Prior ABL Credit Agreement survive shall continue to inure to its benefit and (vii) the Revolving Lenders shall be the only Lenders under this Agreement, holding all outstanding Loans, all Letter of Credit Obligations, Revolving Loan Commitments and participations in Swing Loans.

(c)           The Credit Parties, Lenders and the Agents agree that upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 2, the terms and conditions of the Prior ABL Credit Agreement shall be and hereby are amended and restated in their entirety by the terms and provisions of this Agreement.  The Prior ABL Credit Agreement and the Prior ABL Credit Agreement Obligations shall hereafter be evidenced by this Agreement, and this Agreement is not intended to and shall not constitute a novation of the Prior ABL Credit Agreement.  This Agreement is and for all purposes shall be deemed to be an amendment and restatement of the provisions of the Prior ABL Credit Agreement.  While this Agreement will supersede the Prior ABL Credit Agreement insofar as it constitutes the entire agreement as of the date hereof between the parties concerning the subject matter of this Agreement, this Agreement merely amends and restates the Prior ABL Credit Agreement and does not constitute or result in a novation or rescission of the Prior ABL Credit Agreement, the existing Security or any other Loan Document.  This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represents and warrants to Administrative Agent and each Lender that the following are, and after giving effect to the Transactions will be, true, correct and complete:

3.1          Corporate Existence and Power.  Each Credit Party and each of their respective Restricted Subsidiaries (other than Immaterial Subsidiaries):

(a)           is a corporation, limited liability company, trust or limited partnership, as applicable, duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)           has the power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, carry on its business and (ii) execute, deliver, and perform its obligations under, the Loan Documents and the Other Financing Documents to which it is a party;

(c)           is duly qualified as a foreign corporation, limited liability company, trust or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

(d)           is in compliance with all Requirements of Law;

except, in each case referred to in clause (b)(i), clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2          Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Credit Parties of this Agreement, and by each Credit Party and each of their respective Restricted Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

(i)            contravene the terms of any of that Person’s Organization Documents;

(ii)           conflict with or result in any material breach or contravention of, or result in the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iii)          violate any Requirement of Law in any material respect.

3.3          Governmental Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Restricted Subsidiary of any Credit Party of this Agreement, or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to Administrative Agent under the Collateral Documents, (b) those obtained or made on or prior to the Effective Date, (c) in connection with any enforcement against any Credit Party, any permits or licenses of the Credit Parties that are not assignable or transferrable under any federal or state laws or regulations, or under the terms of any orders or decrees applicable to any Grantor, including without limitation, Title V permits, RCRA treatment, storage and disposal permits, and NPESE discharge permits, (d) the approval of Ex-Im Bank and (e) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.4          Binding Effect.  This Agreement and each other Loan Document to which any Credit Party or any Restricted Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

3.5          Litigation.  Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of each Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Restricted Subsidiary of any Credit Party or any of their respective Properties which:

(a)           purport to affect or pertain to this Agreement, any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)           would reasonably be expected to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein not be consummated as herein provided.

3.6          No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of Administrative Agent’s Liens on the Collateral or the consummation of the Transactions.  No Credit Party and no Restricted Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

3.7          ERISA Compliance.  Schedule 3.7 sets forth, as of the Effective Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans.  Each material Benefit Plan, and each trust thereunder (if any), intended to qualify for tax exempt status under Section 401 or 501(a) of the Code or other Requirements of Law has received a favorable determination letter from the IRS or an application for such letter is currently being processed by the IRS with respect thereto, and to the knowledge of the Credit Parties, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification that results in a Material Adverse Effect.  Except for those that would not reasonably be expected to result in a Material Adverse Effect, (x) each material Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any material Benefit Plan to which any Credit Party incurs or otherwise has or could have any material Liability and (z) no ERISA Event is reasonably expected to occur.  On the Effective Date, no ERISA Event, except those that would not reasonably be expected to result in a Material Adverse Effect, has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding.

3.8          Use of Proceeds; Margin Regulations.  No Credit Party and no Restricted Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

3.9          Ownership of Property; Liens.  Subject to Permitted Liens, each of the Credit Parties and each of their respective Restricted Subsidiaries has (i) good record and marketable title, in fee simple in the case of Real Estate located outside of the Province of Quebec, to, or valid leasehold interests in, all Real Estate (or, in the case of Real Estate located in Quebec, a valid lease) and (ii) good and valid title to all owned personal/movable property and valid leasehold interests (or, in the case of movable property located in Quebec, a valid contract of lease or contract of leasing) in all leased personal/movable property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except, in each case, to the extent that failure to have such title would not reasonably be expected to materially impair the value of such Real Estate.  As of the Effective Date, none of the Real Estate of any Credit Party or any Restricted Subsidiary of any Credit Party is subject to any Liens other than Permitted Liens.  Except as set forth on Schedule 3.9, as of the Effective Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10        Taxes.  All United States federal, Canadian federal and material state, foreign, provincial and local income and other material tax returns, information returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been timely filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  Except as set forth on Schedule 3.10, as of the Effective Date, no material Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any claim for material Taxes has been given or made by any Governmental Authority.  Adequate provision has been made for the payment of all accrued and unpaid federal, state, provincial, local, foreign and other material taxes whether or not due and payable and whether or not disputed.

3.11        Financial Condition.

(a)           Each of (i) the audited consolidated balance sheet of Axiall and its Subsidiaries as of December 31, 2012 and 2013 and the related audited consolidated statements of income or operations, shareholders’ equity and cash flows for the Fiscal Year ended on December 31, 2011, 2012 and 2013 and (ii) the unaudited interim consolidated balance sheet of Axiall and its Subsidiaries as of September 30, 2014 and the related unaudited consolidated statements of income and cash flows for the nine months then ended, in each case, as attached hereto as Schedule 3.11(a):

(x)           were prepared (or, in the case of the financial statements described in clauses (a)(i)(B) and (a)(ii)(B) above, to the knowledge of the Credit Parties, were prepared) in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)           present fairly in all material respects (or, in the case of the financial statements described in clauses (a)(i)(B) and (a)(ii)(B) above, to the knowledge of the Credit Parties, present fairly in all material respects) the consolidated financial condition of Axiall and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

(b)           The pro forma unaudited consolidated balance sheet of Axiall and its Subsidiaries delivered on the Effective Date and attached hereto as Schedule 3.11(b) was prepared giving pro forma effect to the Transactions, was based on the unaudited consolidated balance sheets of Axiall and its Subsidiaries dated September 30, 2014 and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)           Since December 31, 2013, there has been no Material Adverse Effect.

(d)           The Credit Parties and their Restricted Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

(e)           All financial performance projections delivered to Administrative Agent, including the financial performance projections delivered on the Effective Date and attached hereto as Schedule 3.11(e), represent the Borrowers’ good faith estimate of future financial performance and are based on assumptions believed by the Borrowers to be fair and reasonable in light of market conditions when made, it being acknowledged and agreed by Administrative Agent and Lenders that projections as to future events are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, that no assurance can be given that any particular projection will be realized, and that the actual results during the period or periods covered by such projections may differ from the projected results and such differences may be material.

3.12        Environmental Matters.  Except as set forth in Schedule 3.12, and except where any of the following would not reasonably be expected to result in a Material Adverse Effect, (a) the operations of each Credit Party and each Restricted Subsidiary of each Credit Party are and have been for the past five (5) years in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, (b) no Credit Party and no Restricted Subsidiary of any Credit Party is party to, and no Credit Party and no Restricted Subsidiary of any Credit Party and no Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any Contractual Obligation or any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Laws, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any property of any Credit Party or any Restricted Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property, (d) no Credit Party and no Restricted Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (e) all Real Estate currently (or to the knowledge of any Credit Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Credit Party and each Restricted Subsidiary of each Credit Party is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result in a Material Adverse Effect, and (f) no Credit Party and no Restricted Subsidiary of any Credit Party (i) is or has been engaged in, or has permitted any current or former tenant to engage in, operations or (ii) knows of any facts, circumstances or conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws.  None of the disclosures set forth on Schedule 3.12, individually or in the aggregate, constitute a Material Adverse Effect.

3.13        Regulated Entities.  None of any Credit Party, any Person controlling any Credit Party, or any Restricted Subsidiary of any Credit Party, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to or, if subject to, not exempt from, regulation under the Federal Power Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14        Solvency.  On the Effective Date after giving effect to the Transactions, the Borrowers and their Restricted Subsidiaries, on a consolidated basis, are Solvent.

3.15        Labor Relations.  There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Restricted Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth in Schedule 3.15, as of the Effective Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Restricted Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Restricted Subsidiary of any Credit Party.

3.16        Intellectual Property.  Schedule 3.16 sets forth a true and complete list as of the Effective Date of the following Intellectual Property each Credit Party owns, licenses or otherwise has the right to use: (i) Intellectual Property that is registered or subject to applications for registration, (ii) Internet Domain Names and (iii) material Intellectual Property and material Software, separately identifying that owned and licensed to such Credit Party and including for each of the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed, (4) as applicable, the registration or application number and registration or application date and (5) any IP Licenses or other rights (including franchises) granted by such Credit Party with respect thereto.  Each Credit Party and each Restricted Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Restricted Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Restricted Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.17        Brokers’ Fees; Transaction Fees.  Except as set forth on Schedule 3.17 and except for fees payable to Administrative Agent and Lenders, none of the Credit Parties or any of their respective Restricted Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with this Agreement.

3.18        Insurance.  Schedule 3.18 lists all liability, property and business interruption insurance policies and all other material insurance policies maintained, as of the Effective Date, for current occurrences by each Credit Party, including issuers, coverages and deductibles.  Each of the Credit Parties and each of their respective Restricted Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates.

3.19        Ventures, Subsidiaries and Affiliates; Outstanding Stock.  All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Restricted Subsidiaries held by any Credit Party or any Restricted Subsidiary are duly authorized and validly issued and free and clear of all Liens other than those in favor of the Administrative Agent, for the benefit of the Secured Parties and Liens permitted pursuant to subsection 5.1(o).  All such securities were issued in compliance with all applicable state, provincial and federal laws concerning the issuance of securities.  As of the Effective Date, all of the issued and outstanding Stock of each Credit Party (other than Axiall) and each Restricted Subsidiary of each Credit Party is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Set forth in Schedule 3.19 is a true and complete organizational chart of the Borrowers and all of their respective Subsidiaries, which the Credit Parties shall update upon Administrative Agent’s reasonable request following the completion of any Permitted Acquisition.

3.20        Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Credit Party’s jurisdiction of organization, legal name (including without limitation any French name) and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business, in each case as of the Effective Date, and such Schedule 3.20 also lists all jurisdictions of organization and legal names of such Credit Party for the five years preceding the Effective Date.

3.21        Locations of Inventory, Equipment and Books and Records.  Each Credit Party’s inventory and equipment (other than inventory or equipment in transit) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21 (which Schedule 3.21 shall be promptly updated by the Credit Parties upon notice to Administrative Agent as permanent Collateral locations change).  Each Credit Party that keeps records in the Province of Quebec relating to Collateral keeps a duplicate copy thereof at a location outside of the Province of Quebec, as designated on Schedule 3.21.

3.22        Deposit Accounts and Other Accounts.  Schedule 3.22 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Effective Date, and such Schedule 3.22 correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.23        Government Contracts.  Except as set forth in Schedule 3.23, as of the Effective Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727), the Financial Administration Act (Canada) or any similar state, provincial or local law.

3.24        [Reserved].

3.25        Bonding; Licenses.  Except as set forth in Schedule 3.25, as of the Effective Date, no Credit Party is a party to or bound by any surety bond agreement, indemnification agreement therefor or bonding requirement with respect to products or services sold by it.

3.26        Ex-Im Bank Documents.  As of the date of any Borrowing of Export-Related Loans, Borrowers have delivered to the Administrative Agent a complete and correct copy of the Ex-Im Bank Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

3.27        Full Disclosure.  None of the representations or warranties made by any Credit Party or any of their Restricted Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Restricted Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to Administrative Agent or the Lenders prior to the Effective Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.

3.28        Foreign Assets Control Regulations and Anti-Money Laundering.  Each Credit Party and each Subsidiary of a Credit Party is and will remain in compliance with all applicable Anti-Corruption Laws and applicable Sanctions.  No Credit Party or Subsidiary of a Credit Party (a) is a Sanctioned Person, (b) has any of its assets located in Sanctioned Countries in violation of any applicable Anti-Corruption Laws or applicable Sanctions or (c) derives any revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries in violation of any applicable Anti-Corruption Laws or applicable Sanctions.  No Borrower has used, and no Borrower will use, directly or indirectly, the proceeds of any extension of credit hereunder to fund any operation in, finance any investments or activities in, or make payments to, a Sanctioned Person or Sanctioned Country in violation of any applicable Anti-Corruption Laws or applicable Sanctions.  The Borrowers have implemented and maintain in effect policies or procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers and employees with applicable Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and to the knowledge of the Borrowers, their directors, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects.

3.29        Patriot Act.  The Credit Parties and each of their Subsidiaries are in compliance in all material respects with (a) the Trading” with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (b) the Patriot Act, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and (c) other federal, provincial or state laws relating to “know your customer” and anti-money laundering rules and regulations.  No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or Anti-Corruption Laws.

3.30        Canadian Plans.  As of the Effective Date, Schedule 3.30 lists all Canadian Pension Plans and all material Canadian Benefit Plans currently maintained or contributed to by Borrower.  The Canadian Pension Plans are duly registered under the Income Tax Act and all other applicable laws which require registration.  Each Credit Party, as applicable, has complied with and performed all of its obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all applicable laws.  All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all applicable laws.  To the knowledge of the Canadian Borrower (after reasonable inquiry), there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 3.30, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans.  Except as set forth on Schedule 3.30, each of the Canadian Pension Plans is fully funded on a solvency basis (as set out in the most recent actuarial valuation filed with the applicable Governmental Authority or, if none has been filed within the preceding 15 months, the most recent actuarial valuation prepared in an manner consistent with generally accepted actuarial principles).  To the knowledge of the Canadian Borrower (after reasonable inquiry), no event has occurred respecting any Canadian Pension Plan which would entitle any Person or Governmental Authority (without the consent of the Corporation) to wind-up or terminate that Canadian Pension Plan, in whole or in part. Except as disclosed on Schedule 3.30, no Canadian Pension Plan has been partially wound-up or terminated in the past.

ARTICLE IV.
AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1          Financial Statements.  Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided, that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments).  The Borrowers shall deliver to Administrative Agent and each Lender by Electronic Transmission and in detail reasonably satisfactory to Administrative Agent and the Required Lenders:

(a)           as soon as available, but not later than ninety (90) days after the end of each Fiscal Year, a copy of the audited consolidated and segmented balance sheets of Axiall and its consolidated Subsidiaries as at the end of the previous Fiscal Year and the related consolidated and segmented statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the report of any “Big Four” or other nationally recognized independent public accounting firm reasonably acceptable to Administrative Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status or exception as to scope of audit;

(b)           as soon as available, but not later than forty-five (45) days after the end of each Fiscal Quarter a copy of the unaudited consolidated and segmented balance sheets of Axiall and its consolidated Subsidiaries, and the related consolidated and segmented statements of income, shareholders’ equity and cash flows as of the end of such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct in all material respects and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Axiall and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures;

(c)           as soon as available, but not later than thirty (30) days after the end of the first two fiscal months of each Fiscal Quarter, a copy of the unaudited consolidated balance sheets of Axiall and its consolidated Subsidiaries, and the related consolidated statements of income, shareholders’ equity and cash flows as of the end of such fiscal month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct in all material respects and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Axiall and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures; and

(d)           if applicable, simultaneously with the delivery of each set of financial statements referred to in Sections 4.1(a), (b) and (c) above, the related consolidating financial statements (which may be in footnote form) reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

All requirements to deliver segmented balance sheets referred to in this Section 4.1 shall be satisfied by the delivery of such balance sheets as currently reported in public disclosure documents.

4.2          Appraisals; Certificates; Other Information.  The Borrowers shall furnish to Administrative Agent and each Lender by Electronic Transmission:

(a)           together with each delivery of financial statements pursuant to subsections 4.1(a) and 4.1(b), (i) a management discussion and analysis report, in reasonable detail, signed by the chief financial officer of Axiall, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the fiscal month or Fiscal Quarter, as applicable, and the portion of the Fiscal Year then ended (or for the Fiscal Year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to subsection 4.2(k) and discussing the reasons for any significant variations;

(b)           concurrently with the delivery of the financial statements referred to in subsections 4.1(a), 4.1(b) and 4.1(c) above, a fully and properly completed Compliance Certificate certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative;

(c)           promptly after the same are sent, copies of all financial statements and reports which Axiall sends to its shareholders generally, and promptly after the same are filed, copies of all material reports and registration statements which Axiall or any of its Restricted Subsidiaries makes to, or files with, the Securities and Exchange Commission or any successor;

(d)           as soon as available and in any event within ten (10) Business Days after the end of each calendar month, and at such other times as Administrative Agent may reasonably require if a Cash Dominion Period has occurred and is continuing, a Borrowing Base Certificate, certified on behalf of each Borrower by a Responsible Officer of the Borrower Representative, setting forth the U.S. Borrowing Base and the Canadian Borrowing Base as at the end of the most-recently ended fiscal month or as at such other date as the Co-Collateral Agents may reasonably require;

(e)           concurrently with the delivery of each Borrowing Base Certificate, a summary of Inventory by location and type (including a breakout of Inventory that is not Eligible

Inventory) with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by the Co-Collateral Agents in their reasonable discretion;

(f)            concurrently with the delivery of each Borrowing Base Certificate, a monthly trial balance showing Accounts outstanding aged from invoice date as follows:  1 to 30 days, 31 to 60 days, 61 to 90 days and 91 days or more (including a breakout of Accounts that are not Eligible Accounts, Designated Eligible Foreign Accounts or Eligible Export-Related Accounts), accompanied by such supporting detail and documentation as shall be requested by the Co-Collateral Agents in their reasonable discretion;

(g)           concurrently with the delivery of the Borrowing Base Certificate, an aging of accounts payable accompanied by such supporting detail and documentation as shall be requested by the Co-Collateral Agents in their reasonable discretion;

(h)           on a monthly basis and at such other times as the Co-Collateral Agents may reasonably require if a Cash Dominion Period has occurred and is continuing (together with a copy of all or any part of such delivery requested by any Lender in writing after the Effective Date), collateral reports, including all additions and reductions (cash and non-cash) with respect to Accounts of the Credit Parties in each case accompanied by such supporting detail and documentation as shall be requested by the Co-Collateral Agents in their reasonable discretion each of which shall be prepared by the Borrower Representative as of the last day of the immediately preceding month or the date 2 Business Days prior to the date of any request;

(i)            to the Co-Collateral Agents, at the time of delivery of each of the monthly financial statements delivered pursuant to subsection 4.1(c);

(i)            a reconciliation of the most recent U.S. Borrowing Base, Canadian Borrowing Base and Export-Related Borrowing Base, general ledger and month-end Inventory reports of each Borrower to such Borrower’s general ledger and monthly financial statements delivered pursuant to subsection 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by the Co-Collateral Agents in their reasonable discretion;

(ii)           a reconciliation of (i) the perpetual inventory by location and (ii) the accounts payable aging to the most recent Borrowing Base Certificate general ledger and monthly financial statements delivered pursuant to subsection 4.1(c), in each case, in each case accompanied by such supporting detail and documentation as shall be requested by Co-Collateral Agents in their reasonable discretion; and

(iii)          a reconciliation of the outstanding Loans as set forth in the monthly loan account statement provided by Administrative Agent to each Borrower’s general ledger and monthly financial statements delivered pursuant to subsection 4.1(c), in each case accompanied by such supporting detail and documentation as shall be requested by Co-Collateral Agents in their reasonable discretion;

(j)            at the time of delivery of each of the financial statements delivered pursuant to Section 4.1, (i) a listing of government contracts of each Borrower subject to the Federal Assignment of Claims Act of 1940 or the Financial Administration Act (Canada) or any similar state or municipal law; and (ii) a list of any applications for the registration of any material Patent, material Trademark or material Copyright filed by any Credit Party with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in since the previous delivery of financial statements;

(k)           as soon as available following the end of each Fiscal Year, but not later than the last day of February of each year, projections of the Credit Parties’ (and their Subsidiaries’) consolidated and segmented (as currently reported in public disclosure documents) financial performance for such Fiscal Year on a month by month basis;

(l)            promptly upon receipt thereof, final copies of any material reports submitted by the independent registered public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

(m)          upon the Co-Collateral Agents’ request from time to time, the Credit Parties shall permit and enable the Co-Collateral Agents to obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Co-Collateral Agents stating the then Net Orderly Liquidation Value, or such other value as determined by the Co-Collateral Agents, of all or any portion of the Inventory of any Credit Party or any Subsidiary of any Credit Party; provided, that notwithstanding any provision herein to the contrary, (i) the Credit Parties shall only be obligated to reimburse the Co-Collateral Agents for the expenses of such appraisals occurring twice per any period of 12 consecutive months, (ii) if Excess Availability is less than the Threshold Amount for any period of 10 consecutive days, the Co-Collateral Agents shall be permitted to request, and the Credit Parties shall be required to bear the cost of, three such appraisals in any 12 consecutive month period, (iii) upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of appraisals which may be requested by the Co-Collateral Agents or the Required Lenders, and the Borrowers shall be required to bear the cost of all such appraisals and (iv) the Co-Collateral Agents shall be permitted to request appraisals in addition to those provided for in clauses (i)-(iii) above, provided, that the Co-Collateral Agents shall be required to bear the costs of any such additional appraisals;

(n)           promptly, such additional business, financial, corporate affairs, perfection certificates and other information as Administrative Agent may from time to time reasonably request;

(o)           (i) concurrently with the delivery of each Borrowing Base Certificate, (ii) on a weekly basis (A) during a Cash Dominion Period or (B) if at any time the aggregate Swap Termination Value of all Noticed Secured Rate Contracts is greater than $10,000,000, and (iii) at such other times as Administrative Agent may reasonably require, a statement of the Swap Termination Value of all Noticed Secured Rate Contracts;

(p)           to the extent that the Borrowers are incurring any Other Pari Passu Lien Obligations in reliance on Section 5.5(h)(ii), at least ten Business Days prior to such incurrence, a certificate, in form and substance reasonably satisfactory to the Administrative Agent, signed by a Responsible Officer of the Borrower Representative demonstrating that both before and after giving effect to such incurrence, the Consolidated Secured Debt Ratio is no greater than 3.50 to 1.00 (calculated for the fiscal month most recently ended prior to the incurrence of such Other Pari Passu Lien Obligations for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such incurrence); and

(q)           at least ten Business Days prior to making any direct or indirect Investment in TCI, a certificate, in reasonable detail, signed by a Responsible Officer of the Borrower Representative detailing the amount, date, proposed timing and source of funds for such Investment and demonstrating compliance with the tests set forth in Section 5.4(r).

Information required to be delivered pursuant to Section 4.1(a) and (b) and 4.2(c) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other reports containing such information, shall have been posted on Axiall’s website on the internet (on the Effective Date, http://www.ggc.com) or by Electronic Transmission or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov; provided, that Axiall shall (i) promptly notify Administrative Agent of any such postings and (ii) deliver paper copies of such information to Administrative Agent or any Lender that reasonably requests such delivery.

4.3          Notices.  The Borrowers shall notify promptly Administrative Agent of each of the following (and in no event later than (i) three (3) Business Days after a Responsible Officer becoming aware thereof in the case of clauses (a), (b) and (g) below or (ii) ten (10) Business Days after a Responsible Officer becoming aware thereof in all other cases):

(a)           the occurrence or existence of any Default or Event of Default;

(b)           any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Restricted Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which, in either case, would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)           any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Restricted Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in Liabilities in excess of $30,000,000 (other than any such dispute, litigation, investigation, proceeding or suspension which would not reasonably be expected to result individually in Liabilities in excess of $10,000,000);

(d)           the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Restricted Subsidiary of any Credit Party (i) which would reasonably be expected to result in Liabilities in excess of $10,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)           (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law if such notice relates to a violation of or potential liability under Environmental Law that would reasonably be expected to result in Environmental Liabilities in excess of $10,000,000 for any such violation or potential liability, individually, or in excess of $30,000,000 over any one fiscal year, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law which in the case of clauses (A), (B) or (C) would reasonably be expected to result in Environmental Liabilities in excess of $10,000,000 for any individual occurrence, or in excess of $30,000,000 over any one fiscal year (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of Real Estate (other than in connection with the Transactions), if such acquisition or lease would have a reasonable likelihood of resulting in Environmental Liabilities in excess of $10,000,000 individually, or in excess of $30,000,000 over any one fiscal year;

(f)            promptly after any officer of any Credit Party knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto;

(g)           any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to Administrative Agent and Lenders pursuant to this Agreement;

(h)           any material change in accounting policies or financial reporting practices by any Credit Party or any Restricted Subsidiary of any Credit Party;

(i)            any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Restricted Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(j)            the creation, establishment or acquisition of any Restricted Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent (other than issuances by Axiall of Stock or Stock Equivalent not requiring a mandatory prepayment hereunder);

(k)           (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any income or other material taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any material adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise; and

(l)                                     Any change in the credit rating of any Credit Party or any failure to satisfy the Ratings Requirement.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time.  Each notice under subsection 4.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4                               Preservation of Corporate Existence, Etc.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to:

(a)                                 preserve and maintain in full force and effect its organizational existence under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except in connection with transactions permitted by Section 5.3;

(b)                                 preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(c)                                  preserve or renew all of its registered trademarks, trade names and service marks, the non preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.5                               Maintenance of Property.  Each Credit Party shall maintain, and shall cause each of its Restricted Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.6                               Insurance.

(a)                                 Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, maintain with insurance companies that the Borrowers believe (in the good faith judgment of their management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and their Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons, and will furnish to the Lenders, upon reasonable written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.  Each such policy of insurance shall, (i) name the Administrative Agent, on behalf of the Lenders, as an additional insured thereunder as its interests may appear and/or (ii) in the case of each applicable property and casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Lenders, as the loss payee thereunder.

(b)                                 Unless the Credit Parties provide Administrative Agent with evidence of the insurance coverage required by this Agreement, at any time during a Cash Dominion Period, Administrative Agent may purchase insurance at the Credit Parties’ expense to protect Administrative Agent’s and Lenders’ interests in the Credit Parties’ and their Restricted Subsidiaries’ properties.  This insurance may, but need not, protect the Credit Parties’ and their Restricted Subsidiaries’ interests.  The coverage that Administrative Agent purchases may not pay any claim that any Credit Party or any Restricted Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Restricted Subsidiary in connection with said Property.  The Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that there has been obtained insurance as required by this Agreement.  If Administrative Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges Administrative Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance shall be added to the Obligations.  The costs of the insurance may be more than the cost of insurance the Borrowers may be able to obtain on their own.

4.7                               Payment of Taxes and Claims.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, duly pay and discharge all United States federal, Canadian federal, state and provincial taxes and all other material taxes, assessments and other similar governmental charges or levies imposed upon or against it or its properties or assets, except for (and to the extent of) taxes, assessments and governmental charges the validity of which is being contested in good faith by appropriate proceedings diligently pursued which stay the filing or enforcement of any Lien, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

4.8                               Compliance with Laws.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, comply with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9                               Inspection of Property and Books and Records.  Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain a system of accounting established and administered in accordance with GAAP in all material respects, and will, and will cause each of its Restricted Subsidiaries to, keep adequate records and books of account in which complete and correct entries in all material respects will be made in accordance with such accounting principles consistently applied and reflecting all transactions required to be reflected by such accounting principles.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Co-Collateral Agents shall have access at any and all times during the continuance thereof):  (a) provide access to such property to the Co-Collateral Agents and any of their Related Persons (subject to accountants’ customary policies and procedures), as frequently as the Co-Collateral Agents determine to be appropriate, upon reasonably advance notice to the Borrowers, for the purposes of inspecting, verifying and auditing the Collateral and all of each Credit Party’s books and records (including making extracts and copies thereof); and (b) permit the Co-Collateral Agents and any of their Related Persons to conduct field examinations; provided, that (i) the Co-Collateral Agents shall not exercise such rights more often than two (2) times during any calendar year and only one (1) such time shall be at the Borrowers’ expense and (ii) if Excess Availability is less than 20% of the then existing Revolving Loan Commitments for a period of three consecutive Business Days, the Co-Collateral Agents shall be permitted to request, and the Credit Parties shall be required to bear the cost of, two such field examinations in any calendar year; provided, further, that, notwithstanding any of the foregoing, upon the occurrence and during the continuation of an Event of Default, there shall be no limit on the number of inspections or field examinations which may be requested by the Co-Collateral Agents or the Required Lenders, and the Borrowers shall be required to bear the cost of all such inspections and field examinations.  If an Event of Default has occurred and is continuing, any Lender may accompany the Co-Collateral Agents or their Related Persons in connection with any inspection at such Lender’s expense.

4.10                        Use of Proceeds.  The Borrowers shall use the proceeds of the Loans solely as follows:  (a) to pay costs and expenses of the Transactions and costs and expenses required to be paid pursuant to Section 2.1, and all professional fees, investment banking fees, and other fees and expenses incurred by the Credit Parties in connection with any of the foregoing or the execution and delivery of this Agreement, and (b) for working capital, capital expenditures and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

4.11                        Cash Management Systems.

(a)                                 On the Effective Date, each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion (including, without limitation, providing for “control” thereover as such term is defined in the Securities Transfer Act (2006) (Ontario) in respect of Canadian Collateral) with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any Excluded Account) as of the Effective Date.  The Credit Parties shall not, directly or indirectly, after the Effective Date, open, establish or maintain any deposit, securities, commodity or similar account (other than an Excluded Account) unless on or before the opening of such account, such Credit Party shall deliver to Administrative Agent a Control Agreement with respect to such account.  In addition, at Administrative Agent’s request, Credit Parties will enter into Control Agreements providing for springing cash dominion over disbursement accounts as of the Effective Date, except as set forth in the preceding sentence.  With respect to accounts subject to “springing” Control Agreements or such “control”, Administrative Agent may deliver to the relevant depository, securities intermediary or commodities intermediary a notice or other instruction which provides for exclusive control over such account by Administrative Agent only during a Cash Dominion Period.  The Credit Parties shall not maintain cash on deposit in disbursement accounts in excess of outstanding checks and wire transfers payable from such accounts and amounts necessary to meet minimum balance requirements.

(b)                                 The Borrower Representative may from time to time provide a written request to the Administrative Agent requesting that the Administrative Agent permit the withdrawal of a requested amount of Qualified Cash from any Qualified Cash Securities Account and, within two (2) Business Days of such written request, the Administrative Agent shall permit (or, if the relevant Qualified Cash Securities Account is not held with the Administrative Agent, shall instruct the relevant depositary bank or securities intermediary to so permit) the withdrawal of the requested amount of Qualified Cash in accordance with the written instructions of the Borrower Representative so long as (i) no Default or Event of Default has occurred and is continuing or would result from such withdrawal of the requested amount of Qualified Cash in accordance with such written instructions of the Borrower Representative, (ii) after giving effect to such withdrawal, (A) the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance, (B) the aggregate principal amount of all outstanding U.S. Revolving Loans shall not exceed the Maximum U.S. Revolving Loan Balance and ( C) the U.S. Dollar Equivalent of the aggregate principal amount of all outstanding Canadian Revolving Loans shall not exceed the Maximum Canadian Revolving Loan Balance (it being agreed that, immediately upon such withdrawal, without any further act of any Person, the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable, shall be calculated excluding the amount of Qualified Cash so withdrawn), and (iii) the Borrower Representative shall have provided an update to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 4.2(d) reflecting the result of such withdrawal on the calculation of the U.S. Borrowing Base or the Canadian Borrowing Base, as applicable.

(c)                                  On or before the first date of Borrowing of any Export-Related Loans, the U.S. Borrowers shall have established a Control Agreement (the “Export-Related Blocked Account”) over a deposit account with a financial institution to be agreed (the “Export-Related Blocked Account Depositary Bank”) and shall, in connection with payments in respect of Export-Related Accounts, request in writing and otherwise take such reasonable steps to ensure that all Account Debtors of Export-Related Accounts forward payment directly to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after receipt thereof, all cash, checks, drafts or similar items of payment relating to or constituting payments made in respect of Export-Related Accounts into the Export-Related Blocked Account, which cash, checks, drafts or similar items for payment shall be segregated from other cash, drafts or similar items of payment relating to or constituting payments made in respect of the other Collateral.  On or before the first date of Borrowing of any Export-Related Loans, the U.S. Borrowers shall have established a concentration account in its name (the “Export-Related Concentration Account”) subject to a Control Agreement with a financial institution reasonably satisfactory to the Administrative Agent (the “Export-Related Concentration Account Bank”).  Each such Control Agreement shall provide that such Export-Related Blocked Account Depositary Bank agrees to forward immediately all amounts in such Export-Related Blocked Account to the Export-Related Concentration Account Bank and to commence the process of daily sweeps from such the Export-Related Blocked Account into the Export-Related Concentration Account.

4.12                        Landlord Agreements.  Each Credit Party shall use commercially reasonable efforts to obtain a landlord agreement or bailee waivers, as applicable, from the lessor of each leased property where any Collateral with an aggregate book value of more than $750,000 is stored or located, or bailee in possession of any Collateral with an aggregate book value of more than $750,000, which agreement shall be reasonably satisfactory in form and substance to Administrative Agent.  The Lenders and the Administrative Agent acknowledge and agree that “commercially reasonable efforts” shall not include any obligation of any Credit Party to cause the issuance of any letter of credit for the benefit of any such lessor or bailee as a condition to obtaining such landlord agreement or bailee waiver.

4.13                        Further Assurances.

(a)                                 Each Credit Party shall ensure that all written information, exhibits and reports furnished to Administrative Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made, and will promptly disclose to Administrative Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)                                 Promptly upon request by Administrative Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as Administrative Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) to subject to the Liens created by any of the Collateral Documents in any of the Properties, rights or interests covered by any of the Collateral Documents, (iii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document. Without limiting the generality of the foregoing and except as otherwise approved in writing by Co-Collateral Agents, Axiall shall cause each of its U.S. Subsidiaries that are not Immaterial Subsidiaries or Unrestricted Subsidiaries to guaranty the U.S. Obligations, shall cause each such U.S. Subsidiary to grant to Administrative Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such U.S. Subsidiary's Property to secure such guaranty. Furthermore and except as otherwise approved in writing by the Co-Collateral Agents and unless not required under the applicable Collateral Document, Axiall shall, and shall cause each of its U.S. Subsidiaries that is not an Immaterial Subsidiary or Unrestricted Subsidiary to, pledge all of the Stock and Stock Equivalents of each of its U.S. Subsidiaries that is not an Immaterial Subsidiary (other than U.S. Subsidiaries owned indirectly through a Foreign Subsidiary) and First Tier Foreign Subsidiaries that are not Immaterial Subsidiaries (provided, that with respect to (i) any First Tier Foreign Subsidiary and (ii) any U.S. Subsidiary substantially all of the assets of which consist of (a) Stock or Stock Equivalents in one or more Foreign Subsidiaries and (b) assets which are directly related to (and exist only to the extent necessary for) its corporate existence and its ownership of such Stock or Stock Equivalents, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary's or such U.S. Subsidiary's, as the case may be, outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary's or such U.S. Subsidiary's, as the case may be, outstanding non-voting Stock and Stock Equivalents) in each instance, to Administrative Agent, for the benefit of the Secured Parties, to secure the U.S. Obligations. In the event Axiall or any of its U.S. Subsidiaries acquires fee title to any Real Estate with a fair market value in excess of (x) $20,000,000 individually or (y) $30,000,000 in the aggregate with respect to all such Real Estate with a fair market value less than $20,000,000, in each case, after the Effective Date, within thirty (30) days following such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Administrative Agent, (v) an appraisal complying with FIRREA, (w) within forty-five (45) days of receipt of notice from Administrative

Agent that Real Estate is located in a Special Flood Hazard Area, Flood Insurance as required by subsection 4.6(a), (x) documentation of the type contemplated by Section 2.1(g), as applicable, and a fully executed Mortgage, in form and substance reasonably satisfactory to Administrative Agent together with an A.L.T.A. lender's title insurance policy issued by a title insurer reasonably satisfactory to Administrative Agent, in form and substance and in an amount reasonably satisfactory to Administrative Agent insuring that the Mortgage is a valid and enforceable Lien) on the respective property, free and clear of all defects, encumbrances and Liens other than Permitted Liens (provided that in jurisdictions that impose mortgage, documentary stamp or other taxes upon the recording of a Mortgage, such Mortgages shall not secure indebtedness in an amount exceeding 100% of the fair market value of such Real Estate), (y) then current A.L.T.A. surveys, certified to Administrative Agent by a licensed surveyor sufficient to allow the issuer of the lender's title insurance policy to issue such policy without a survey exception and (z) upon Administrative Agent's request, an environmental site assessment prepared by a qualified firm reasonably acceptable to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.  In addition to the obligations set forth in subsections 4.6(a) and 4.13(b)(w), within forty-five (45) days after written notice from Administrative Agent to Credit Parties that any Real Estate is located in a Special Flood Hazard Area, Credit Parties shall satisfy the Flood Insurance requirements of subsection 4.6(a).  Without limiting the generality of the foregoing and except as otherwise approved in writing by Required Lenders, Axiall shall, and shall cause each of its U.S. Subsidiaries and Canadian Subsidiaries (other than Immaterial Subsidiaries and Unrestricted Subsidiaries) to, guaranty the Canadian Obligations and grant to Administrative Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, substantially all of such Person’s Property (other than any Real Estate owned by Canadian Subsidiaries) to secure such guaranty.  Furthermore and except as otherwise approved in writing by Required Lenders, Axiall shall, and shall cause each of its U.S. Subsidiaries and Canadian Subsidiaries (other than Immaterial Subsidiaries and or Unrestricted Subsidiaries) to, pledge all of the Stock and Stock Equivalents of each of its Subsidiaries (other than Immaterial Subsidiaries) to Administrative Agent, for the benefit of the Secured Parties, to secure the Canadian Obligations.  In connection with each pledge of Stock and Stock Equivalents, Axiall and each of its U.S. Subsidiaries and Canadian Subsidiaries, as applicable, shall deliver, or cause to be delivered, to Administrative Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank.  Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, for so long as the Term Loans or any Other Pari Passu Lien Obligations or any Permitted Refinancings thereof or any other Indebtedness secured by mortgages or other security instruments to which the Mortgages have been subordinated are outstanding, the Credit Parties shall only be required to grant Mortgages, deliver title insurance, surveys and/or environmental assessments to the extent required under the Term Loan Documents or any documentation governing any Pari Passu Lien Obligations or such Permitted Refinancings or other Indebtedness, as applicable.

(c)                                  Each Credit Party shall, and shall cause any of its Subsidiaries to, take such actions as are necessary to ensure that if any Subsidiary that is an Immaterial Subsidiary or Unrestricted Subsidiary at any time ceases to be an Immaterial Subsidiary or Unrestricted Subsidiary, as applicable, such Subsidiary shall promptly guarantee, and pledge its assets to Administrative Agent as collateral for, the U.S. Obligations and/or Canadian Obligations, as applicable, in the manner and to the extent required by subsection 4.13(b) above.

4.14                        Environmental Matters.  Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Restricted Subsidiaries that is not a Credit Party to, comply in all material respects with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.  Each Credit Party shall, and shall cause each of its Restricted Subsidiaries that is not a Credit Party to, comply with Environmental Laws applicable to Hazardous Materials, except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

4.15                        Canadian Pension Plans and Benefit Plans.

(a)                                 [Reserved].

(b)                                 All employer or employee payments, contributions or premiums required to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan shall be paid or remitted by each Credit Party in a timely fashion in accordance with the terms thereof, any funding agreements and all applicable laws.

(c)                                  Borrower shall deliver to Administrative Agent (i) if requested by Administrative Agent, copies of each annual and other return, report or valuation with respect to each Canadian Pension Plan as filed with any applicable Governmental Authority; (ii) promptly after receipt thereof, a copy of any material direction, order, notice, ruling or opinion that any Credit Party may receive from any applicable Governmental Authority with respect to any Canadian Pension Plan; and (iii) notification within 30 days of any material increases, in the benefits of any existing Canadian Pension Plan or Canadian Benefit Plan, or the establishment of any new material Canadian Pension Plan or Canadian Benefit Plan, or the commencement of material contributions to any such plan to which any Credit Party was not previously contributing.

4.16                        Designation of Restricted and Unrestricted Subsidiaries.  The board of directors of Axiall may at any time designate any Restricted Subsidiary of Axiall as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided, that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to such designation, the Borrowers shall be in pro forma compliance with Section 6.1 (whether or not then applicable), (iii) no Borrower may be designated as an Unrestricted Subsidiary, (iv) no subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Term Loan Agreement, the 4.625% Notes Indenture or 4.875% Notes Indenture (or any agreements governing any Permitted Refinancings thereof), (v) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Stock in Axiall or its Restricted Subsidiaries or hold any Indebtedness of, or any Lien on any property of Axiall or its Restricted Subsidiaries, or (vi) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to Axiall or its Subsidiaries with respect to such Indebtedness; provided, that this clause (vi) shall not apply to the extent that (x) such Unrestricted Subsidiary’s principal objective is constructing, acquiring, owning, refurbishing, upgrading or operating an Ethylene Cracker Facility and (y) any Liens granted in connection with any credit support or guarantee provided by Axiall or its Subsidiaries in connection therewith are permitted under Section 5.1.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Axiall therein at the date of designation in an amount equal to the fair market value as determined by Axiall in good faith of Axiall’s or any of its Restricted Subsidiary’s (as applicable) Investment therein; provided, that upon a redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, Axiall shall be deemed to continue to have a permanent Investment in a Subsidiary in an amount (if positive) equal to (a) Axiall’s “Investment” in such Subsidiary at the time of such redesignation, less (b) the portion (proportionate to Axiall’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Unrestricted Subsidiary existing at such time and a return on any Investment by Axiall in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by Axiall in good faith at the date of such designation of Axiall’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.  Any designation of a Subsidiary of Axiall as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by delivering to the Administrative Agent a certified copy of a resolution of the board of directors of Axiall giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions.  If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of and Investments by such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Axiall as of such date and, if such Indebtedness is not permitted to be incurred as of such date under this Agreement, the Borrowers will be in default of such covenants.

4.17                        Post-Closing Matters.  To the extent not delivered to Administrative Agent or Co-Collateral Agents, as applicable, on or before the Effective Date, each Borrower agrees to, and to cause each of its respective Restricted Subsidiaries to (a) deliver each of the items set forth on Schedule 4.17 within the time periods and in the manner specified on such schedule, in each case in form and substance reasonably satisfactory to Administrative Agent or Co-Collateral Agents, as applicable and (b) otherwise comply with the requirements set forth on Schedule 4.17.

ARTICLE V.
NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1                               Limitation on Liens.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)                                 any Lien existing on the Property of a Credit Party or a Restricted Subsidiary of a Credit Party on the Effective Date and set forth in Schedule 5.1 securing Indebtedness permitted by subsection 5.5(c)(iii), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by subsection 5.5(c)(iii);

(b)                                 any Lien created under any Loan Document;

(c)                                  Liens for taxes, fees, assessments or other governmental charges (i) which are not past due or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

(d)                                 carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens which are not past due or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(e)                                  Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

(f)                                   Liens consisting of judgment or judicial attachment liens (other than for payment of taxes, assessments or other governmental charges) not constituting an Event of Default under Section 7.1(h);

(g)                                  easements, rights of way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Restricted Subsidiary of any Credit Party;

(h)                                 Liens securing Indebtedness permitted under subsections 5.5(d) and 5.5(m); provided, that (A) such Liens attach concurrently with or within one hundred and eighty (180) days after completion of the acquisition, construction, repair, replacement or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, replacements thereof and additions and accessions to such property and the proceeds and the products thereof and customary security deposits and (C) such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(i)                                     [Reserved];

(j)                                    any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

(k)                                 licenses and sublicenses granted by a Credit Party or any Restricted Subsidiary of a Credit Party and leases or subleases (by a Credit Party or any Restricted Subsidiary of a Credit Party as lessor or sublessor) to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties and their Restricted Subsidiaries;

(l)                                     Liens in favor of collecting banks arising by operation of law under Section 4-210 of the Uniform Commercial Code or, with respect to collecting banks located in the State of New York, under Section 4-208 of the Uniform Commercial Code;

(m)                             Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

(n)                                 Liens securing Indebtedness permitted by subsection 5.5(g) assumed in connection with any Permitted Acquisition; provided, that (i) such Lien was not created in contemplation of such Permitted Acquisition or such Person becoming a Credit Party (or Restricted Subsidiary of a Credit Party), (ii) such Lien does not extend to any assets other than those of the Target of such Permitted Acquisition and (iii) such Lien shall be created no later than the later of the date of such Permitted Acquisition or the date of the assumption of such Indebtedness;

(o)                                 Liens securing Indebtedness with respect to the Term Loans or any other Other Pari Passu Lien Obligations, and any Permitted Refinancings thereof, in each case, to the extent permitted by subsection 5.5(h) of this Agreement and subject to the terms of the Intercreditor Agreement;

(p)                                 in the case of property of a Canadian Credit Party with respect to unregistered Prior Claims for items not yet due and payable;

(q)                                 the reservations, limitations, provisos and conditions expressed in any original grants from the Crown of real or immovable property, which do not materially interfere with (i) the ordinary conduct of the business of the applicable Person or (ii) the use and enjoyment of such real or immovable property;

(r)                                    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Credit Party or any of their Restricted Subsidiaries in the Ordinary Course of Business;

(s)                                   Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(t)                                    Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided, that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by any Credit Party or any of their Restricted Subsidiaries in excess of those set forth by regulations promulgated by the Federal Reserve Board and (ii) such deposit account is not intended by any

Credit Party or any of their Restricted Subsidiaries to provide collateral to the depositary institution; and

(u)           Liens on property (other than ABL Priority Collateral unless the Liens thereon are subordinated to the Liens of the Administrative Agent on the terms of the Intercreditor Agreement) securing Indebtedness and other obligations of a Credit Party or any Restricted Subsidiary of a Credit Party if such Indebtedness is permitted under Section 5.5(o).

5.2          Disposition of Assets.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including the Stock of any Restricted Subsidiary of any Credit Party, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse), except:

(a)           dispositions to any Person other than an Affiliate of a Credit Party of (i) inventory, or (ii) worn out, obsolete or surplus equipment in the Ordinary Course of Business;

(b)           Dispositions of inventory and goods held for sale in the Ordinary Course of Business;

(c)           transactions permitted under Section 5.1(k);

(d)           dispositions of assets (other than ABL Priority Collateral) pursuant to sale and leaseback transactions in an aggregate amount not to exceed $100,000,000; provided, that no Default or Event of Default is in existence at the time of such disposition or would result therefrom;

(e)           dispositions of those assets set forth in Schedule 5.2; provided, that (i) no Event of Default is in existence at the time of such disposition or would result therefrom and (ii) the proceeds of any such disposition of any ABL Priority Collateral related thereto shall be subject to the provisions of subsection 1.8(c);

(f)            dispositions of assets from a U.S. Credit Party to another U.S. Credit Party;

(g)           dispositions of assets from a U.S. Subsidiary that is not a U.S. Credit Party to another U.S. Subsidiary that is a Restricted Subsidiary;

(h)           dispositions of assets from a Canadian Credit Party or a Restricted Subsidiary that is not a Credit Party to another Credit Party for not more than fair market value;

(i)            dispositions of assets from a Canadian Subsidiary that is not a Credit Party to another Restricted Subsidiary;

(j)            subject to Section 4.11, dispositions of Cash Equivalents in the Ordinary Course of Business;

(k)           any issuance or sale of Stock or Stock Equivalents in an Unrestricted Subsidiary;

(l)            leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the Ordinary Course of Business and which do not materially interfere with the business of the Borrowers and their Restricted Subsidiaries, taken as a whole;

(m)          dispositions of assets to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes ABL Priority Collateral, such replacement property shall constitute ABL Priority Collateral;

(n)           dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)           additional dispositions of assets not otherwise permitted by this Section 5.2 if, immediately after giving effect to any such disposition, the aggregate amount (based on the net book value of all such assets) of all such dispositions does not exceed the lesser of (i) $150,000,000 and (ii) 15% of the Consolidated Total Assets of Axiall and its Restricted Subsidiaries (calculated for the fiscal month most recently ended prior to such disposition for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such disposition); provided, that (A) no Default or Event of Default is in existence at the time of such disposition or would result therefrom and (B) the non-cash consideration received in connection therewith shall not exceed 25% of the total consideration received in connection with such disposition (it being agreed that non-cash consideration consisting of Designated Non-Cash Consideration received in respect of dispositions having an aggregate fair market value in an amount not to exceed $20,000,000 in the aggregate shall be excluded from such calculation);

(p)           dispositions constituting Investments permitted by Section 5.4; provided, that the amount of such Investment shall be deemed to be the fair market value of any assets disposed; and

(q)           the contribution of the Holdco Loan from Axiall (either directly or through one or more Subsidiaries of Axiall) to the Canadian Holdco.

5.3          Consolidations, Mergers, etc.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to (a) merge, amalgamate, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to Administrative Agent, (a) any Subsidiary of Axiall (other than the Canadian Borrower or SpinCo) may merge or amalgamate with, or dissolve or liquidate into, Axiall or a U.S. Subsidiary, provided, that Axiall or such U.S. Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Administrative Agent shall have been completed, (b) any Subsidiary of the Canadian Borrower (other than a U.S. Subsidiary) may merge or amalgamate with, or dissolve or liquidate into, the Canadian Borrower or a Canadian Subsidiary, provided, further, that the Canadian Borrower or such Canadian Subsidiary shall be the continuing or surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of Administrative Agent shall have been completed (c) any Foreign Subsidiary may amalgamate, merge or consolidate with or into another Foreign Subsidiary provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, amalgamation, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity and (d) any Subsidiary of Axiall (other than the Canadian Borrower or SpinCo) may be dissolved or liquidated provided that if such Subsidiary is a U.S. Credit Party, such Subsidiary’s assets are transferred to a U.S. Credit Party in connection with such liquidation or dissolution, and if such Subsidiary is a Canadian Subsidiary, such Subsidiary’s assets are transferred to a Canadian Credit Party or a U.S. Credit Party in connection with such liquidation or dissolution.  Notwithstanding the foregoing, the Credit Parties may consummate the Transactions.

5.4          Acquisitions; Loans and Investments.  No Credit Party shall and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Restricted Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, amalgamation, consolidation or other combination or (iii) make or purchase, or commit to make or purchase, any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including a Borrower, any Affiliate of a Borrower or any Restricted Subsidiary of a Borrower (the items described in clauses (i), (ii) and (iii) are referred to as “Investments”), except for:

(a)           Investments in cash and Cash Equivalents;

(b)           (i) Investments by any U.S. Credit Party in any other U.S. Credit Party, (ii) Investments by any Canadian Credit Party in any Credit Party; (iii) Investments by any Subsidiary that is not a Credit Party in any Credit Party or any other Subsidiary of any Credit Party; (iv) the Holdco Loan (and any contribution of the Holdco Loan to the Canadian Holdco); and (v) Investments by any U.S. Credit Party in any Canadian Credit Party in the form of intercompany advances or loans made for working capital purposes; provided, that: (A) if any Credit Party executes and delivers a note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing by such Credit Party, that Intercompany Note shall be pledged and delivered to Administrative Agent pursuant to the U.S. Revolving Guaranty and Security Agreement as additional collateral security for the Obligations; and (B) each Credit Party shall accurately record all intercompany transactions on its books and records;

(c)           Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to subsection 5.2(h);

(d)           Investments acquired in connection with the settlement of delinquent Accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)           Investments existing on the Effective Date and set forth in Schedule 5.4;

(f)            loans or advances to employees permitted under Section 5.6;

(g)           Permitted Acquisitions;

(h)           Acquisitions in an amount not to exceed $15,000,000 in a single transaction or $50,000,000 in the aggregate during the term of this Agreement; provided, that (i) to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied, (ii) the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13, (iii) such Acquisition shall be non-hostile and shall have been approved, as necessary, by the target’s board of directors, shareholders or other requisite Persons, (iv) the assets, business or division acquired are for use, or the Person acquired is engaged, in a line of business similar to the business conducted by the Credit Parties on the Effective Date (and business activities reasonably related, incidental, ancillary or complementary thereto, including, without limitation, (A) all chemicals distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind, including without limitation, agriculture, commodity, diversified, industrial, inorganic, organic and specialty chemicals businesses; and (B) all building products and construction materials distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind) and (v) no Default or Event of Default shall then exist or would exist after giving effect thereto;

(i)            additional Investments so long as at the time any such Investment is made and immediately after giving effect thereto (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Restricted Subsidiaries after giving effect to such Investment and the reasonably anticipated amount of all deferred payments) for all Investments consummated during the term of this Agreement pursuant to this clause (i) shall not exceed $90,000,000 in the aggregate for all such Investments (provided no such cap shall apply if Excess Availability would have exceeded $90,000,000 at all times during the 30 days (or, if such Investment occurs within 30 days after the Effective Date, the number of days between the relevant date of determination and the Effective Date) immediately preceding the making of such Investment (pro forma after giving effect to such Investment), (iii) Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating that the Consolidated Fixed Charge Coverage Ratio is equal to or exceeds 1.10 to 1.00 (calculated for the fiscal month most recently ended prior to the consummation of such Investment for which financial statements have been delivered pursuant to Section 4.1, on a pro forma basis after giving effect to such Investment) and (iv) Excess Availability shall be not less than $100,000,000 on a pro forma basis after giving effect to such Investment.  For the avoidance of doubt, the restrictions set forth above shall not prohibit or require a reduction of outstanding Investments that were permitted to be made by this clause (i) at the time such Investments were made;

(j)            any Investments made in connection with any disposition set forth on Schedule 5.2;

(k)           so long as no Default or Event of Default shall have occurred and be continuing or result therefrom, Investments in Unrestricted Subsidiaries and Foreign Subsidiaries, in an aggregate amount of all such Investments outstanding at any time not to exceed $20,000,000;

(l)            Investments made solely to effect the Transactions;

(m)          Investments made in connection with the entering into of a Secured Rate Contract;

(n)           Investments held by a Restricted Subsidiary acquired after the Effective Date or of a Person merged into a Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 5.3 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(o)           Investments to the extent the payment for such Investment is made solely with Stock or Stock Equivalents of Axiall;

(p)           Investments consisting of Contingent Obligations permitted pursuant to Section 5.9;

(q)           [Intentionally Omitted];

(r)            (i) Ethylene Cracker Investments in an aggregate amount not to exceed the Maximum Cracker Amount and (ii) Investments consisting of the purchase of Stock and Stock Equivalents of TCI not owned by any Credit Party or any Restricted Subsidiary of Credit Party on the Effective Date in an aggregate amount not to exceed $200,000,000; provided, that, in the case of the purchase of Stock and Stock Equivalents of TCI, at the time such Investment is made and immediately after giving effect thereto (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) Excess Availability would have exceeded $75,000,000 at all times during the 30 days (or, if such Investment occurs within 30 days after the Effective Date, the number of days between the relevant date of determination and the Effective Date) immediately preceding the making of such Investment (pro forma after giving effect to such Investment), and (z) the Consolidated Fixed Charge Coverage Ratio is equal to or exceeds 1.00 to 1.00 (calculated for the fiscal month most recently ended prior to such Investment for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such Investment); provided, further, that in the case of the construction of any new Ethylene Cracker Facility, no Loans may be used, directly or indirectly, to finance such Investment to the extent that the conditions set forth in the foregoing clauses (x), (y) and (z) are unable to be satisfied on a pro forma basis at the time any such Investment is made.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return representing a return of capital with respect to such Investment.

5.5          Limitation on Indebtedness.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)           the Obligations;

(b)           Indebtedness consisting of Contingent Obligations described in clause (c) of the definition thereof and permitted pursuant to Section 5.9;

(c)           (i) the 4.625% Notes in an aggregate principal amount not to exceed $688,000,000, (ii) the 4.875% Notes in an aggregate principal amount not to exceed $450,000,000 (including any guarantees thereof by the Credit Parties) and (iii) Indebtedness existing on the Effective Date and set forth in Schedule 5.5 (and, in each case, Permitted Refinancings thereof);

(d)           Indebtedness not to exceed $75,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring, constructing, repairing, replacing or improving any Property (and which Indebtedness is secured by Liens permitted by subsection 5.1(h)) and Permitted Refinancings thereof;

(e)           (i) unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b) and (ii) the Holdco Loan; provided, that, in each case, such Indebtedness is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder on terms reasonably satisfactory to the Administrative Agent;

(f)            unsecured Subordinated Indebtedness not to exceed $75,000,000 in the aggregate at any time outstanding (provided no such cap shall apply if (i) interest on such Subordinated Indebtedness is capitalized for the duration of its term or (ii) if Excess Availability would have exceeded $75,000,000 at all times during the 30 days (or, if such issuance occurs within 30 days after the Effective Date, the number of days between the relevant date of determination and the Effective Date) immediately preceding the incurrence thereof (pro forma after giving effect to the issuance of such Subordinated Indebtedness); provided, that at the time of such incurrence and immediately after giving effect thereto (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the Consolidated Fixed Charge Coverage Ratio is equal to or exceeds 1.10 to 1.00 (calculated for the fiscal month most recently ended prior to the incurrence of such Subordinated Indebtedness for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such incurrence);

(g)           Indebtedness assumed in connection with any Permitted Acquisition (and Permitted Refinancings thereof); provided, that such Indebtedness shall not have been incurred by any party in contemplation of such Permitted Acquisition and such Indebtedness (and any guarantee thereof) shall be permitted under Section 5.1 and Section 5.9, respectively, on a pro forma basis at the time of such assumption;

(h)           Indebtedness consisting of Other Pari Passu Lien Obligations in an aggregate principal amount not to exceed the greater of (x) $800,000,000 (less the outstanding principal amount, at any time of  Other Pari Passu Lien Obligations outstanding at such time) and (y) an amount such that both before and after giving effect to the incurrence of such Other Pari Passu Lien Obligations, the Consolidated Secured Debt Ratio would be no greater than 3.50 to 1.00 (calculated for the fiscal month most recently ended prior to the incurrence of such Other Pari Passu Lien Obligations for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such incurrence);

(i)            Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the Ordinary Course of Business, and reimbursement obligations in respect of any of the foregoing (including in respect of letters of credit issued in support of any of the foregoing);

(j)            to the extent constituting Indebtedness, sale and leaseback transactions permitted under Section 5.2;

(k)           other unsecured Indebtedness not exceeding $75,000,000 in the aggregate at any time outstanding (provided no such cap shall apply if Excess Availability would have exceeded $75,000,000 at all times during the 30 days (or, if such issuance occurs within 30 days after the Effective Date, the number of days between the relevant date of determination and the Effective Date) immediately preceding the incurrence thereof (pro forma after giving effect to such Indebtedness); provided, that at the time of such incurrence and immediately after giving effect thereto, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Consolidated Fixed Charge Coverage Ratio is equal to or exceeds 1.10 to 1.00 (calculated for the fiscal month most recently ended prior to the incurrence of such unsecured Indebtedness for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such incurrence);

(l)            [reserved];

(m)          Indebtedness of a Person that becomes a Restricted Subsidiary and any Permitted Refinancings thereof so long as (i) such Indebtedness is existing as the time such Person becomes a Restricted Subsidiary (and is not incurred in contemplation of such Person becoming a Restricted Subsidiary), (ii) such Indebtedness (and any guarantee thereof) shall be permitted under Section 5.1 and Section 5.9, respectively, on a pro forma basis at the time of such assumption and (iii) is Non-Recourse Debt;

(n)           Indebtedness which is incurred to finance an Ethylene Cracker Investment, or to finance the acquisition, construction, refurbishing, improvement, repairing, replacing or upgrading of an Ethylene Cracker Facility, in an aggregate amount not to exceed the Maximum Cracker Amount and Permitted Refinancings thereof; and

(o)           other secured Indebtedness; provided that (i) such Indebtedness does not exceed at any one time outstanding the positive difference (if any) of (A) the greater of (x) $100,000,000 and (y) 5.5% of Consolidated Total Assets minus (B) the aggregate outstanding amount of Indebtedness secured by Liens under Section 5.1(o) and (ii) any Liens granted or permitted in connection with such Indebtedness are permitted by Section 5.1.

5.6          Employee Loans and Transactions with Affiliates.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Restricted Subsidiary or pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party, except:

(a)           as expressly permitted by this Agreement;

(b)           pursuant to the reasonable requirements of the business of such Credit Party or such Restricted Subsidiary upon fair and reasonable terms no less favorable to such Credit Party or such Restricted Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of a Borrower or such Restricted Subsidiary and which are disclosed in writing to Administrative Agent to the extent any such transaction involves aggregate consideration in excess of $20,000,000;

(c)           customary compensation and reimbursement of expenses and indemnity provided on behalf of officers and directors;

(d)           any issuance of Stock and Stock Equivalents of Axiall to Affiliates of Axiall;

(e)           loans or advances to employees of Credit Parties for travel, entertainment and relocation expenses and other ordinary business purposes in the Ordinary Course of Business;

(f)            non-cash loans or advances made by Axiall to employees of Credit Parties that are simultaneously used by such Persons to purchase Stock or Stock Equivalents of Axiall; and

(g)           the Transactions.

Any such transaction existing as of the Effective Date that involves consideration in excess of $20,000,000 is described in Schedule 5.6.

5.7          [Reserved].

5.8          Margin Stock; Use of Proceeds.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirement of Law or in violation of this Agreement.

5.9          Contingent Obligations.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

(a)           endorsements for collection or deposit in the Ordinary Course of Business;

(b)           Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

(c)           Contingent Obligations of the Credit Parties and their Restricted Subsidiaries existing as of the Effective Date and listed in Schedule 5.9, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose materially more restrictive or adverse terms on the Credit Parties or their Restricted Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended;

(d)           Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Administrative Agent title insurance policies;

(e)           Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under subsection 5.2(b);

(f)            Contingent Obligations arising under Letters of Credit;

(g)           Contingent Obligations arising under guarantees of obligations of any Restricted Subsidiary which obligations are otherwise permitted under this Agreement; provided, that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

(h)           Contingent Obligations consisting of Indebtedness permitted under Section 5.5 or Investments permitted under Section 5.4;

(i)            Contingent Obligations assumed in connection with any Permitted Acquisition; provided, that such Contingent Obligations shall not have been incurred by any party in contemplation of such Permitted Acquisition and Permitted Refinancings thereof;

(j)            Contingent Obligations arising in connection with or incurred pursuant to the making any Ethylene Cracker Investment; and

(k)           other Contingent Obligations not exceeding $20,000,000 in the aggregate at any time outstanding.

5.10        Compliance with ERISA.  Except as would not, in the aggregate, have a Material Adverse Effect, no ERISA Affiliate shall cause or suffer to exist (a) any event that would reasonably be expected to result in the imposition of a Lien on any asset of a Credit Party or a Restricted Subsidiary of a Credit Party with respect to any Benefit Plan or Multiemployer Plan or (b) any other ERISA Event.

5.11        Restricted Payments.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as “Restricted Payments”; each of the categories of Restricted Payments set forth in clauses (i), (ii) and (iii) above, an “RP Category”); except that:

(a)           any U.S. Subsidiary may declare and pay dividends to any U.S. Credit Party;

(b)           any Canadian Subsidiary may declare and pay dividends or make trust distributions to any Credit Party;

(c)           Axiall may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

(d)           except during a Cash Dominion Period, Axiall may make Restricted Payments; provided, that on a pro forma basis after giving effect to such Restricted Payment, (i) Excess Availability exceeds $100,000,000 and (ii) the Consolidated Fixed Charge Coverage Ratio is equal to or exceeds 1.10 to 1.00 (calculated for the fiscal month most recently ended prior to such Restricted Payment for which financial statements have been delivered pursuant to Section 4.1); provided, that for purposes of such pro forma Fixed Charge Coverage Ratio calculation, any Restricted Payments made during the first Fiscal Quarter of the relevant four-quarter period that are of the same RP Category as the Restricted Payment requiring the pro forma Fixed Charge Coverage Ratio calculation shall be disregarded as Fixed Charges for purposes of such calculation;

(e)           Axiall may pay any dividend or consummate any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(f)            Axiall may make Restricted Payments in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Axiall) of, Stock or Stock Equivalents of Axiall or from the substantially concurrent contribution of common equity capital to Axiall;

(g)           Axiall and its Restricted Subsidiaries may repurchase, redeem, defease or otherwise acquire or retire for value Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing;

(h)           a Restricted Subsidiary of Axiall may pay a dividend or other distribution (or, in the case of any partnership or limited liability company, any similar distribution) to the holders of its Stock or Stock Equivalents on a pro rata basis;

(i)            Axiall and its Restricted Subsidiaries may repurchase or otherwise retire its Stock or Stock Equivalents in connection with the exercise, vesting or award of Stock or Stock Equivalents to employees or other qualified recipients made for compensation purposes, to the extent such Stock or Stock Equivalents so repurchased or retired represent the exercise price in respect of stock options, or the reduction in Stock or Stock Equivalents to account for payments in respect of withholding, income or similar taxes, paid by Axiall or its Restricted Subsidiaries on behalf of such employees or other qualified recipients;

(j)            so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Axiall and its Restricted Subsidiaries may repurchase, redeem, defease or otherwise acquire or retire for value Subordinated Indebtedness in connection with any “change in control offer” or “asset sale offer”; provided that any such “change in control offer” or “asset sale offer” is made in accordance with the documentation governing such Subordinated Indebtedness;

(k)           so long as no Default or Event of Default has occurred and is continuing or would be caused thereby, Axiall and its Restricted Subsidiaries may purchase, repurchase,

redeem, defease or otherwise acquire or retire of Stock or Stock Equivalents of Axiall held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed the sum of (A) $10.0 million during any calendar year (with unused amounts being available to be used in the following calendar year, but not in any succeeding calendar year) plus (B) the amount of any net cash proceeds received by or contributed to Axiall from the issuance and sale after the Effective Date of Stock or Stock Equivalents of Axiall to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to this clause (k), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (k);

(l)            Axiall and its Restricted Subsidiaries may make Restricted Payments necessary to consummate the Transactions; and

(m)          except during a Cash Dominion Period, Axiall may make additional Restricted Payments of the type described in clauses (i) and (ii) of the definition thereof in an aggregate amount not to exceed $150,000,000 in any Fiscal Year; provided, that at the time of such Restricted Payment and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (y) Excess Availability would have exceeded $75,000,000 at all times during the 30 days (or, if such Restricted Payment occurs within 30 days after the Effective Date, the number of days between the relevant date of determination and the Effective Date) immediately preceding such Restricted Payment (pro forma after giving effect to such Restricted Payment), and (z) the Consolidated Fixed Charge Coverage Ratio is equal to or exceeds 1.00 to 1.00 (calculated for the fiscal month most recently ended prior to such Restricted Payment for which financial statements have been delivered pursuant to Section 4.1 on a pro forma basis after giving effect to such Restricted Payment); provided, that for purposes of such pro forma Fixed Charge Coverage Ratio calculation, any Restricted Payments made during the first Fiscal Quarter of the relevant four-quarter period that are of the same RP Category as the Restricted Payment requiring the pro forma Fixed Charge Coverage Ratio calculation shall be disregarded as Fixed Charges for purposes of such calculation.

5.12        Change in Business.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof, or business activities reasonably related, incidental, ancillary or complementary thereto (including, without limitation, (A) all chemicals distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind, including without limitation, agriculture, commodity, diversified, industrial, inorganic, organic and specialty chemicals businesses; and (B) all building products and construction materials distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind).

5.13        Change in Structure.  Except as expressly permitted under Section 5.3, no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, make any changes in its equity capital structure, issue any Stock or Stock Equivalents or amend any of its Organization Documents, in each case, in any respect materially adverse to Administrative Agent or Lenders.

5.14        Changes in Accounting, Name or Jurisdiction of Organization.  No Credit Party shall, and no Credit Party shall suffer or permit any of its Restricted Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization, in the case of clauses (iii) and (iv), without at least twenty (20) days’ prior written notice to Administrative Agent and the acknowledgement of Administrative Agent that all actions required by Administrative Agent, including those to continue the perfection of its Liens, have been completed.

5.15        Amendments to Term Loan Agreement Documents and Subordinated Indebtedness.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries directly or indirectly to, change or amend the terms of any (i) Term Loan Agreement Documents in a manner prohibited by the Intercreditor Agreement, if applicable or (ii) Subordinated Indebtedness if the effect of such change or amendment with respect to such Subordinated Indebtedness is to:  (A) increase the interest rate which is payable in cash on such Indebtedness by more than 200 basis points per annum; (B) shorten the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner materially adverse to the Credit Parties any event of default or add or make materially more restrictive any covenant with respect to such Indebtedness; (D) change in a manner materially adverse to the Credit Parties the prepayment provisions of such Indebtedness or (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof) in a manner adverse to the Administrative Agent and the Lenders.

5.16        No Negative Pledges.

(a)           No Credit Party shall, and no Credit Party shall permit any of its U.S. Subsidiaries or Canadian Subsidiaries (other than Unrestricted Subsidiaries) to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Credit Party or any of their respective U.S. Subsidiaries or Canadian Subsidiaries (other than Unrestricted Subsidiaries) to pay dividends or make any other distribution on any of such Credit Party’s or U.S Subsidiary’s or Canadian Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to a Borrower or any Credit Party except pursuant to any document or instrument governing Indebtedness permitted pursuant to subsections 5.5(c), 5.5(f), 5.5(h), 5.5(k), 5.5(m), 5.5(n) and 5.5(o).  No Credit Party shall, and no Credit Party shall permit any of its U.S. Subsidiaries or Canadian Subsidiaries (other than Unrestricted Subsidiaries) to, directly or indirectly, enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Co-Collateral Agents, whether now owned or hereafter acquired except (i) in connection with any document or instrument governing Liens permitted pursuant to subsections 5.1(a), 5.1(h), 5.1(l), 5.1(n), 5.1(o), and 5.1(u) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens or (ii) contained in any agreement entered into in connection with a Permitted Acquisition.

(b)           No Credit Party shall issue any Stock or Stock Equivalents (i) if such issuance would result in an Event of Default under subsection 7.1(k) and (ii) unless such Stock and Stock Equivalents are pledged to Administrative Agent, for the benefit of the Secured Parties, as security for the Obligations, on substantially the same terms and conditions as the other Stock and Stock Equivalents of such Credit Party are pledged to Administrative Agent.

5.17        OFAC; Patriot Act.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to fail to comply with the laws, regulations and executive orders referred to in Section 3.29.

5.18        Sale-Leasebacks.  Except as otherwise permitted pursuant to subsection 5.2(d), no Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.19        Hazardous Materials.  No Credit Party shall, and no Credit Party shall permit any of its Restricted Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any Real Estate (whether or not owned by any Credit Party or any Restricted Subsidiary of any Credit Party), in each such case, to the extent such Release would reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

5.20        [Reserved].

5.21        Canadian Pension Plans; Pensions and Benefit Plans.  No Canadian Credit Party shall establish a new, material Canadian Pension Plan.  No Canadian Credit Party shall cause or suffer to exist any termination, complete or partial wind-up, withdrawal, reorganization, insolvency or similar event with respect to any Canadian Pension Plan which would, in the aggregate, have a Material Adverse Effect.

5.22        Canadian Changes.  No Canadian Credit Party shall (a) change its incorporated name, or if not a corporation, its name as it appears in official filings in the jurisdiction of its organization, (b) change its chief executive office, principal place of business, domicile (within the meaning of the Civil Code of Quebec), corporate offices or provinces where which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its jurisdiction of incorporation or organization, in each case without at least thirty (30) days prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgment that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection and, in the case of the Province of Quebec, publication, of any Liens in favor of the Administrative Agent, on behalf of Secured Parties, in any Collateral, has been completed or taken, and provided, that with respect to paragraphs (b) and (d), any such new location shall be in Canada.  Without limiting the foregoing, no Credit Party shall change its name, identity or corporate or organizational structure in any manner that might make any financing statement filed in connection herewith or any other Loan Document materially misleading within the meaning of section 46(4) of the PPSA (or any comparable provision then in effect) except upon prior written notice to the Administrative Agent and after the Administrative Agent’s written acknowledgement that any reasonable action requested by the Administrative Agent in connection therewith, including to continue the perfection or, in the case of the Province of Quebec, publication, of any Liens in favor of the Administrative Agent, on behalf of the Secured Parties, in any Collateral, has been completed or taken.  No Credit Party shall change its Fiscal Year.

5.23        Permitted Reorganization.  The Administrative Agent and each of the Lenders hereby agree that certain restructuring transactions among the Borrowers and their Subsidiaries to be entered into in connection with the Borrowers’ global tax planning (the “Tax Planning Transactions”) may be consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) on behalf of the Requisite Lenders and that such Tax Planning Transactions shall not constitute “Investments” or “Dispositions” for purposes of the limitations of this Agreement; provided, however, that the Administrative Agent shall withhold its consent (and shall be deemed to be acting reasonably in withholding such consent) to any such transactions that (i) adversely affect the perfection or priority of the Liens granted pursuant to the Loan Documents, except to the extent any such Liens are replaced by perfected Liens with the same priority on assets with substantially equivalent value, as determined by the Administrative Agent in its sole discretion, (ii) adversely affect the value of any Collateral, including any Stock pledged pursuant to the Loan Documents, except to the extent any such Collateral is replaced with assets with substantially equivalent value, as determined by the Administrative Agent in its sole discretion, or (iii) release any Restricted Subsidiary from its Obligations under the Loan Documents, except to the extent any such guaranty is replaced with a replacement guaranty or other credit support with substantially equivalent value, as determined by the Administrative Agent in its sole discretion.

5.24        Canadian Holdco Covenant.  Canadian Holdco shall not (a) hold any assets other than (i) the Holdco Loan (including one or more promissory notes evidencing the Holdco Loan), (ii) the Stock of certain Subsidiaries of Axiall and (iii) partnership books and records of Canadian Holdco, (b) have any liabilities (contingent or otherwise) other than administrative expenses of Canadian Holdco in the ordinary course of business or (c) engage in any activities or business other than (i) owning the Holdco Loan (including one or more promissory notes evidencing the Holdco Loan), the Stock of certain Subsidiaries of Axiall and activities incidental or related thereto, (ii) maintaining its legal existence and (ii) participating in other administrative matters as a member of the consolidated group of Axiall and its Subsidiaries.

ARTICLE VI.
FINANCIAL COVENANT

Each Credit Party covenants and agrees that, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

6.1          Fixed Charge Coverage Ratio.  If at any time Excess Availability is less than the Threshold Amount for three (3) consecutive Business Days (a “Financial Covenant Trigger Event”) (provided, no borrowing is permitted during such 3- Business Day period), the Credit Parties shall not permit the Consolidated Fixed Charge Coverage Ratio as of the immediately preceding Fiscal Quarter end for which financial statements are available and as of each subsequent Fiscal Quarter end thereafter to be less than 1.10 to 1.00; provided, that (a) a breach of such covenant when so tested shall not be cured by a subsequent increase of Excess Availability above the Threshold Amount and (b) such requirement to maintain a Consolidated Fixed Charge Coverage Ratio of at least 1.10 to 1.00 shall no longer apply for subsequent periods if Excess Availability on each day during any period of sixty (60) consecutive days commencing after the date of such Financial Covenant Trigger Event is greater than or equal to the Threshold Amount, after which time the requirement to comply with the Consolidated Fixed Charge Coverage Ratio for purposes of this Section 6.1 shall not apply unless a subsequent Financial Covenant Trigger Event occurs.

ARTICLE VII.
EVENTS OF DEFAULT

7.1          Events of Default.  Any of the following shall constitute an “Event of Default”:

(a)           Non-Payment.  Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation, (ii) to pay within three (3) Business Days after the same shall become due, any interest, or (iii) to pay within five (5) Business Days after the same shall become due, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b)           Representation or Warranty.  (i) Any representation, warranty or certification by or on behalf of any Credit Party or any of its Restricted Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect (without duplication of other materiality qualifiers contained therein) on or as of the date made or deemed made or (ii) any information contained in any Borrowing Base Certificate is untrue or incorrect in any respect (other than (A) inadvertent, immaterial errors not exceeding $6,000,000 in the aggregate in any Borrowing Base Certificate, (B) errors understating the U.S. Borrowing Base, the Canadian Borrowing Base or the Export-Related Borrowing Base and (C) errors occurring when Excess Availability continues to exceed $100,000,000 after giving effect to the correction of such errors);

(c)           Specific Defaults.  Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of subsection 4.2(a), 4.2(b), 4.2(d), 4.3(a), 4.4(a) or 9.10(d), Section 4.1, 4.9, 4.10, 4.11 or 4.16, 4.17 or Article V or VI or the Fee Letter;

(d)           Other Defaults.  Any Credit Party or Restricted Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower Representative by Administrative Agent or Required Lenders;

(e)           Cross Default.  Any Credit Party or any Restricted Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded;

(f)            Insolvency; Voluntary Proceedings.  A Borrower, individually, ceases or fails, or the Credit Parties and their Restricted Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing;

(g)           Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against any such Person’s Properties with a value in excess of $50,000,000 individually or in the aggregate and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business;

(h)           Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries involving in the aggregate a liability of $50,000,000 or more (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i)            Non Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Restricted Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j)            Collateral.  Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Restricted Subsidiary of any Credit Party thereto or any Credit Party or any Restricted Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest subject only to Permitted Liens;

(k)           Ownership.  (i) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Axiall and its Restricted Subsidiaries taken as a whole to any ‘‘person’’ or “group” (as those terms are used in Section 13(d) of the Exchange Act); (ii) the adoption of a plan relating to the liquidation or dissolution of Axiall; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any ‘‘person’’ or “group” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Axiall, measured by voting power rather than number of shares, (iv) Axiall shall cease to own, directly or indirectly, 100% of the Voting Stock of the Canadian Borrower or SpinCo or (v) “Change of Control” (or other analogous terms or provision as defined in or reflected in any Other Financing Document) shall occur.  Notwithstanding the foregoing, any holding company that directly or indirectly owns 100% of the Voting Stock of Axiall shall not be deemed to be a ‘‘person’’ for purposes of clauses (i) and (iii) above such that the Beneficial Owners of such holding company shall be the Beneficial Owners of Axiall’s Voting Stock for purposes of clauses (i) and (iii) above; or

(l)            Invalidity of Subordination Provisions.  The lien subordination provisions of the Intercreditor Agreement or any agreement or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions.

7.2          Remedies.  Upon the occurrence and during the continuance of any Event of Default, Administrative Agent may, and shall at the request of the Required Lenders:

(a)           declare all or any portion of the Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be suspended or terminated, whereupon such Commitments shall forthwith be suspended or terminated;

(b)           declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent, any Lender or the L/C Issuer.

7.3          Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

7.4          Cash Collateral for Letters of Credit.  If an Event of Default has occurred and is continuing, this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason or if otherwise required by the terms hereof, Administrative Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2), and the Borrowers shall thereupon deliver to Administrative Agent, to be held for the benefit of the L/C Issuer, Administrative Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the U.S. Dollar Equivalent of the amount of L/C Reimbursement Obligations as additional collateral security for Obligations.  Administrative Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties’ Obligations.  The remaining balance of the cash collateral will be returned to the Borrowers when all Letters of Credit have been terminated or discharged, all Commitments have been terminated and all Obligations have been paid in full in cash.

ARTICLE VIII.
THE ADMINISTRATIVE AGENT

8.1          Appointment and Duties.

(a)           Appointment of Agents.  Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent pursuant to Section 8.9) as Administrative Agent hereunder and authorizes Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) execute and deliver the Agreement on its behalf, (iii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Administrative Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.  Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 9.09) as a Co-Collateral Agent hereunder and authorizes such Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Co-Collateral Agent under the Loan Documents and (ii) exercise such powers as are reasonably incidental thereto.  Each Lender and each L/C Issuer hereby appoints Wells Fargo as a Co-Collateral Agent hereunder and authorizes such Co-Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to such Co-Collateral Agent under the Loan Documents and (ii) exercise such powers as are reasonably incidental thereto.

(b)           Duties as Collateral and Disbursing Administrative Agent.  Without limiting the generality of clause (a) above, Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 7.1(f) or (g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Administrative Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub- agent for Administrative Agent, the Lenders and the L/C Issuers for purposes of the perfection of Liens with respect to any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub- agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Administrative Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)           Limited Duties.  Under the Loan Documents, each Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, “Co-Collateral Agent”, as applicable, or the terms “agent” and “collateral agent” and similar terms in any Loan Document to refer to any Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against any Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

8.2          Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (i) any action taken by Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by Administrative Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

8.3          Use of Discretion.

(a)           Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Requirement of Law; and

(b)           Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or its Affiliates that is communicated to or obtained by Administrative Agent or any of its Affiliates in any capacity.

8.4          Delegation of Rights and Duties.  Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co- agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VIII to the extent provided by Administrative Agent.

8.5          Reliance and Liability.

(a)           Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)           No Agent and no Related Person of any Agent shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Credit Party hereby waives and shall not assert (and each of the Borrowers shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of such Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, no Agent:

(i)            shall be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Administrative Agent, when acting on behalf of Administrative Agent);

(ii)           shall be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)          makes any warranty or representation, and no Agent shall be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Administrative Agent in connection with the Loan Documents; and

(iv)          shall have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled “notice of default” (in which case Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Lender, L/C Issuer and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Credit Party to waive and agree not to assert) any right, claim or cause of action it might have against any Agent based thereon.

(c)           Each Lender and L/C Issuer (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and (ii) agrees that is shall not rely on any audit or other report provided by Administrative Agent or its Related Persons (an “Administrative Agent Report”).  Each Lender and L/C Issuer further acknowledges that any Administrative Agent Report (i) is provided to the Lenders and L/C Issuers solely as a courtesy, without consideration, and based upon the understanding that such Lender or L/C Issuer will not rely on such Administrative Agent Report, (ii) was prepared by Administrative Agent or its Related Persons based upon information provided by the Credit Parties solely for Administrative Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by Administrative Agent or its Related Persons regarding the operations and condition of the Credit Parties.  Neither Administrative Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Administrative Agent Report or in any related documentation, (iii) the scope or adequacy of Administrative Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Administrative Agent Report or in any related documentation, and (iv) any work performed by Administrative Agent or Administrative Agent’s Related Persons in connection with or using any Administrative Agent Report or any related documentation.

(d)           Neither Administrative Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender or L/C Issuer receiving a copy of any Administrative Agent Report.  Without limiting the generality of the forgoing, neither Administrative Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Administrative Agent Report, or the appropriateness of any Administrative Agent Report for any Lender’s or L/C Issuer’s purposes, and shall have no duty or responsibility to correct or update any Administrative Agent Report or disclose to any Lender or L/C Issuer any other information not embodied in any Administrative Agent Report, including any supplemental information obtained after the date of any Administrative Agent Report.  Each Lender and L/C Issuer releases, and agrees that it will not assert, any claim against Administrative Agent or its Related Persons that in any way relates to any Administrative Agent Report or arises out of any Lender or L/C Issuer having access to any Administrative Agent Report or any discussion of its contents.

8.6          Agents Individually.  Each Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as such Agent and may receive separate fees and other payments therefor.  To the extent any Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, such Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender or as one of the Required Lenders.

8.7          Lender Credit Decision.

(a)           Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon any Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by any Agent or any of their Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by any Agent to the Lenders or L/C Issuers, no Agent shall have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of such Agent or any of its Related Persons.

(b)           If any Lender or L/C Issuer has elected to abstain from receiving MNPI concerning the Credit Parties or their Affiliates, such Lender or L/C Issuer acknowledges that, notwithstanding such election, Administrative Agent and/or the Credit Parties will, from time to time, make available syndicate-information (which may contain MNPI) as required by the terms of, or in the course of administering the Loans to the credit contact(s) identified for receipt of such information on the Lender’s administrative questionnaire who are able to receive and use all syndicate-level information (which may contain MNPI) in accordance with such Lender’s compliance policies and contractual obligations and applicable law, including federal and state securities laws; provided, that if such contact is not so identified in such questionnaire, the relevant Lender or L/C Issuer hereby agrees to promptly (and in any event within one (1) Business Day) provide such a contact to Administrative Agent and the Credit Parties upon request therefor by Administrative Agent or the Credit Parties.  Notwithstanding such Lender’s or L/C Issuer’s election to abstain from receiving MNPI, such Lender or L/C Issuer acknowledges that if such Lender or L/C Issuer chooses to communicate with Administrative Agent, it assumes the risk of receiving MNPI concerning the Credit Parties or their Affiliates.

8.8          Expenses; Indemnities; Withholding.

(a)           Each Lender agrees to reimburse each Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by such Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring, debtor-in-possession proceeding or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

(b)           Each Lender further agrees to indemnify each Agent, each L/C Issuer and each of their respective Related Persons (to the extent not reimbursed by any Credit Party), severally and ratably, from and against Liabilities (including, as described in subsection 8.8(c) and to the extent not indemnified thereunder, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender and any taxes attributable to any Lender’s failure to comply with the provisions of Section 9.9(g) relating to the maintenance of a Participant Register) that may be imposed on, incurred by or asserted against such Agent or L/C Issuer or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by such Agent or L/C Issuer or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to any Agent or L/C Issuer or any of their respective Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Agent, L/C Issuer or Related Person, as the case may be, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(c)           To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Administrative Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Administrative Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such

Lender shall promptly indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by such Administrative Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Administrative Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Administrative Agent is entitled to indemnification from such Lender under this Section 8.8(c).

8.9          Resignation of Administrative Agent or L/C Issuer.

(a)           Any Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower Representative, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 8.9.  If any Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent (other than a successor Co-Collateral Agent to Wells Fargo).  If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders (it being understood that in the event that Wells Fargo resigns as Co-Collateral Agent, Wells Fargo may not have such right to appoint a successor Co-Collateral Agent).  Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

(b)           Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of such Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as an Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as such Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as such Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

(c)           Any L/C Issuer may refuse to issue a Letter of Credit in its sole discretion.  Any Lender that is an L/C Issuer may at any time assign all of its Commitments pursuant to, and subject to the terms of, Section 9.9.  If such L/C Issuer ceases to be a Lender, it may, at its option, resign as L/C Issuer.  In addition, any L/C Issuer may, at any time give notice of its resignation to Administrative Agent and the Borrowers.  Upon the resignation of such L/C Issuer, such L/C Issuer’s obligations to issue Letters of Credit shall terminate but it shall retain all of the rights and obligations of an L/C Issuer hereunder with respect to Letters of Credit outstanding as of the effective date of its resignation and all Letter of Credit Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in outstanding Letter of Credit Obligations), shall continue.

8.10        Release of Collateral or Guarantors.  Each Lender and L/C Issuer hereby consents to the release and hereby directs Administrative Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)           any Restricted Subsidiary of a Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Restricted Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b)           any Lien held by Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations arising under Secured Rate Contracts, that Administrative Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all contingent Obligations (or, as an alternative to cash collateral in the case of any Letter of Credit Obligation, receipt by Administrative Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to Administrative Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent Obligations (other than L/C Reimbursement Obligations) as to which no claim has been asserted) and (D) to the extent requested by Administrative Agent, receipt by Administrative Agent and the Secured Parties of liability releases from the Credit Parties each in form and substance acceptable to Administrative Agent.

Each Lender and L/C Issuer hereby directs Administrative Agent, and Administrative Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

8.11        Additional Secured Parties.

(a)           The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or L/C Issuer party hereto as long as, by accepting such benefits, such Secured Party agrees, as among Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to Administrative Agent) this Article VIII and Sections 9.3, 9.9, 9.10, 9.11, 9.17, 9.24 and 10.1 (and, solely with respect to L/C Issuers, subsection 1.1(c)) and the decisions and actions of Administrative Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) each of Administrative Agent, the Lenders and the L/C Issuers party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (b) except as otherwise set forth herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

(b)           Bank Products.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein.

8.12        Documentation Agent and Syndication Agent.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Documentation Agent and Syndication Agent shall not have any duties or responsibilities, nor shall the Documentation Agent and Syndication Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Documentation Agent and Syndication Agent.  At any time that any Lender serving (or whose Affiliate is serving) as Documentation Agent and/or Syndication Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans and the Revolving Loan Commitment, such Lender (or an Affiliate of such Lender acting as Documentation Agent or Syndication Agent) shall be deemed to have concurrently resigned as such Documentation Agent and/or Syndication Agent.

8.13        Co-Collateral Agent Discretionary Matters.  This Agreement provides that certain matters (the “Co-Collateral Agent Discretionary Matters”) are subject to the discretion of the Co-Collateral Agents.  Subject to the terms and conditions set forth herein, each party hereto hereby agree that for so long as Wells Fargo remains as a Co-Collateral Agent, Wells Fargo shall be entitled to consult with GE Capital on the Co-Collateral Agent Discretionary Matters.  In the event that Wells Fargo and GE Capital cannot, after consultation, agree on any Co-Collateral Agent Discretionary Matter, the parties hereto agree that GE Capital shall apply the determination made by Wells Fargo to the extent that Wells Fargo’s determination (x) is a more conservative exercise of credit judgment than the determination made by GE Capital and (y) complies with any standard set forth in the Credit Agreement with respect to such Co-Collateral Agent Discretionary Matter.  GE Capital hereby acknowledges and agrees that if, when and to the extent GE Capital, in its capacity as Administrative Agent or Co-Collateral Agent, receives any information or document reasonably necessary or desirable in Wells Fargo’s exercise of any rights set forth under the Credit Agreement in its capacity as a Co-Collateral Agent, GE Capital shall promptly forward to Wells Fargo such information or document.  Notwithstanding the foregoing, Wells Fargo hereby acknowledges and agrees that GE Capital in its capacity as Administrative Agent or Co-Collateral Agent shall not be required to obtain the consent or approval of Wells Fargo in connection with any exercise of its rights or remedies under the Credit Agreement and other Loan Documents, except as otherwise required under the Credit Agreement.

8.14        Quebec Security.  For greater certainty, and without limiting the powers of Administrative Agent hereunder or under any of the other Loan Documents, each of the Lenders hereby acknowledges that Administrative Agent shall, for purposes of holding any security granted by the Borrowers or any other Person on its property pursuant to the laws of the Province of Quebec to secure payment of the bonds, notes or other titles of indebtedness, be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for itself and all present and future Secured Parties and in particular for all present and future holders of such bonds, notes or other titles of indebtedness.  Each of Administrative Agent and Lenders hereby irrevocably constitutes, to the extent necessary, Administrative Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by the Borrowers or any other Person in the Province of Quebec to secure such bonds, notes or other title of indebtedness.  Each permitted assignee of the Lenders shall be deemed to have confirmed and ratified the constitution of Administrative Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant assignment of its interest.  Notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Quebec), Administrative Agent may acquire and be the holder of such bonds, notes or other titles of indebtedness, as agent and pledgee for its own account and for the benefit of all Secured Parties.  The execution prior to the date hereof by the Administrative Agent of any deed of hypothec or other security documents made pursuant to the laws of the Province of Quebec, is hereby ratified and confirmed.  For greater certainty, the Administrative Agent, acting as the holder of an irrevocable power of attorney (fondé de pouvoir), shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis.  In the event of the resignation or appointment of a successor Administrative Agent, such successor Administrative Agent shall also act as the holder of an irrevocable power of attorney (fondé de pouvoir).

ARTICLE IX.
MISCELLANEOUS

9.1          Amendments and Waivers.

(a)           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by Administrative Agent, the Required Lenders (or by Administrative Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Administrative Agent with the consent of all the Lenders directly affected thereby), in addition to Administrative Agent and the Required Lenders (or by Administrative Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i)            increase or extend the Commitment of any Lender (or reinstate any Commitment terminated pursuant to subsection 7.2(a));

(ii)           postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document (for the avoidance of doubt, mandatory prepayments pursuant to Section 1.8 (other than scheduled installments under subsection 1.8(a)) may be postponed, delayed, waived or modified with the consent of Required Lenders);

(iii)          reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations (it being understood and agreed that any change to the definition of Excess Availability or in the component definitions thereof shall not constitute a reduction in the rate of interest); provided, that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrowers to pay interest at the rate set forth in subsection 1.3(c) during the continuance of an Event of Default;

(iv)          change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

(v)           amend this Section 9.1, subsection 9.11(b) or the definition of Required Lenders or any provision providing for consent or other action by all Lenders;

(vi)          discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents; or

(vii)         amend or modify Section 1.10(c).

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v), (vi) and (vii).

(b)           No amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders or all Lenders directly affected thereby, as the case may be (or by Administrative Agent with the consent of the Required Lenders or all the Lenders directly affected thereby, as the case may be), affect the rights or duties of Administrative Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.  No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to any Secured Swap Provider becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or, in the case of a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, GE Capital.

(c)           No amendment or waiver shall, unless signed by Administrative Agent and all Lenders (or by Administrative Agent with the consent of all Lenders):  amend or modify the definitions of Eligible Accounts, Designated Eligible Foreign Accounts, Eligible Export-Related Accounts, Eligible Inventory, the Export-Related Borrowing Base, U.S. Borrowing Base or Canadian Borrowing Base, including any increase in the percentage advance rates in the definitions of U.S. Borrowing Base or Canadian Borrowing Base, in a manner which would increase the availability of credit under the Aggregate Revolving Loan Commitment.

(d)           No amendment, modification, termination or waiver of Sections 1.1(d) or 1.16, or which amends or modifies the definitions of Eligible Export-Related Accounts, Export-Related Accounts, Export-Related Borrowing Base or Export-Related Borrowing Availability or any provision relating to Reserves applicable to the Export-Related Borrowing Base, shall be effective unless the same shall be in writing and executed by the Export-Related Loan Lender.

(e)           No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 or Section 2.3 to the making of any Export-Related Loan shall be effective unless the same shall be in writing and executed by the Administrative Agent, the Export-Related Loan Lender and the Borrower Representative.

(f)            No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Export-Related Loans resulting in such Obligations being junior in right of payment to principal on the Loans or resulting in Obligations owing to the Export-Related Loan Lender becoming unsecured (other than release of Liens in accordance with the terms hereof), in each case in a manner adverse to the Export-Related Loan Lender, shall be effective without the written consent of the Export-Related Loan Lender.

(g)           Notwithstanding anything to the contrary contained in this Section 9.1, (v) the Administrative Agent and the Borrowers (without the consent of any Lender) may amend the Loan Documents to further comport with any technical requirements of Ex-Im Bank with respect to the Export-Related Loans, (w) Borrowers may amend Schedules 3.19 and 3.21 upon notice to Administrative Agent, (x) Administrative Agent may amend Schedule 1.1(b) to reflect Sales entered into pursuant to Section 9.9, (y) this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrower Representative and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement, and (z) Administrative Agent and Borrowers may amend or modify this Agreement and any other Loan Document to (1) cure any ambiguity, omission, defect or inconsistency therein or (2) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties; provided, that no Accounts or Inventory of such Person shall be included as Eligible Accounts, Designated Eligible Foreign Accounts, Eligible Export-Related Accounts or Eligible Inventory until a field examination (and, if required by Administrative Agent, an Inventory appraisal) with respect thereto has been completed to the satisfaction of Administrative Agent, including the establishment of Reserves required in the Co-Collateral Agents’ Permitted Discretion.

(h)           The consent of Administrative Agent and a Bank Product Provider that is providing Bank Products and has outstanding any such Bank Products at such time that are secured hereunder shall be required for any amendment to the priority of payment of Obligations related to such Bank Products as set forth in Section 1.10.

9.2          Notices.

(a)           Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Schedule 9.2 hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to Administrative Agent prior to such posting, (iii) posted to any other E-System approved by or set up by or at the direction of Administrative Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers, Administrative Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and Administrative Agent.  Transmissions made by electronic mail or E-Fax to Administrative Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of Administrative Agent applicable at the time and previously communicated to Borrower Representative, and (z) if receipt of such transmission is acknowledged by Administrative Agent.

(b)           Effectiveness.  (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after deposit in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Administrative Agent pursuant to Article I shall be effective until received by Administrative Agent.

(ii)           The posting, completion and/or submission by any Credit Party of any communication pursuant to an E System shall constitute a representation and warranty by the Credit Parties that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Credit Party in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)           Each Lender shall notify Administrative Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as Administrative Agent shall reasonably request.

9.3          Electronic Transmissions.

(a)           Authorization.  Subject to the provisions of subsection 9.2(a), each of Administrative Agent, Lenders, each Credit Party and each of their Related Persons, is authorized

(but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Credit Party and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)                                 Signatures.  Subject to the provisions of subsection 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Administrative Agent, each Secured Party and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)                                  Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related Contractual Obligations executed by Administrative Agent and Credit Parties in connection with the use of such E-System.

(d)                                 LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY ADMINISTRATIVE AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of each Borrower, each other Credit Party executing this Agreement and each Secured Party agrees that Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4                               No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Credit Party, any Affiliate of any Credit Party, Administrative Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

9.5                               Costs and Expenses.  Except as otherwise expressly set forth in this Agreement, any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of any Agent or Required Lenders, shall be at the expense of such Credit Party, and no Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein.  In addition, the Credit Parties, jointly and severally (but subject to Section 11.5), agree to pay or reimburse upon demand (a) each Agent and each Arranger for all out-of-pocket costs and expenses incurred by such Person or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs of such Person (but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one U.S. counsel and one general Canadian counsel (and its extra-provincial agents, where required) to such Indemnified Persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of an actual or perceived conflict of interest, additional local and special counsel to all similarly affected Indemnified Persons taken as a whole)), the cost of environmental audits, Collateral audits and appraisals, background checks and similar expenses, (b) each L/C Issuer for all reasonable out of pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (c) each Co-Collateral Agent for all costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by such Co-Collateral Agent for its examiners) and (d) each Agent, each Lender, each L/C Issuer and each of their respective Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document, Obligation or Transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs.

9.6                               Indemnity.

(a)                                 Each Credit Party agrees to indemnify, hold harmless and defend each Agent, each Lender, each Arranger, each L/C Issuer and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, the Transactions, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including Attorneys Costs in any case, but limited, in the case of legal fees and expenses, to the reasonable and documented out-of-pocket fees, disbursements and other charges of one U.S. counsel and one general Canadian counsel (and its extra-provincial agents, where required) to such Indemnified Persons taken as a whole and, solely in the case of an actual or perceived conflict of interest, one additional counsel to all affected Indemnified Persons taken as a whole (and, if reasonably necessary, of one local counsel in any relevant jurisdiction and of one special counsel to all such persons, taken as a whole and, solely in the case of an actual or perceived conflict of interest, additional local and special counsel to all similarly affected Indemnified Persons taken as a whole), any Credit Party or any Affiliate of any Credit Party, or any third person, whether or not any such Indemnitee, Related Person, holder, creditor, Credit Party, Affiliate of a Credit Party, or third person is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter to the extent such liability has resulted primarily from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order or (B) any dispute solely among Indemnitees, other than any claims against an Indemnitee in its capacity or in fulfilling its role Administrative Agent or Arranger or any similar role under this Agreement, and other than any claims arising out of any act or omission of Axiall or any of its Affiliates.  Furthermore, each Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.  Under no circumstances shall any Indemnitee be liable to any Credit Party or any Affiliate of a Credit Party for any punitive, exemplary, consequential or indirect damages which may be alleged in connection with this Agreement or any other Loan Document.

(b)                                 Without limiting the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any Real Estate of any Credit Party or any Related Person or any Credit

Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Administrative Agent or following Administrative Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee.

9.7                               Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from a Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

9.8                               Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, that any assignment by any Lender shall be subject to the provisions of Section 9.9, and provided, further, that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agent and each Lender (and any purported assignment or transfer without such consents shall be null and void).

9.9                               Assignments and Participations; Binding Effect.

(a)                                 Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers, the other Credit Parties signatory hereto and Administrative Agent and when Administrative Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers, the other Credit Parties hereto (in each case except for Article VIII), Administrative Agent, each Lender and each L/C Issuer receiving the benefits of the Loan Documents and, to the extent provided in Section 8.11, each other Secured Party, each of the Indemnitees and, in each case, their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrowers, any other Credit Party, any L/C Issuer or Administrative Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)                                 Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person (other than a Credit Party or an Affiliate of a Credit Party) acceptable (which acceptance shall not be unreasonably withheld or delayed) to Administrative Agent and each L/C Issuer that is a Lender and, as long as no Event of Default is continuing, the Borrower Representative (which acceptances shall be deemed to have been given unless an objection is delivered to

Administrative Agent within ten (10) Business Days after notice of a proposed sale is delivered to Borrower Representative) (it being understood that GE Capital may sell a portion of its Commitments to other entities for which GE Capital and its affiliates have agreed to service and manage those Commitments without any such acceptance from Administrative Agent, L/C Issuer or the Borrower Representative); provided, however, that (v) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans, (w) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of the Borrower Representative (to the extent required) and Administrative Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Administrative Agent, (y) interest accrued prior to and through the date of any such Sale may not be assigned, and (z) such Sales by Non-Funding Lenders shall be subject to Administrative Agent’s and the Borrower Representative’s prior written consent in all instances (such consent by the Borrower Representative not to be unreasonably withheld or delayed).  Administrative Agent’s refusal to accept a Sale to (a) a holder of Subordinated Indebtedness or an Affiliate of such a holder or (b) any Person that cannot (either directly or through an Applicable Designee) lend to the Canadian Borrower, or the imposition of conditions or limitations (including limitations on voting) upon Sales to such Persons, in each case, shall not be deemed to be unreasonable.  In no event shall any Sale of all or a portion of any Lender’s rights and obligations hereunder (including all or a portion of its Commitments and its rights and obligations with respect to Loans and Letters of Credit) to a Credit Party or an Affiliate of a Credit Party be permitted.

(c)                                  Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to Administrative Agent an Assignment via an electronic settlement system designated by Administrative Agent (or, if previously agreed with Administrative Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to Administrative Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment of an assignment fee in the amount of $3,500 to Administrative Agent, unless waived or reduced by Administrative Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate or an Approved Fund of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Lender, and concurrently to one or more Affiliates or Approved Funds of such Assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Administrative Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of subsection 9.9(b), upon Administrative Agent (and the Borrower, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Administrative Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)                                 Effectiveness.  Subject to the recording of an Assignment by Administrative Agent in the Register pursuant to subsection 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)                                  Grant of Security Interests.  In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board) or other central bank having jurisdiction over such Lender, without notice to Administrative Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender’s Indebtedness or equity securities, by notice to Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

(f)                                   Participants and SPVs.  In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to Administrative Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from Administrative Agent or the Borrowers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to Administrative Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan

Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a).  No party hereto shall institute (and each Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the termination of the Commitments and the payment in full of the Obligations.

9.10                        Non-Public Information; Confidentiality.

(a)                                 Non-Public Information.  Administrative Agent, each Lender and L/C Issuer acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Credit Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws (including United States federal and state security laws and regulations).

(b)                                 Confidential Information.  Each Lender, L/C Issuer and each Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document and designated in writing by any Credit Party as confidential, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons of such Lender, L/C Issuer or Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information, are instructed to keep such information confidential in accordance with the terms hereof and such Person agrees to be bound by the confidentiality provisions set forth herein, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 9.10 or (B) available to such Lender, L/C Issuer or Agent or any of their Related Persons, as the case may be, from a source (other than any Credit Party) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Credit Parties, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), (viii) to any other party hereto, and (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, L/C Issuer or Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

(c)                                  Tombstones.  Each Credit Party consents to the publication by any Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Credit Party’s name, product photographs, logo or trademark.  Such Agent or such Lender shall provide a draft of any advertising material to Borrower Representative for review and comment prior to the publication thereof.

(d)                                 Press Release and Related Matters.  No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Administrative Agent is party without the prior consent of GE Capital except to the extent required to do so under applicable Requirements of Law (including in any document filed with any Governmental Authority describing the financing provided hereunder).

(e)                                  Distribution of Materials to Lenders and L/C Issuers.  The Credit Parties acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Credit Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Administrative Agent, and made available, to the Lenders and the L/C Issuers by posting such Borrower Materials on an E-System.  The Credit Parties authorize Administrative Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)                                   Material Non-Public Information.  The Credit Parties hereby agree that if either they, any parent company or any Subsidiary of the Credit Parties has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) to the extent reasonably practicable, clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”.  The Credit Parties agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Administrative Agent, the Lenders and the L/C Issuers shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws.  The Credit Parties further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI:  (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Credit Parties or Administrative Agent (including, Notices of Borrowing, Notices of Conversion/Continuation, L/C Requests, Swingline requests and any similar requests or notices posted on or through an E-System).  Before distribution of any Borrower Materials, the Credit Parties agree to execute and deliver to Administrative Agent a letter authorizing distribution of the evaluation materials to prospective Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

(g)                                  Participant Register.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register for the recordation of the names and addresses of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

9.11                        Set-off; Sharing of Payments.

(a)                                 Right of Setoff.  Each of Administrative Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Administrative Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrowers or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  Each of Administrative Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower Representative and Administrative Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that Administrative Agent, the Lenders, the L/C Issuer, their Affiliates and the other Secured Parties, may have.

(b)                                 Sharing of Payments, Etc.  If any Lender (other than any L/C Issuer, solely in its capacity as L/C Issuer), directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC or the applicable PPSA in the case of Canadian Collateral) of Collateral) other than pursuant to Section 9.9 or Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, Administrative Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.  If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 1.11(b).

9.12                        Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

9.13                        Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

9.14                        Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

9.15                        Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

9.16                        Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Credit Parties, Administrative Agent, each Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or Administrative Agent merely because of Administrative Agent’s or Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 9.18 and 9.19.

9.17                        No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the L/C Issuers party hereto, the Agents and, subject to the provisions of Section 8.11, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  No Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

9.18                        Governing Law and Jurisdiction.

(a)                                 Governing Law.  The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

(b)                                 Submission to Jurisdiction.  Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided, that nothing in this Agreement shall limit the right of Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Administrative Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents.  The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

(c)                                  Service of Process.  Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America or Canada with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of the Borrowers specified herein (and shall be effective when such mailing shall be effective, as provided therein).  Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Canadian Credit Party hereby irrevocably designates, appoints and authorizes Axiall (in such capacity, the “Process Agent”) as its agent to receive on behalf of such Canadian Credit Party and its property service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Canadian Credit Party in care of the Process Agent, and such Canadian Credit Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  Each Canadian Credit Party covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation, appointment and authorization of the Process Agent above in full force and effect, and to cause the Process Agent to continue to act in such capacity.

(d)                                 Non-Exclusive Jurisdiction.  Nothing contained in this Section 9.18 shall affect the right of Administrative Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

9.19                        Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT,

OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

9.20                        Entire Agreement; Release; Survival.

(a)                                 THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)                                 Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each of each Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)                                  (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 9.20, Sections 9.5 (Costs and Expenses) and 9.6 (Indemnity) and Articles VIII (Administrative Agent) and X (Taxes, Yield Protection and Illegality), and (ii) the provisions of Section 8.1 of the U.S. Revolving Guaranty and Security Agreement, in each case, shall (x) survive the termination of the Commitments and the payment in full of all other Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

9.21                        Patriot Act.  Each Lender that is subject to the Patriot Act hereby notifies the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act.

9.22                        Replacement of Lender.  Within forty-five days after:  (i) receipt by the Borrower Representative of written notice and demand from any Lender that is not Administrative Agent or an Affiliate of Administrative Agent (an “Affected Lender”) for payment of indemnified taxes or additional costs as provided in Sections 10.1, 10.3 and/or 10.6; or (ii) any failure by any Lender (other than Administrative Agent) to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrowers may, at their option, notify Administrative Agent and such Affected Lender or such non-consenting Lender, as the case may be, of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Affected Lender or such non-consenting Lender, as the case may be, which Replacement Lender shall be reasonably satisfactory to Administrative Agent.  In the event the Borrowers obtain a Replacement Lender within sixty (60) days following notice of its intention to do so, the Affected Lender or non-consenting Lender, as the case may be, shall sell and assign its Loans and Commitments to such Replacement Lender, at par, provided that the Borrowers have reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrowers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrowers, the Replacement Lender and Administrative Agent, shall be effective for purposes of this Section 9.22 and Section 9.9.  Notwithstanding the foregoing, with respect to a Lender that is a Non-Funding Lender, the Borrowers or Administrative Agent may obtain a Replacement Lender and execute an Assignment on behalf of such Non-Funding Lender at any time and without prior notice to such Non-Funding Lender and cause its Loans and Commitments to be sold and assigned at par.  Upon any such assignment and payment and compliance with the other provisions of Section 9.9, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.

9.23                        [Reserved].

9.24                        Creditor-Debtor Relationship.  The relationship between Administrative Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

9.25                        Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Administrative Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Administrative Agent or any Lender in such currency, Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

9.26                        Actions in Concert.  Notwithstanding anything contained herein to the contrary, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Credit Party arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of Administrative Agent or Required Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Required Lenders.

ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY

10.1                        Taxes.

(a)                                 Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority and all liabilities with respect thereto (and without deduction for any of them) other than Excluded Taxes (collectively, but excluding Excluded Taxes, the “Taxes”).

(b)                                 If any Taxes shall be required by law to be deducted from or in respect of any amount payable by any Credit Party under any Loan Document to any Secured Party (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to Administrative Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Administrative Agent; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify any Secured Party pursuant to clause (d) below for, (x) withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Secured Party” under this Agreement in the capacity under which such Person makes a claim under this clause (b) or clause (d) below, designates a new Lending Office or experiences a change in circumstances (other than a change in a Requirement of Law), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any other Secured Party that was entitled, at the time the assignment to such Person became effective, or such Secured Party was entitled at the time of designation of a new Lending Office or change in circumstances, to receive additional amounts under this clause (b) or clause (d) below, or (y) any United States backup withholding tax required by the Code to be withheld from amounts payable to a Secured Party that is subject to backup withholding due to (A) notified payee underreporting of reportable interest or dividend payments or other reportable payments or (B) the IRS notifying Administrative Agent or Borrower that the furnished taxpayer identification number is incorrect.

(c)                                  In addition, the Applicable Borrower agrees to pay, and authorize Administrative Agent to pay in their name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, “Other Taxes”).  The Swingline Lender may, without any need for notice, demand or consent from the Applicable Borrower or the Borrower Representative, by making funds available to Administrative Agent in the amount equal to any such payment, make a Swing Loan to the Applicable Borrower in such amount, the proceeds of which shall be used by Administrative Agent in whole to make such payment.  Within 30 days after the date of any payment of Other Taxes by any Credit Party, the Applicable Borrower shall furnish to Administrative Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Administrative Agent.

(d)                                 The Applicable Borrower shall reimburse and indemnify, within 30 days after receipt of demand therefor (with copy to Administrative Agent), each Secured Party for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted.  A certificate of the Secured Party (or of Administrative Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower Representative with copy to Administrative Agent, shall be conclusive, binding and final for all purposes, absent manifest error.  In determining such amount, Administrative Agent and such Secured Party may use any reasonable averaging and attribution methods.

(e)                                  Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

(f)                                   (i)                                     Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or

Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed and signed originals of each of the following, as applicable:  (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E, as applicable (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E, as applicable (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Administrative Agent that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Applicable Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents.  Unless the Borrower Representative and Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

(ii)                                  Each U.S. Lender Party (other than a U.S. Lender Party that is an exempt recipient under Treasury Regulation § 1.6049-4(c)(1)(ii)) shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Administrative Agent (or, in the case of a participant or SPV, the relevant Lender), provide Administrative Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(iii)                               Each Lender having sold a participation in any of its Obligations or identified an SPV as such to Administrative Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Administrative Agent.

(g)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Axiall and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Axiall or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Axiall or the Administrative Agent as may be necessary for Axiall and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)                                 If any Secured Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified hereunder (including by the payment of additional amounts pursuant to this Section 10.1), it shall pay to the applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made hereunder with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such Credit Party, upon the request of such Secured Party, shall repay to such Secured Party the amount paid over pursuant to this clause (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Secured Party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this clause (h), in no event will such Secured Party be required to pay any amount to a Credit Party pursuant to this clause (h) the payment of which would place such Secured Party in a less favorable net after-Tax position than such Secured Party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This clause (h) shall not be construed to require any Secured Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

10.2                        Illegality.  If after the date hereof (a) any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make or maintain LIBOR Rate Loans or (b) any Lender determines in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that (i) it has become impracticable as a result of a circumstance that adversely affects the London interbank market or the position of such Lender in such market to make or maintain LIBOR Rate Loans, then, in each case, on notice thereof by such Lender to the Borrowers through Administrative Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exists.

(a)                                 Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Applicable Borrower shall prepay in full all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

(b)                                 If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower Representative may elect, by giving notice to such Lender through Administrative Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans or Canadian Index Rate Loans, as applicable.

(c)                                  Any Lender claiming any additional amounts payable pursuant to this Section 10.2 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its applicable lending office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be illegal or otherwise disadvantageous to such Lender.

10.3                        Increased Costs and Reduction of Return.

(a)                                 If any Lender or L/C Issuer shall reasonably determine that either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, (A) shall impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement pursuant to Section 10.6) or L/C Issuer; (B) subject any Lender or any L/C Issuer to any tax of any kind whatsoever other than any Excluded Taxes with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (notwithstanding the foregoing, Taxes, Other Taxes and Excluded Taxes are covered exclusively by Section 10.1); or (C) impose on any Lender, any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement, LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount), then the applicable Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the applicable Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(a) for any increased costs incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the increased costs and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)                                 If any Lender or L/C Issuer shall have determined that:

(i)                                     the introduction of any Capital Adequacy Regulation;

(ii)                                  any change in any Capital Adequacy Regulation;

(iii)                               any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)                              compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender’s or such entities’ policies with respect to capital adequacy and such Lender’s or L/C Issuer’s desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to Administrative Agent), the Applicable Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Applicable Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this subsection 10.3(b) for any amounts incurred more than 180 days prior to the date that such Lender or L/C Issuer notifies the Borrower Representative, in writing of the amounts and of such Lender’s or L/C Issuer’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(c)                                  Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to have occurred after the date hereof regardless of the date enacted, adopted, promulgated or issued.

10.4                        Funding Losses.  Each Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)                                 the failure of such Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(b)                                 the failure of such Borrower to borrow, continue or convert a Loan after the Borrower Representative has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)                                  the failure of such Borrower to make any prepayment after the Borrower Representative has given a notice in accordance with Section 1.7;

(d)                                 the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(e)                                  the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan or Canadian Index Rate Loan, as applicable, on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained.  Solely for purposes of calculating amounts payable by the Applicable Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a):  each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

10.5                        Inability to Determine Rates.  If Administrative Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding or maintaining such Loan, Administrative Agent will forthwith give notice of such determination to the Borrower Representative and each Lender.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until Administrative Agent revokes such notice in writing.  Upon receipt of such notice, the Borrower Representative may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it.  If the Borrower Representative does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower Representative, in the amount specified in the applicable notice submitted by the Borrower Representative, but such Loans shall be made, converted or continued as Base Rate Loans or Canadian Index Rate Loans, as applicable.

10.6                        Reserves on LIBOR Rate Loans.  The Applicable Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), payable on each date on which interest is payable on such Loan provided the Borrower Representative shall have received at least fifteen (15) days’ prior written notice (with a copy to Administrative Agent) of such additional interest from the Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

10.7                        Certificates of Lenders.  Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower Representative (with a copy to Administrative Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

ARTICLE XI.
DEFINITIONS

11.1        Defined Terms.  The following terms are defined in the Sections or subsections referenced opposite such terms:

“Accession Agreement”	1.15(a)
“Affected Lender”	9.22
“Administrative Agent Report”	8.5(c)
“Aggregate Excess Funding Amount”	1.1(b)
“Agreement”	Preamble
“Agreement Currency”	9.25
“Axiall”	Preamble
“Borrower” and “Borrowers”	Preamble
“Borrower Materials”	9.10(e)
“Borrower Notice”	2.1(g)
“Borrower Representative”	1.12
“Canadian Borrower”	Preamble
“Canadian L/C Sublimit”	1.1(b)
“Canadian Letter of Credit”	1.1(b)
“Canadian Overadvance”	1.1(a)
“Canadian Revolving Loan”	1.1(a)
“Canadian Swing Loan”	1.1(c)
“Cash Dominion Grace Period”	Definition of Cash Dominion Period
“Co-Collateral Agent Discretionary Matters”	8.13
“Eligible Accounts”	1.13
“Eligible Export-Related Accounts”	1.16
“Eligible Inventory”	1.14
“Event of Default”	7.1
“Evidence of Flood Insurance”	2.1(g)
“Export-Related Blocked Account”	4.11
“Export-Related Lock Box”	4.11
“Export-Related Concentration Account”	4.11
“Export-Related Concentration Account Bank”	4.11
“Existing Export-Related Maturity Date”	1.1(d)(vi)(A)
“Financial Covenant Trigger Event”	6.1
“Flood Determination Form”	2.1(g)
“GE Capital”	Preamble
“Increase Effective Date”	1.15(a)
“Increasing Lenders”	1.15(a)
“Incremental Facility”	1.15(a)
“Indemnified Matters”	9.6
“Indemnitee”	9.6
“Initial Borrowings”	1.15(a)
“Intercompany Notes”	5.1(b)
“Investments”	5.4
“Judgment Currency”	9.25
“L/C Reimbursement Agreement”	1.1(b)
“L/C Reimbursement Date”	1.1(b)

“L/C Request”	1.1(b)
“L/C Sublimit”	1.1(b)
“Lender”	Preamble
“Letter of Credit Fee”	1.9(c)
“Letter of Credit Fronting Fee”	1.9(d)
“Maximum Lawful Rate”	1.3(d)
“MNPI”	9.10(a)
“Notice of Conversion/Continuation”	1.6(a)
“OFAC”	3.28(a)
“Overadvance”	1.1(a)
“Other Lender”	1.11(e)
“Other Taxes”	10.1(c)
“Participant Register”	9.9(g)
“Permitted Liens”	5.1
“Prior ABL Credit Agreement”	Preamble
“Prior ABL Credit Agreement Commitments”	Preamble
“Prior ABL Credit Agreement Lenders”	Preamble
“Prior ABL Credit Agreement Loans”	Preamble
“Register”	1.4(b)
“Restricted Payments”	5.11
“Replacement Lender”	9.22
“Revolving Loan Commitment”	1.1(a)
“Revolving Loan”	1.1(a)
“RP Category”	5.11
“Sale”	9.9(b)
“SDN List”	3.28(a)
“Settlement Date”	1.11(b)
“Subject Transaction”	6.1
“Subsequent Borrowings”	1.15(a)
“Swingline Request”	1.1(c)
“Swing Loan”	1.1(c)
“Tax Returns”	3.10
“Taxes”	10.1(a)
“Transactions”	Preamble
“Upsize ABL Commitments”	Preamble
“U.S. Borrowers”	Preamble
“U.S. Letter of Credit”	1.1(b)
“U.S. Overadvance”	1.1(a)
“U.S. Revolving Loan”	1.1(a)
“U.S. Swing Loan”	1.1(c)
“Wells Fargo”	Preamble

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“4.625% Notes” means the 4.625% senior unsecured notes due 2021 issued by SpinCo and governed by the terms of the 4.625% Notes Indenture.

“4.625% Notes Indenture” means the Indenture, dated as of January 28, 2013 (as amended, supplemented or otherwise modified from time to time not in violation of this Agreement), by and among SpinCo the initial guarantors party thereto and U.S. Bank, National Association, as trustee, relating to the 4.625% Notes.

“4.875% Notes” means the 4.875% senior unsecured notes due 2023 issued by Axiall and governed by the terms of the 4.875% Notes Indenture.

“4.875% Notes Indenture” means the Indenture, dated as of February 1, 2013 (as amended, supplemented or otherwise modified from time to time not in violation of this Agreement), by and among Axiall the guarantors party thereto and U.S. Bank, National Association, as trustee, relating to the 4.875% Notes.

“ABL Priority Collateral” means, collectively, (i) the Revolving Priority Collateral (as defined in the Intercreditor Agreement), (ii) the Canadian Collateral and (iii) the Additional Pledged Stock (as defined in the U.S. Revolving Guaranty and Security Agreement).

“Account” means, as at any date of determination, all “accounts” (as such term is defined in the UCC and including without limitation all “claims” for the purpose of the Civil Code of Quebec) of the Credit Parties, including, without limitation, the unpaid portion of the obligation of a customer of a Credit Party in respect of Inventory purchased by and shipped to such customer and/or the rendition of services by a Credit Party, as stated on the respective invoice of a Credit Party, net of any credits, rebates or offsets owed to such customer.

“Account Debtor” means the customer of a Credit Party who is obligated on or under an Account.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Administrative Agent” means GE Capital in its capacity as Administrative Agent for the Lenders hereunder, and any successor Administrative Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.  Without limitation, any director, executive officer or beneficial owner of five percent (5%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to be an Affiliate of the other Person.  Notwithstanding the foregoing, neither Administrative Agent nor any Lender shall be deemed an “Affiliate” of any Credit Party or of any Subsidiary of any Credit Party solely by reason of the provisions of the Loan Documents.

“Agents” means, collectively, Administrative Agent and the Co-Collateral Agents.

“Aggregate Revolving Loan Commitment” means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $600,000,000, as such amount may be increased or reduced from time to time pursuant to subsection 1.15(b).

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrowers and their affiliated companies from time to time concerning or relating to bribery or corruption and all counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it.

“Applicable Borrower” means (i) with respect to any U.S. Obligation, the U.S. Borrowers and (ii) with respect to any Canadian Obligation, the Canadian Borrower.

“Applicable Designee” shall mean any office, branch or Affiliate of a Lender designated thereby from time to time with the consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) to fund all or any portion of such Lender’s Commitment to fund Canadian Revolving Loans (including purchasing participations in Canadian Letters of Credit) under this Agreement.  As of the Effective Date, the Applicable Designees of each Lender are set forth on Schedule 1.1(a) (which schedule may be updated from time to time upon written notice by any Lender to Administrative Agent).  For all purposes of this Agreement, any designation of an Applicable Designee by a Lender shall not affect such Lender’s rights and obligations with respect to its Commitment and the Credit Parties, the other Lenders and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly permitted in this Agreement or in the applicable addendum.

“Applicable Margin” means: (i) if a Base Rate Loan or Canadian Index Rate Loan, 0.50 percent (0.50%) per annum and (ii) if a LIBOR Rate Loan, 1.50 percent (1.50%) per annum; provided, that if, at any time, Axiall has not satisfied the Ratings Requirement, the Applicable Margin shall be determined in accordance with the corresponding percentages per annum as set forth below:

Revolving Loans and Swing Loans

Average Utilization	LIBOR Margin	Base Rate/Canadian Index Rate Margin
Greater than 50%	2.00%	1.00%
Greater than 25% and less than or equal to 50%	1.75%	0.75%
Less than or equal to 25%	1.50%	0.50%

The Applicable Margin shall be determined by the Administrative Agent and adjusted quarterly.  Any adjustment in the Applicable Margin shall be applicable to all Revolving Loans or Letter of Credit Outstandings then existing or subsequently made or issued.

“Applicable Unused Commitment Fee” means a rate per annum equal to 0.375%; provided, that if, at any time, Axiall has satisfied the Ratings Requirement, the Applicable

Unused Commitment Fee shall be determined in accordance with the corresponding percentages per annum as set forth below:

Average Utilization	Unused Commitment Fee
Greater than or equal to 25%	0.250%
Less than 25%	0.375%

The Applicable Unused Commitment Fee shall be determined by the Administrative Agent and adjusted quarterly.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above, (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender and (c) has the ability to perform its obligations hereunder.

“Arrangers” means GE Capital Markets, Inc. and Wells Fargo Capital Finance, LLC.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 9.9 (with the consent of any party whose consent is required by Section 9.9), accepted by Administrative Agent, in substantially in the form of Exhibit 11.1(a) or any other form approved by Administrative Agent.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Average Utilization” means, as of any date of determination, the average daily Utilization for the previous calendar month.

“BA Rate” means for a particular period the rate per annum determined by the Administrative Agent by reference to the average rate quoted on the Reuters Monitor Screen (Page CDOR, or such other Page as may replace such Page on such Screen on the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances) applicable to Canadian Dollars bankers’ acceptances with a term comparable to such period as of 10:00 a.m. (Toronto time) two (2) Business Days before the first day of such period.  If for any reason the Reuters Monitor Screen rates are not available, BA Rate means the rate of interest determined by Administrative Agent that is equal to the arithmetic mean (rounded upwards to the nearest basis point) of the rates quoted by The Bank of Nova Scotia, Royal Bank of Canada and Canadian Imperial Bank of Commerce in respect of Canadian Dollar bankers’ acceptances with a term comparable to such period.  No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

“Bank Product Amount” has the meaning given to such term in the definition of Bank Products.

“Bank Product Provider” means any Person that, at the time it provides any Bank Products to Credit Parties, is a Lender or an Affiliate of a Lender.  In no event shall any Bank Product Provider acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Bank Products except that each reference to the term “Lender” in Sections 8.1, 8.5, 8.7 and 9.8 shall be deemed to include such Bank Product Provider and in no event shall the approval of any such person in its capacity as Bank Product Provider be required in connection with the release or termination of any security interest or Lien of Administrative Agent.

“Bank Products” means any one or more of the following types or services or facilities provided to a Credit Party by a Bank Product Provider:  (a) purchasing cards, commercial cards, credit cards or stored value cards, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Credit Party pursuant to agreement or overdraft for any accounts of a Credit Party maintained at Administrative Agent or any Bank Product Provider that are subject to the control of Administrative Agent pursuant to any deposit account control agreement to which Administrative Agent or such Bank Product Provider is a party, as applicable, (ii) controlled disbursement services and (iii) E-payables or comparable services and (c) supply chain finance services including, without limitation, trade payable services and supplier accounts receivable purchases, but excluding those in clauses (a) and (b) above.  In connection with any Bank Product, each Bank Product Provider, shall provide written notice to Administrative Agent prior to entering into a Bank Product of (x) the existence of such Bank Product, (y) the maximum dollar amount of obligations arising thereunder (the “Bank Product Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Bank Product from time to time.  The Bank Product Amount may be changed from time to time upon written notice to Administrative Agent by the applicable Bank Product Provider.  No Bank Product Amount may be established at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. Section 101 et seq.) as now or hereafter in effect, or any successor thereto.

“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Administrative Agent) or any similar release by the Federal Reserve Board (as determined by Administrative Agent), (b) the sum of 0.50% per annum and the Federal Funds Rate, and (c) the sum of (x) LIBOR calculated for each such day based on an Interest Period of three months determined two (2) Business Days prior to such day plus (y) 1.00% per annum, in each instance, as of such day.  Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Federal Funds Rate or LIBOR for an Interest Period of three months.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

‘‘Beneficial Owner’’ has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular ‘‘person’’(as that term is used in Section 13(d)(3) of the Exchange Act), such ‘‘person’’ will be deemed to have beneficial ownership of all securities that such’’ person’’ has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms ‘‘Beneficially Owns’’ and ‘‘Beneficially Owned’’ have a corresponding meaning.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise, but excluding any Canadian Benefit Plan.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Type made, continued or converted to or for the benefit of the same Borrower on the same day by the Lenders pursuant to Article I.

“Borrowing Base Certificate” means a certificate of the Borrower Representative, on behalf of each Credit Party, in substantially the form of Exhibit 11.1(b) hereto, duly completed as of a date in accordance with the requirements of this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which federal reserve banks are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing benefits primarily to Canadian employees, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which Borrowers have any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.

“Canadian Borrowing Base” means, with respect to the Canadian Borrower and the other Canadian Credit Parties on a consolidated basis, as of any date of determination by Administrative Agent, an amount equal to the U.S. Dollar Equivalent of:

(a)           90% of the book value of Eligible Accounts at such time; plus

(b)           prior to the date of execution of the Ex-Im Bank Documents, the lesser of (i) 85% of the book value of Designated Eligible Foreign Accounts at such time (it being understood that such Designated Eligible Foreign Accounts shall be excluded from the Canadian Borrowing Base at all times during which the Ex-Im Bank Documents are in effect) and (ii) $10,000,000; plus

(c)           the lesser of (i) 75% of Eligible Inventory valued at the lower of cost or market on a first-in, first-out basis, and (ii) 85% of the book value of Eligible Inventory, multiplied by the NOLV Factor; plus

(d)           100% of Qualified Cash; minus

(e)           Reserves established by the Co-Collateral Agents at such time in their Permitted Discretion; minus

(f)            the Swap Termination Value of all Noticed Secured Rate Contracts to the extent such amount constitutes Obligations of such Credit Party.

The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.2 (subject, in all respects, to the ability of the Co-Collateral Agents to impose Reserves at any time in their Permitted Discretion).

To the extent acquired in a Permitted Acquisition, up to $25,000,000, in the aggregate, of Accounts and Inventory may, subject to the satisfaction of the relevant eligibility criteria, applicable advance rates and the Co-Collateral Agents’ establishment of Reserves in their Permitted Discretion, be included in the Canadian Borrowing Base or U.S. Borrowing Base, as applicable prior to completion of a field exam or appraisal with respect to such assets; provided, that the Co-Collateral Agents shall be permitted to conduct such field exam or appraisal within 60 days following consummation of such Permitted Acquisition and such field exam or appraisal shall not be counted against any annual caps with respect to such examinations or appraisals set forth in Section 4.2.

“Canadian Collateral” has the meaning ascribed to such term in the Canadian Security Agreement.

“Canadian Credit Parties” means the Canadian Borrower and each Canadian Subsidiary (i) which executes a guaranty of the Canadian Obligations and (ii) which grants a Lien on its Canadian Collateral to secure payment of the Canadian Obligations.

“Canadian Dollars” or “C$” shall mean the lawful currency of Canada.

“Canadian Holdco” means Axiall Limited Partnership, an Ontario limited partnership.

“Canadian Index Rate” means, for any day, a floating rate equal to the higher of (a) the annual rate of interest quoted from time to time in the “Report on Business” section of The Globe and Mail as being “Canadian prime”, “chartered bank prime rate” or words of similar description; and (b) the BA Rate existing on such day in respect of a period of 30 days plus 1.35% per annum.  Any change in any interest rate provided for in the Agreement based upon the Canadian Index Rate shall take effect at the time of such change in the Canadian Index Rate.  No adjustments shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in the Agreement.

“Canadian Index Rate Loan” means a Loan denominated in Canadian Dollars that bears interest at a rate based on the Canadian Index Rate.

“Canadian Obligations” means the Obligations of the Canadian Borrower.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Credit Party primarily for its Canadian employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Revolving Loan Sublimit” means, initially, $200,000,000, as such amount may be reduced from time to time pursuant to subsection 1.15(b).

“Canadian Security Agreement” means, collectively, each Security Agreement made by the Canadian Credit Parties in favor of Administrative Agent, for the benefit of certain Secured Parties, as the same may be amended, restated and/or modified from time to time.

“Canadian Subsidiary” means each Wholly-Owned Subsidiary of Axiall (other than an Immaterial Subsidiary or Unrestricted Subsidiary) that is organized under the laws of Canada or any province thereof and for greater certainty shall also include The Roybridge Financing Trust.

“Canadian Swingline Commitment” means $30,000,000.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy or liquidity requirements of any Lender or of any corporation controlling a Lender.

“Capital Lease” means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease; provided, that the OMERS Leases shall be deemed not to be Capital Leases for all purposes under this Agreement.

“Capital Lease Obligations” means all monetary obligations of any Credit Party or any Restricted Subsidiary of any Credit Party under any Capital Leases.

“Cash Dominion Period” means (a) any period during which any Event of Default shall have occurred and be continuing and (b) each period commencing on a date that either (i) Excess Availability has been less than the Threshold Amount for a period of five (5) consecutive Business Days (provided, no borrowing is permitted during such 5-day period) (such five day period, the “Cash Dominion Grace Period”) or (ii) Excess Availability is less than the Threshold Amount and Axiall has waived application of the Cash Dominion Grace Period, and continuing until the date Excess Availability shall have been equal to or greater than the Threshold Amount for thirty (30) consecutive calendar days (unless Administrative Agent has determined that the circumstances surrounding such Cash Dominion Period cease to exist); provided, that if there have been more than three Cash Dominion Periods in the preceding 365 consecutive days, then a Cash Dominion Period will not end pursuant to clause (b) above until such time as there shall have been three or fewer Cash Dominion Periods in the preceding 365 consecutive day period.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 365 days.

“Co-Collateral Agents” means (i) GE Capital in its capacity as co-collateral agent under this Agreement and the Collateral Documents, or any of its successors in such capacity and (ii) Wells Fargo in its capacity as co-collateral agent under this Agreement and the Collateral Documents, or any of its successors in such capacity; provided, that in the event that Wells Fargo resigns as a Co-Collateral Agent, no successor Co-Collateral Agent shall be appointed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, the U.S. Collateral and the Canadian Collateral.

“Collateral Documents” means, collectively, the U.S. Revolving Guaranty and Security Agreement, the Canadian Security Agreement, the Mortgages, each Control Agreement, and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of some or all of the Obligations, and any Lender or Administrative Agent for the benefit of Administrative Agent, the Lenders and other Secured Parties now or hereafter delivered to the Lenders or Administrative Agent pursuant to or in connection with the transactions contemplated hereby (including any reaffirmation agreements), and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC, the PPSA or comparable law) against any such Person as debtor in favor of any Lender or Administrative Agent for the benefit of Administrative Agent, the Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitments” means, for each Lender, its Revolving Loan Commitment or Export-Related Loan Commitment, as applicable.

“Commitment Percentage” means, as to any Lender, the percentage equivalent of such Lender’s Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate of a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, in the form of Exhibit 4.2(b) hereto.

“Consolidated Capital Expenditures” means, for any period, for Axiall and its Restricted Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP, minus the Net Cash Proceeds received from the sale of capital assets (excluding, for the avoidance of doubt, the sale of inventory in the Ordinary Course of Business) and reinvested during such period; provided, however, that Consolidated Capital Expenditures shall not include expenditures made with proceeds of any involuntary disposition, or expenditures made in anticipation of the future receipt of such proceeds after the occurrence of an involuntary disposition, to the extent such expenditures are used to purchase property that is used or useful in the business of Axiall and its Restricted Subsidiaries.

“Consolidated Cash Interest Charges” means, for any period, for Axiall and its Restricted Subsidiaries on a consolidated basis, the excess of (a) the sum of (without duplication) (i) the interest expense (including (A) imputed interest expense under capital leases, but excluding any imputed interest as a result of purchase accounting, (B) all commissions, discounts, fees and other cash charges in connection with letters of credit and similar instruments and (C) net amounts paid or payable and/or received or receivable under permitted rate contracts in respect of interest rates) for such period, in accordance with GAAP, in each case which are paid or payable in cash, plus (ii) the implied interest component of synthetic leases with respect to such period, plus (iii) any interest accrued during such period in respect of Indebtedness that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, minus (b) the sum of (i) to the extent included in such consolidated interest expense for such period, non-cash expenses attributable to the amortization or write-off of capitalized financing costs previously paid, plus (ii) to the extent included in such consolidated interest expense for such period, non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iii) any expensing of bridge, commitment and other financing fees for such period, plus (iv) cash interest income for such period.  For purposes of calculating Consolidated Cash Interest Charges, the non-cash effects of the application of ASC Subtopic 470-50 shall be disregarded.

“Consolidated Cash Taxes” means, for any applicable period of computation, the sum of all taxes on or measured by income paid or required to be paid in cash by Axiall and its Restricted Subsidiaries during such period (net of all income tax refunds and credits received in cash by Axiall and its Restricted Subsidiaries during such period), which number for the applicable period of computation shall not be less than zero, determined on a consolidated basis in accordance with applicable law and GAAP, but excluding, without duplication and to the extent included therein, income taxes paid in cash during such period that are directly attributable to, without duplication, any gain in respect of the modification or exchange of debt instruments (provided, such amounts shall not exceed $5,000,000 in the aggregate through maturity of the Loan).

“Consolidated EBITDA” shall mean, for Axiall and its Restricted Subsidiaries for any period, without duplication, an amount equal to the sum of (a) the net income for such period determined in accordance with GAAP, but excluding (i) the income (or loss) of any joint venture or other Person which is not a Subsidiary of a Borrower, except to the extent of the amount of dividends or other distributions actually paid to a Borrower or any of its Restricted Subsidiaries in cash by such Person during such period, (ii) the undistributed earnings of any Restricted Subsidiary of any Borrower that is not a Credit Party if the payment of dividends or similar distributions by that Restricted Subsidiary is not permitted by operation of the terms of its charter or of any agreement or Requirement of Law applicable to that Restricted Subsidiary, (iii) any net gain from the collection of life insurance proceeds; (iv) any aggregate net gain or loss from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Borrowers and their Restricted Subsidiaries, and related tax effects in accordance with GAAP and (v) any extraordinary and non-recurring gains or losses of a Borrower or its Restricted Subsidiaries, and related tax effects in accordance with GAAP plus (b) to the extent deducted in determining net income for such period, (i) interest expense and bank fees and costs of surety bonds, in each case in connection with financing activities, (ii) income tax expense, (iii) depreciation and amortization  (including the amortization of deferred financing fees or costs), (iv) any fees, expenses or other costs paid in connection with (A) this Agreement in an aggregate amount not to exceed $1,000,000 and (B) any transaction costs incurred in connection with any Ethylene Cracker Investment in an aggregate amount not to exceed $25,000,000, (v) amortization relating to V-cracker assets, (vi) any non-cash deduction from net income as a result of any grant of stock or stock equivalents to employees or members of the board of directors, (vii) any expenses or charges related to any issuance of Stock or Stock Equivalents, Investment, Acquisition, Disposition, recapitalization or the incurrence or repayment of Indebtedness (including any refinancing thereof ) and any amendment or modification to the terms of any such transactions (in each case, whether or not successful) in an aggregate amount (combined with amounts included under clause (viii) below) not to exceed $15,000,000, (viii) the amount of any restructuring charge or reserve, including one-time costs incurred in connection with a Permitted Acquisition after the Effective Date or the closing of any facilities after the Effective Date in an aggregate amount (combined with amounts included under clause (vii) above) not to exceed $15,000,000, (ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Axiall or net cash proceeds from the issuance of Stock or Stock Equivalents of Axiall, (x) litigation expenses (including, without limitation, any amounts expended under any self-insured retention provisions of any applicable insurance policies) incurred in connection with the PHH Fire in an aggregate amount not to exceed $25,000,000 and (xi) other non-cash charges reducing net income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period or relating to a write-down, write off or reserve with respect to accounts receivable and inventory), plus (c) an amount equal to $8,333,333.00 for each of the fiscal months ending during the period beginning January 1, 2014 through and including June 30, 2014 minus (d) (i) income tax credits and (ii) non-cash income or gains (including, without limitation, income arising from the cancellation of indebtedness) other than the accrual of revenue in the Ordinary Course of Business.

Notwithstanding the preceding sentence, amounts relating to a subsidiary of a Person will be added to or deducted from net income to compute Consolidated EBITDA of such Person only to the extent (and in the same proportion) that the net income (loss) of such subsidiary was included in calculating the net income of such Person.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA minus (ii) Consolidated Capital Expenditures (other than Consolidated Capital Expenditures to the extent financed with (x) Indebtedness (excluding Loans under this Agreement), (y) the issuance of equity or (z) the Net Proceeds from a Disposition or Event of Loss (in each case, other than ABL Priority Collateral)) minus (iii) Consolidated Cash Taxes to (b) Consolidated Fixed Charges, in each case for the period of the last twelve months most recently ended.

For purposes of calculating the Consolidated Fixed Charge Coverage Ratio for any applicable period during which any Subject Transaction is consummated, the Consolidated Fixed Charge Coverage Ratio will be calculated in accordance with Section 11.7.

“Consolidated Fixed Charges” means, for any period, for Axiall and its Restricted Subsidiaries on a consolidated basis, the sum, without duplication, of (a) Consolidated Cash Interest Charges for such period plus (b) the aggregate amount of scheduled cash principal payments (whether or not made) during such period in respect of Indebtedness (including, without limitation, the attributable indebtedness of capital leases) of Axiall and its Restricted Subsidiaries plus (c) the aggregate amount of cash restricted payments made by Axiall and its Restricted Subsidiaries during such period pursuant to clauses (d), (e) or (m) of Section 5.11.

“Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of Axiall and its consolidated Restricted Subsidiaries after deducting therefrom all current liabilities (excluding any current liabilities that are by their terms extendable or renewable at the option of the obligor thereunder for more than 12 months after the date of determination; total prepaid expenses and deferred charges, and all goodwill, trade names, trademarks, patents, licenses, copyrights and other intangible assets, all as set forth, or on a pro forma basis, as would be set forth, on the consolidated balance sheet of Axiall and its consolidated Restricted Subsidiaries for Axiall’s most recently completed Fiscal Quarter, prepared in accordance with GAAP.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (a) consolidated total Indebtedness of Axiall and its Restricted Subsidiaries on the date of determination that constitutes the Obligations, the Term Loans, any other Other Pari Passu Lien Obligations and any Capital Lease Obligations to (b) the aggregate amount of Consolidated EBITDA for the then most recent four full Fiscal Quarters for which internal financial statements of Axiall and its Subsidiaries are available, in each case, subject to pro forma adjustments made in a manner consistent with the calculation of the Fixed Charge Coverage Ratio as set forth in Section 6.1, for the most recent four quarters for which financial statements are available.

“Consolidated Total Assets” of any Person means, at any date, the total assets of such Person and its Restricted Subsidiaries at such date determined on a consolidated basis in conformity with GAAP minus (a) any minority interest in any Person that would be reflected on a consolidated balance sheet of such Person and its Subsidiaries at such date prepared in conformity with GAAP and (b) any securities issued by such Person held as treasury securities.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) under any Rate Contracts; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Control Agreement” means a deposit account, securities account or commodities account control agreement, each in form and substance satisfactory to Administrative Agent and in any event providing to Administrative Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

“Conversion Date” means any date on which the Applicable Borrower converts a Base Rate Loan or Canadian Index Rate Loan, as applicable, to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan or a Canadian Index Rate Loan, as applicable.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Credit Parties” means each U.S. Credit Party and each Canadian Credit Party.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Designated Eligible Foreign Accounts” means Accounts (i) owned by a Credit Party and that are obligations of an Account Debtor domiciled in, and organized under the laws of the United Kingdom, Puerto Rico, Germany, Switzerland, Spain, Japan, Netherlands or Australia or other jurisdictions acceptable to the Co-Collateral Agents in their sole discretion, (ii) arising from the actual and bona fide sale and delivery of goods by such Credit Party or rendition of services by such Credit Party in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto and (iii) properly reflected as “Designated Eligible Foreign Accounts” in the most recent Borrowing Base Certificate delivered by Borrower Representative to Administrative Agent and shall be “Designated Eligible Foreign Accounts” for purposes of this Agreement, except any Account to which any of the exclusionary criteria set forth below applies.  The Co-Collateral Agents shall have the right to establish, modify or eliminate Reserves against Designated Eligible Foreign Accounts from time to time in their Permitted Discretion.  Designated Eligible Foreign Accounts shall not include the following Accounts of a Credit Party:

(a)           Not “Eligible Accounts”.  Accounts that would otherwise be ineligible pursuant to the eligibility criteria for Eligible Accounts (as if such Designated Foreign Eligible

Accounts were “Eligible Accounts” for purposes of such determination) set forth in Section 1.13 (other than clauses (c) and (p) thereof);

(b)           Jurisdiction Creditworthiness.  Accounts owing from an Account Debtor, the jurisdiction of organization of which is not Investment Grade;

(c)           Obligor Creditworthiness.  Accounts that are the obligations of an Account Debtor that is not Investment Grade unless payment thereof is assured by a letter of credit assigned and delivered to Administrative Agent, satisfactory to the Co-Collateral Agents as to form, amount and issuer, or subject to credit insurance payable to Administrative Agent issued by an insurer and on terms and in an amount acceptable to the Co-Collateral Agents; or

(d)           Governing Law.  Accounts arising under a contract (i) that is not governed by the law of a State of the United States or (ii) providing that disputes arising under such contract shall be adjudicated in a forum other than a court in a state or federal court in the United States or submitted to arbitration at a site other than in the United States.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined by Axiall in good faith) of non-cash consideration received by Axiall or a Restricted Subsidiary in connection with a sale or disposition pursuant to Section 5.2(o) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower Representative, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents).

“Disposition” means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsections 5.2(a), 5.2(c), 5.2(f) and 5.2(g) and (b) the sale or transfer by a Borrower or any Subsidiary of a Borrower of any Stock or Stock Equivalent issued by any Subsidiary of a Borrower and held by such transferor Person.

“Documentation Agent” means Barclays Bank PLC in its capacity as Documentation Agent under this Agreement.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“Effective Date” means December 17, 2014.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service acceptable to Administrative Agent.

“Engagement Letter” means that certain Engagement Letter dated as of November 4, 2014 by and among GE Capital Markets, Inc., the Administrative Agent and Axiall.

“Environmental Laws” means all present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the workplace, the environment and natural resources, and including public notification requirements and environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the cost of environmental consultants and the cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC or PPSA, as applicable, now owned or hereafter acquired by any Credit Party, wherever located.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following:  (a) a reportable event described in Section 4043(b) of ERISA or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; and (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Ethylene Cracker Facility” means a facility, a primary purpose of which is the cracking, generation or production of ethylene (or with the intent to convert or modify to the cracking, generation or production of ethylene).

“Ethylene Cracker Investment” means any one or more of the following: (a) any Investment in any Person (including, without limitation, through an Acquisition, joint venture arrangement, capital investment or similar Investment, or the guarantee of any Indebtedness of such Person) whose primary business consists of constructing, acquiring, owning, refurbishing, upgrading or otherwise operating an Ethylene Cracker Facility or (b) the entering into of one or more long-term supply contracts for the purchase of ethylene including, without limitation, long-term supply contracts that provide for take-or-pay or similar payments.

“Event of Loss” means, with respect to any Property, any of the following:  (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Availability” means, as of any date of determination, an amount equal to (a) the lesser of (i) the Maximum Revolving Loan Balance and (ii) the sum of the Maximum U.S. Revolving Loan Balance and the Maximum Canadian Revolving Loan Balance minus (b) the principal amount of all outstanding Revolving Loans (other than Export-Related Loans).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (A) deposit accounts specifically and exclusively used for, payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Credit Party’s employees, and (B) any deposit account or securities account that is not located within the United States of America which, individually or in the aggregate, does not at any time have more than $2,000,000 on deposit therein.

“Excluded Rate Contract Obligation” means, with respect to any Credit Party, any guarantee of any Swap Obligations under a Secured Rate Contract if, and only to the extent that and for so long as, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation under a Secured Rate Contract (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract. If a Swap Obligation under a Secured Rate Contract arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation under a Secured Rate Contract that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means, with respect to Administrative Agent, any L/C Issuer, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder, (a) any taxes imposed on or measured by its overall net income (however denominated), net profits or capital of such Person and franchise taxes imposed in lieu thereof by the jurisdiction under the laws of which such recipient (i) is organized or incorporated, (ii) maintains its principal lending office or, in the case of any Lender or any L/C Issuer, its applicable lending office with respect to this Agreement or (iii) has a present or former connection other than a connection resulting from entering into this Agreement or receiving any payment under this Agreement; (b) any branch profits taxes imposed by the United States of

America or any similar tax imposed by any other jurisdiction in which such Lender or such L/C Issuer is located, (c) in the case of any Lender  any U.S. federal withholding tax imposed on amounts payable to or for the account of such Lender with respect to an interest in a Loan pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrowers under Section 9.22)) or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 10.1, amounts with respect such taxes were payable by the Borrowers either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (d) in the case of any Lender, any withholding tax that is attributable to such Lender’s failure or inability (other than as a result of a change in any Requirement of Law) to comply with Section 10.1(f)) and (e) any U.S. federal withholding taxes imposed under FATCA.

“E-Fax” means any system used to receive or transmit faxes electronically.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by Administrative Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Ex-Im Bank” means the Export-Import Bank of the United States.

“Ex-Im Bank Borrower Agreement” means any Borrower Agreement executed by the U.S. Borrowers in favor of Ex-Im Bank and Export-Related Loan Lender, together with all amendments, modifications and supplements thereto.

“Ex-Im Bank Documents” means the Ex-Im Bank Guaranty, the Ex-Im Bank Borrower Agreement, the Fast Track Borrower Supplement and any Loan Authorization Agreement between the Administrative Agent and Ex-Im Bank.

“Ex-Im Bank Guaranty” means any Guaranty executed by Ex-Im Bank in favor of GE Capital or any of its Affiliates, in form and substance satisfactory to the Administrative Agent, together with all amendments, modifications and supplements thereto.

“Export-Related Accounts” means those Accounts of the U.S. Credit Parties that are an obligation of an Account Debtor located in a foreign country (other than Canada) which arise from the sale of goods or services which are intended for export pursuant to written export orders or contracts for the purchase by the Account Debtor of such goods or services.

“Export-Related Borrowing Availability” means as of any date of determination, the lesser of (i) the Export-Related Loan Commitment and (ii) the Export-Related Borrowing Base, in each case, less the aggregate Export-Related Loan then outstanding.

“Export-Related Borrowing Base” means, as of any date of determination by the Administrative Agent, from time to time, an amount equal to the sum at such time of up to 90% of the book value of Eligible Export-Related Accounts at such time, less any Reserves established by the Co-Collateral Agents at such time with respect to the Export-Related Borrowing Base.

“Export-Related Commitment Termination Date” means the earliest of (a) the Export-Related Maturity Date, (b) any date on which the Ex-Im Bank Guarantee is terminated or any material provision of such Ex-Im Bank Guarantee for any reason ceases to be valid, binding and enforceable in accordance with its terms and (c) the Revolving Termination Date.

“Export-Related Loan” has the meaning ascribed to it in Section 1.1(d)(i).

“Export-Related Loan Commitment” means $25,000,000, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Export-Related Loan Lender.

“Export-Related Loan Lender” means GE Capital.

“Export-Related Loan Note” means a promissory note of the U.S. Borrowers payable to the Export-Related Lender in substantially the form of Exhibit 11.1(f) hereto, evidencing Indebtedness of the U.S. Borrowers under the Export-Related Loan Commitment of such Export-Related Lender.

“Export-Related Loan Participation” and “Export-Related Loan Participations” has the meaning ascribed to it in Section 1.1(d)(iii).

“Export-Related Maturity Date” means, December 17, 2017, or such other date as may be in effect pursuant to an extension pursuant to Section 1.1(c)(vi) hereof.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Flood Insurance” means Federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Administrative Agent on such day on such transactions as determined by Administrative Agent in a commercially reasonable manner.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means that certain Administrative Agency Fee Letter dated as of the date hereof by and among the Administrative Agent and the Borrowers.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“Final Availability Date” means the earlier of the Revolving Termination Date and one (1) Business Day prior to the date specified in clause (a) of the definition of Revolving Termination Date.

“First Tier Foreign Subsidiary” means a Foreign Subsidiary held directly by a U.S. Credit Party or indirectly by a U.S. Credit Party through one or more U.S. Subsidiaries.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30, and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that covers flood perils with deductibles, limits and sublimits that are commercially reasonable given the size and character of the business of the Credit Parties.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is a “controlled foreign corporation” under Section 957 of the Code.

“Funded Export-Related Loan Participation” has the meaning ascribed to it in Section 1.1(d)(iii).

“GAAP” means generally accepted accounting principles in the United States set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination, subject to Section 11.3 hereof.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hazardous Materials” means any substance, material or waste that is regulated or otherwise gives rise to liability under any Environmental Law, including but not limited to any “Hazardous Waste” as defined by the Resource Conservation and Recovery Act (RCRA) (42 U.S.C. § 6901 et seq. (1976)), any “Hazardous Substance” as defined under the Comprehensive

Environmental Response, Compensation, and Liability Act (CERCLA) (42 U.S.C. §9601 et seq. (1980)), any contaminant, pollutant, petroleum or any fraction thereof, asbestos, asbestos containing material, polychlorinated biphenyls, mold, and radioactive substances or any other substance that is toxic, ignitable, reactive, corrosive, caustic, or dangerous.

“Holdco” means Rome Acquisition Holding Corp., a Nova Scotia unlimited liability company and a Wholly Owned Subsidiary of Axiall.

“Holdco Loan” means that certain intercompany loan by Axiall to Holdco as evidenced by that certain promissory note made as of October 3, 2006 executed by Holdco in favor of Axiall, as such promissory note may be transferred or assigned from time to time to the extent otherwise permitted hereunder.

“Immaterial Subsidiary” means any Subsidiary (other than a Credit Party) of Axiall (i) as of the Effective Date, listed on Schedule 11.1(b) or (ii) both (A) owning assets having a book value of less than 2.5% of Consolidated Net Tangible Assets and (B) having Consolidated EBITDA (calculated solely for such Subsidiary) constituting less than 5% of Consolidated EBITDA of Axiall and its Subsidiaries (including any Unrestricted Subsidiaries); provided, that (x) the aggregate book value of the assets of all Immaterial Subsidiaries at any time shall not exceed 5% of Consolidated Net Tangible Assets and (y) the aggregate amount of Consolidated EBITDA (calculated solely for such Immaterial Subsidiaries) at any time shall not exceed 5% of Consolidated EBITDA of Axiall and its Subsidiaries (including any Unrestricted Subsidiaries).

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the latest Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) or (c) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.  To the extent that any recourse with respect to such Indebtedness is limited to solely to property of a

Person, the amount of Indebtedness of any Person for purposes of clause (i) shall be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value (as determined by such Person in good faith) of such property encumbered thereby.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. federal, state or foreign law, including without limitation the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act Canada).

“Intellectual Property” means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names, Trade Secrets and IP Licenses.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Original Closing Date (as amended, amended and restated, supplemented or otherwise modified from time to time) between GE Capital, as revolving agent, and U.S. Bank National Association, as notes collateral agent.

“Interest Payment Date” means, (a) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and (b) with respect to Base Rate or Canadian Index Rate Loans (including Swing Loans) the first day of each month.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan or Canadian Index Rate Loan, as applicable, is converted to the LIBOR Rate Loan and ending on the date one, two or three months thereafter, as selected by the Borrower Representative in its Notice of Borrowing or Notice of Conversion/Continuation; provided, that:

(a)           if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)           any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC or PPSA, as applicable) of the Credit Parties, including, but not limited to, all merchandise, raw materials, parts, supplies, work in process and finished goods intended for sale, together with all the containers, packing, packaging, shipping and similar materials related thereto, and including such inventory as is temporarily out of a Credit Party’s custody or possession, including inventory on the premises of others and items in transit.

“Investment Grade” shall mean, with respect any Account Debtor or country, as applicable, that (i) in the case of an Account Debtor, such Account Debtor’s senior unsecured debt securities and (ii) in the case of a country, such country’s sovereign and senior unsecured debt ratings, in each case, are rated (a) Baa3 or better by Moody’s and (b) BBB- or better by S&P.

“IP Ancillary Rights” means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing.  The terms “Issued” and “Issuance” have correlative meanings.

“L/C Issuer” shall mean (a) any Lender, (b) an Affiliate of any Lender, (c) any Person designated by an L/C Issuer from time to time to issue all or any portion of the Canadian Letters of Credit requested to be issued by such L/C Issuer under this Agreement and listed on Schedule 1.1(a) (which schedule may be updated from time to time upon written notice by any L/C Issuer to Administrative Agent) or (d) any other bank or other legally authorized Person, in each case, which agrees in writing to be an L/C Issuer and which is reasonably acceptable to Administrative Agent, in such Person’s capacity as an issuer of Letters of Credit hereunder.  For all purposes of this Agreement, any designation by an L/C Issuer made pursuant to clause (c) of this definition shall not affect such L/C Issuer’s rights and obligations with respect to its Commitment and the Credit Parties, the Lenders and Administrative Agent shall continue to deal solely and directly with such L/C Issuer in connection with such L/C Issuer’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly permitted in this Agreement.

“L/C Reimbursement Obligation” means, for any Letter of Credit, the obligation of the Applicable Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

“Lender” shall have the meaning set forth in the preamble of this Agreement.  Furthermore, with respect to (a) each provision of this Agreement relating to the making of any Canadian Revolving Loan or the extension of any Canadian Letter of Credit or the repayment or the reimbursement thereof by the Canadian Borrower, (b) any rights of set-off, (c) any rights of indemnification or expense reimbursement and (d) reserves, capital adequacy or other provisions, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee.  Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Administrative Agent shall be permitted to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, that each Applicable Designee shall be subject to the provisions obligating or restricting the Lenders under this Agreement.

“Lender-Related Distress Event” means, with respect to any Lender or any Person that directly or indirectly controls such Lender (each a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under the Bankruptcy Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of “Affiliate”.

“Lending Office” means, with respect to any Lender, the office or offices of such Lender specified as its “Lending Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower Representative and Administrative Agent.

“Letter of Credit” means documentary or standby letters of credit issued by L/C Issuers for which Administrative Agent and Lenders have incurred Letter of Credit Obligations.

“Letter of Credit Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any obligations related to such Letter of Credit.

“Letter of Credit Obligations” means all outstanding obligations incurred by Administrative Agent and Lenders at the request of the Applicable Borrower or the Borrower Representative, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in subsection 1.1(c) with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Administrative Agent and Lenders thereupon or pursuant thereto.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR” means, for each Interest Period, the highest of (a) the offered rate per annum for deposits of Dollars or Canadian Dollars (as applicable) for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period or (b) the offered rate per annum for deposits of Dollars or Canadian Dollars (as applicable) for an Interest Period of three (3) months that appears on Reuters Screen LIBOR 01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day of the applicable Interest Period; provided, that if LIBOR is less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by Administrative Agent at which deposits of Dollars or Canadian Dollars (as applicable) in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Administrative Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

“LIBOR Rate Loan” means a Loan that bears interest based on LIBOR.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

“Loan” means an extension of credit by a Lender to a Borrower pursuant to Article I (including the Revolving Loans and the Swing Loans), and may be a Base Rate Loan, a Canadian Index Rate Loan or a LIBOR Rate Loan, as applicable.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the Collateral Documents, the Letter of Credit Documents, the Intercreditor Agreement, and all documents delivered to Administrative Agent and/or any Lender in connection with any of the foregoing.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, or financial condition of the Credit Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party to repay the Obligations or of any Borrower to perform its obligations under this Agreement or any other material Loan Document as and when required to be performed under such document; or (c) a material adverse effect upon (A) the legality, validity, binding effect or enforceability of this Agreement or any other Loan Document, or (B) the perfection or priority of any Lien in respect of any material portion of the Collateral granted to the Lenders or to Administrative Agent for the benefit of the Secured Parties under any of the Collateral Documents.

“Maximum Canadian Revolving Loan Balance” from time to time will be the lesser of:

(x)           the Canadian Borrowing Base in effect from time to time (as calculated pursuant to the Borrowing Base Certificate, or

(y)           the Canadian Revolving Loan Sublimit then in effect;

less, in either case, the U.S. Dollar Equivalent of the sum of (x) the aggregate amount of Canadian Letter of Credit Obligations plus (y) outstanding Canadian Swing Loans.

“Maximum U.S. Revolving Loan Balance” from time to time will be the lesser of:

(x)           the U.S. Borrowing Base (as calculated pursuant to the Borrowing Base Certificate; or

(y)           the Aggregate Revolving Loan Commitment then in effect;

less, in either case, the sum of (x) the aggregate amount of U.S. Letter of Credit Obligations plus (y) outstanding U.S. Swing Loans and Export-Related Loans.

“Maximum Cracker Amount” shall have the meaning assigned to such term on Schedule 11.1(a).

“Maximum Revolving Loan Balance” means, from time to time, the Aggregate Revolving Loan Commitment then in effect, less the U.S. Dollar Equivalent of the sum of (x) the aggregate amount of Letter of Credit Obligations plus (y) outstanding Swing Loans and Export-Related Loans.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on Real Estate or any interest in Real Estate.

“Mortgaged Property” has the meaning assigned to such term in Schedule 4.17.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of

1973, as revised by the National Flood Insurance Reform Act of 1994, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a federal insurance program.

“Net Orderly Liquidation Value” means the cash proceeds of Inventory which could be obtained in an orderly liquidation (net of all liquidation expenses, costs of sale, operating expenses and retrieval and related costs), as determined pursuant to the most recent third-party appraisal of such Inventory delivered to Administrative Agent by an appraiser reasonably acceptable to the Co-Collateral Agents.

“Net Proceeds” means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of:  (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to a Borrower or any Affiliate of a Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof and actual tax obligations in respect of any gain on any such Disposition and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

“NOLV Factor” means, as of the date of the appraisal of Inventory most recently received by Administrative Agent, the quotient of the Net Orderly Liquidation Value of Inventory divided by the book value of Inventory, expressed as a percentage.  The NOLV Factor will be increased or reduced promptly upon receipt by Administrative Agent of each updated appraisal.

“Non-Funding Lender” means any Lender (a) that has failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due, (b) that has given verbal or written notice to a Borrower, Administrative Agent or any Lender or has otherwise publicly announced that such Lender believes it will fail to fund all payments required to be made by it or fund all purchases of participations required to be funded by it under this Agreement and the other Loan Documents, (c) as to which Administrative Agent has a good faith belief that such Lender or an Affiliate of such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) under syndicated credit facilities generally or (d) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Administrative Agent has determined that such Lender may become a Non-Funding Lender.  For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Non-Recourse Debt” means Indebtedness (a) as to which neither Axiall nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender and (b) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Axiall or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity date.

“Non-U.S. Lender Party” means each of Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Note” means any Revolving Note, Swingline Note or Export-Related Loan Note and “Notes” means all such Notes.

“Note Documents” means the 4.625% Note Indenture, the 4.625% Notes, the 4.875% Note Indenture, the 4.875% Notes and all documents entered into in connection therewith.

“Noticed Secured Rate Contract” means a Secured Rate Contract entered into for which the Borrower Representative or Secured Swap Provider has provided written notice (including a statement of the Swap Termination Value of such Secured Rate Contract as of the date of such notice) to the Administrative Agent and each Lender not later than 5 days after entering into such Secured Rate Contract.

“Notice of Borrowing” means a notice given by the Borrower Representative to Administrative Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

“Noticed Bank Product” means any Bank Product provided by a Co-Collateral Agent or any of their respective Affiliates and any other Bank Product for which the applicable Bank Product Provider shall have complied with the notice and other information provisions set forth in the definition of “Bank Products”.

“Obligations” means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, any Agent, any L/C Issuer, any Secured Swap Provider, any Bank Product Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract or with respect to any Bank Product, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired; provided, that Obligations of any Credit Party shall not include any Excluded Rate Contract Obligations solely of such Credit Party.

“OFAC” means The Office of Foreign Assets Control of the United States Department of the Treasury or any successor thereto.

“OMERS Leases” means those certain leases, dated March 29, 2007, by and among OMERS Realty Corporation, as landlord, Royal Group, Inc., as tenant, and Axiall, as indemnifier, as amended, restated or modified from time to time.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Original Closing Date” means December 22, 2009.

“Other Financing Documents” means, collectively, the Term Loan Agreement Documents and the Note Documents.

“Other Pari Passu Lien Obligations” has the meaning given to such term in the Intercreditor Agreement; provided, that to the extent that the Intercreditor Agreement is no longer in effect after the Effective Date, “Other Pari Passu Lien Obligations” shall mean Indebtedness secured by Liens on the Collateral ranking pari passu with the Liens securing the Term Loan (whether or not the Term Loan is outstanding at the time of such issuance) and, with respect to Liens on ABL Priority Collateral, subordinated to the Obligations on terms no less favorable to the Lenders, taken as a whole, than as set forth in the Intercreditor Agreement and otherwise on terms reasonably satisfactory to the Administrative Agent.  For the avoidance of doubt, “Other Pari Passu Lien Obligations” shall include the Term Loans.

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

“PBGC” means the United States Pension Benefit Guaranty Corporation any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Permitted Acquisition” means any Acquisition by (i) a Borrower or any Restricted Subsidiary of substantially all of the assets, business or division of a Target or (ii) a Borrower or any Restricted Subsidiary of 100% of the Stock and Stock Equivalents of a Target (including as a result of a merger or consolidation), in each case, to the extent that each of the following conditions shall have been satisfied:

(a)           to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

(b)           (1) the Borrower Representative shall have notified Administrative Agent of such proposed Acquisition at least ten (10) days prior to the consummation thereof, and (2) with respect to any such Acquisition (or series of related Acquisitions) involving consideration in excess of $50,000,000, (i) Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement executed by a Borrower or Restricted Subsidiary in connection with such Acquisition not more than twenty (20) Business Days after such Acquisition (or such longer period as may be agreed to by Administrative Agent in its sole discretion), and (ii) not less than five (5) Business Days prior to such Acquisition, the Borrower Representative shall have delivered to Administrative Agent pro forma financial statements of Axiall and its Subsidiaries after giving effect to the consummation of such Acquisition;

(c)           the Borrowers and their Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and, unless prohibited under the applicable acquisition documents, Administrative Agent shall have received, for the benefit of the Secured Parties, a collateral assignment of the seller’s representations, warranties and indemnities to the Borrowers or any of their Subsidiaries under the acquisition documents;

(d)           such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

(e)           no Default or Event of Default shall then exist or would exist after giving effect thereto;

(f)            Excess Availability shall be not less than $90,000,000 on a pro forma basis after giving effect to such Acquisition;

(g)           Reserved;

(h)           the total consideration paid or payable (including without limitation, all transaction costs, assumed Indebtedness and Liabilities incurred, assumed or reflected on a consolidated balance sheet of the Credit Parties and their Restricted Subsidiaries after giving effect to such Acquisition and the maximum amount of all deferred payments) for all Acquisitions consummated during the term of this Agreement shall not exceed $90,000,000 in the aggregate for all such Acquisitions (provided no such cap shall apply if Excess Availability would have exceeded $90,000,000 at all times during the 30 days (or, if such Acquisition occurs within 30 days after the Effective Date, the number of days between the relevant date of determination and the Effective Date) immediately preceding the incurrence thereof (pro forma after giving effect to such Acquisition);

(i)            [Reserved];

(j)            the business, assets or division acquired are for use, or the Target is engaged in a business that is similar to the businesses conducted by the Credit Parties on the Effective Date, or business activities reasonably related, incidental, ancillary or complementary thereto (including, without limitation, (A) all chemicals distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind, including without limitation, agriculture, commodity, diversified, industrial, inorganic, organic and specialty chemicals businesses; and (B) all building products and construction materials distribution, formulation, manufacturing, marketing, production, processing and sales businesses of any kind); and

(k)           Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating that the Consolidated Fixed Charge Coverage Ratio exceeds 1.10 to 1.00 (calculated for the fiscal month most recently ended prior to the consummation of such Acquisition for which financial statements have been delivered pursuant to Section 4.1, on a pro forma basis after giving effect to such Acquisition).

Subject to the final paragraphs of the definitions of “Canadian Borrowing Base” and “U.S. Borrowing Base”, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts, Designated Eligible Foreign Accounts, Eligible Export-Related Accounts or Eligible Inventory until a field examination (and, if required by the Co-Collateral Agents, an Inventory appraisal) with respect thereto has been completed to the satisfaction of the Co-Collateral Agents, including the establishment of Reserves required in the Co-Collateral Agents’ Permitted Discretion; provided, that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Discretion” means a determination made in good faith and in the exercise of commercially reasonable (from the perspective of a secured asset-based lender) business judgment; provided, that in the case of the imposition of Reserves, the amount of such Reserves will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserves in the reasonable judgment of the applicable Person and shall be established in good faith without duplication for items already excluded from Eligible Accounts, Designated Eligible Foreign Accounts, Eligible Export-Related Accounts or Eligible Inventory, as the case may be.

“Permitted Packing and Shipping Inventory” means packing and operating supplies as classified by the Borrower (excluding, for the avoidance of doubt, any indirect manufacturing supplies, as classified by the Borrower) with an aggregate book value not in excess of $12,000,000.

“Permitted Refinancing” means Indebtedness issued or given in exchange for, or the proceeds of which are used to, extend, refinance, renew, replace or refund Indebtedness permitted under subsection 5.5(c), 5.5(d), 5.5(g), 5.5(h), 5.5(m) or 5.5(n) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced or extended except by an amount equal to unpaid accrued interest and premium (including tender premiums) thereon, plus OID and upfront fees plus other fees and expenses reasonably incurred, in connection with such refinancing, refunding, replacement, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced or extended and (f) is otherwise on terms not less favorable in any material respect to the Credit Parties, taken as a whole, than those of the Indebtedness being refinanced or extended as reasonably determined by Axiall in good faith; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least seven (7) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Axiall has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies Axiall within such five (5) Business Day period that it disagrees with such determination (including a reasonably detailed description of the basis upon which it disagrees).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“PHH Fire” means the fire which occurred at Axiall’s PHH VCM manufacturing plant in Lake Charles, Louisiana on December 20, 2013.

“Pledged Collateral” has the meaning specified in the U.S. Revolving Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Administrative Agent pursuant to the terms of any Collateral Document.

“PPSA” means the Personal Property Security Act (Ontario), as amended from time to time (or any successor statute) or similar legislation of any other jurisdiction the laws of which are required by such legislation to be applied in connection with the issue, perfection, enforcement, validity or effect of security interests

“Prior ABL Credit Agreement Letter of Credit Exposure” means, as at any date of determination, the U.S. Dollar Equivalent of the sum of (a) the aggregate undrawn amount under all “Letters of Credit” (as defined in the Prior ABL Credit Agreement) then outstanding and (b) the aggregate amount of all amounts owing with respect to any drawn “Letters of Credit” (as defined in the Prior ABL Credit Agreement) not yet reimbursed by the Borrowers, in each case, under the Prior ABL Credit Agreement.

“Prior ABL Credit Agreement Obligations” means the “Obligations” as defined in the Prior ABL Credit Agreement.

“Prior ABL Credit Agreement Swingline Exposure” means, at any time, the U.S. Dollar Equivalent of the aggregate principal amount of all Swing Loans (as defined in the Prior ABL Credit Agreement) outstanding at such time under the Prior ABL Credit Agreement.  The Prior ABL Credit Agreement Swingline Exposure of any Prior ABL Credit Agreement Lender at any time shall be its pro rata portion of the aggregate Prior ABL Credit Agreement Swingline Exposure.

“Prior Claims” shall mean all Liens created by applicable law (in contrast with Liens voluntarily granted) which rank or are capable of ranking prior or pari passu with Administrative Agent’s security interests (or interests similar thereto under applicable law) against all or part of the Canadian Collateral, including for amounts owing for wages, employee source deductions, goods and services taxes, sales taxes, harmonized sales taxes, municipal taxes, workers’

compensation, Quebec corporate taxes, pension fund obligations and overdue rents., including without limitation pursuant to the Civil Code of Quebec.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Qualified Cash” means unrestricted cash or Cash Equivalents of the Borrowers or any Subsidiary that is a Credit Party that are subject to the valid, enforceable and first priority perfected security interest of, and subject to the sole and exclusive control of, the Administrative Agent in a Qualified Cash Securities Account, and which cash and Cash Equivalents are not subject to any other Lien, claim or interest (other than (A) Liens permitted hereunder pursuant to clauses (c), (d), (f) or (o) of Section 5.1, (subject, in the case of clause (o), to the terms of the Intercreditor Agreement), (B) any other Lien having priority by operation of applicable law over the Liens of the Administrative Agent, or (C) customary Liens or rights of setoff of the institution maintaining such accounts permitted.

“Qualified Cash Securities Account” means any securities account or deposit account with a Lender or an Affiliate of a Lender that is subject to a Control Agreement and that is under the sole and exclusive control (subject to Section 4.11(b)) of the Administrative Agent, including without limitation, under which the Administrative Agent is the sole entitlement holder and the only Person authorized to give entitlement orders with respect thereto.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation under a Secured Rate Contract, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation under a Secured Rate Contract or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Rate Contracts” means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates or commodity contracts.

“Ratings Requirement” means Axiall having received a corporate family credit rating of at least Ba3 from Moody’s and BB- from S&P; provided, that to the extent that any such ratings change occurs during any calendar quarter, the required adjustment to the Applicable Margin or Applicable Unused Commitment Fee shall take effect on the first day of the calendar quarter following the date of such ratings change.

“Real Estate” means any Real Estate owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Remedial Action” means all actions required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the Aggregate Revolving Loan Commitment at such time or, if the Commitments shall not be in effect at such time, the Loans and Letter of Credit Obligations outstanding at such time; provided, however, that if any Lender shall be a Non-Funding Lender at such time, there shall be excluded from the determination of Required Lenders at such time all Loans, Commitments and Letter of Credit Obligations of such Revolving Lender at such time; provided, further, that (a) at any time that there are two or more Lenders, Required Lenders shall include at least two Lenders and (b) each Lender and its Affiliates shall be counted as one Lender.  For purposes of this definition, the aggregate principal amount of Swing Loans owing to any Swingline Lender, the aggregate principal amount of Export-Related Loans owing to any Export-Related Lender and the aggregate amount of Letter of Credit Obligations owing to the L/C Issuers shall be considered to be owed to the Revolving Lenders ratably in accordance with their Commitment Percentages.

“Requirement of Law” means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means, with respect to the U.S. Borrowing Base, the Canadian Borrowing Base and the Export-Related Borrowing Base (a) reserves established by the Co-Collateral Agents from time to time against Eligible Accounts pursuant to Section 1.13, Designated Eligible Foreign Accounts pursuant to the definition thereof, Eligible Export-Related Accounts pursuant to Section 1.16 and Eligible Inventory pursuant to Section 1.14, and (b) such other reserves (including on account of Prior Claims) against Eligible Accounts, Designated Foreign Eligible Accounts, Eligible Export-Related Accounts or Eligible Inventory that the Co-Collateral Agents may, in their Permitted Discretion, establish from time to time.  Without limiting the generality of the foregoing, Reserves established to ensure the payment of accrued interest expenses or Indebtedness or in respect of Prior Claims shall be deemed to be an exercise of the Co-Collateral Agent’s Permitted Discretion.

“Responsible Officer” means the chief executive officer, corporate secretary, the president, the controller, the chief financial officer. the treasurer or the general counsel of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer, the controller or the treasurer of a Borrower or Borrower Representative, as applicable, or any other officer having substantially the same authority and responsibility.

“Restricted Subsidiary” means any direct or indirect Subsidiary of Axiall that is not an Unrestricted Subsidiary.

“Revolving Lender” means each Lender with a Revolving Loan Commitment (or if the Revolving Loan Commitments have terminated, who hold Revolving Loans or participations in Swing Loans or Export-Related Loans).

“Revolving Note” means a promissory note of the Borrowers payable to a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrowers under the Revolving Loan Commitment of such Lender.

“Revolving Termination Date” means the earlier to occur of:  (a) December 17, 2019 or with respect to any Incremental Facility, the date agreed to pursuant to Section 1.15 and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.  Notwithstanding the foregoing, in the event that any Scheduled Other Debt Maturity Date is earlier than June 17, 2020 and is not extended (whether through a refinancing, repayment or an amendment not in violation of the Intercreditor Agreement) at least 120 days prior to such Scheduled Other Debt Maturity Date to a date that is no earlier than June 17, 2020, the Revolving Termination Date shall be 90 days prior to such Scheduled Other Debt Maturity Date.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, France or Her Majesty’s Treasury of the United Kingdom and any other jurisdiction in which the Borrower and its affiliated companies conduct business.

“Sanctioned Country” means a country or territory which at any time is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person listed in any list of specially designated nationals (or any similar list) maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any EU member state, France or Her Majesty’s Treasury of the United Kingdom and any other jurisdiction in which the Borrower and its affiliated companies conduct business.

“Scheduled Other Debt Maturity Date” means, with respect to any Indebtedness constituting Other Pari Passu Lien Obligations or high yield notes issued by any Credit Party after the Closing Date, the maturity date applicable to any such Other Pari Passu Lien Obligations or high yield notes.

“Secured Party” means Administrative Agent, each Lender, each L/C Issuer, each Bank Product Provider, each other Indemnitee and each other holder of any Obligation of a Credit Party including each Secured Swap Provider.

“Secured Rate Contract” means any Rate Contract (i) between a Credit Party and a Secured Swap Provider or (ii) which Administrative Agent has acknowledged in writing constitutes a “Secured Rate Contract” hereunder.

“Secured Swap Provider” means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract, or (ii) a Person with whom Borrower has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof; provided, that each Lender was offered an opportunity to provide such Secured Rate Contract prior to GE Capital or such Affiliate of GE Capital arranging such Secured Rate Contract.

“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Administrative Agent.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Indebtedness” means Indebtedness of any Credit Party or any Restricted Subsidiary of any Credit Party (i) which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder, (ii) which does not mature or require principal payments to be made in cash at any time prior to the date that is three months after the Revolving Termination Date and (iii) with respect to which no amortization payments are required to be paid in cash, and having such other terms as are, in each case, reasonably satisfactory to Administrative Agent.

“Subsidiary” of a Person means any corporation, association, limited liability company, partnership, joint venture, trust or other business entity of which more than fifty percent (50%) of the voting Stock, is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” of Axiall shall mean a “Restricted Subsidiary” (unless specified as an “Unrestricted Subsidiary”).

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Secured Rate Contracts, after taking into account the effect of any legally enforceable netting agreement (including any margin) relating to such Secured Rate Contract, (a) for any date on or after the date such Secured Rate Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Secured Rate Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Secured Rate Contracts (which may include the Administrative Agent, a Lender or any of their respective Affiliates).  It is understood and acknowledged that Obligations in respect of Secured Rate Contracts owing to or by different, unaffiliated counterparties shall not reduce the Swap Termination Value.  It is understood and acknowledged that if the Borrowers shall fail to furnish a statement of the Swap Termination Value of any Noticed Secured Rate Contract pursuant to Section 4.2(o), the Administrative Agent may determine the Swap Termination Value of such Noticed Secured Rate Contract in its sole discretion.

“Swingline Commitment” means the U.S. Swingline Commitment or Canadian Swingline Commitment, as applicable.

“Swingline Lender” means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Administrative Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of Administrative Agent (or, if there is no such successor Administrative Agent, the Required Lenders) and the Borrowers, to act as the Swingline Lender hereunder.

“Swingline Note” means a promissory note of the Borrowers payable to the Swingline Lender, in substantially the form of Exhibit 11.1(e) hereto, evidencing the Indebtedness of the Borrowers to the Swingline Lender resulting from the Swing Loans made to the Borrowers by the Swingline Lender.

“Target” means any Person or business unit or asset group of any Person acquired or proposed to be acquired in an Acquisition.

“Tax Affiliate” means, (a) Axiall its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files or is required to file tax returns on a consolidated, combined, unitary or similar group basis.

“TCI” means Taiwan Chlorine Industries, Ltd., a joint venture between PPG Industries, Inc. and China Petrochemical Development Corporation.

“Term Loans” means any loans issued under the Term Loan Agreement.

“Term Loan Agreement” means that certain Credit Agreement, dated as of January 28, 2013 (as amended, supplemented or otherwise modified from time to time not in violation of this Agreement), among SpinCo, the various affiliates of SpinCo party thereto as guarantors, Barclays Bank PLC, as administrative agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Royal Bank of Canada and the other lenders party thereto.

“Term Loan Agreement Documents” the Term Loan Agreement and all documents entered into in connection therewith.

“Threshold Amount” means an amount, at any time, equal to 12.5% of the then existing Revolving Loan Commitments.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“Treasury Regulation” means the income tax regulations, including temporary regulations, promulgated under the Code, as such regulations are amended from time to time.

“Type” means, with respect to any Revolving Loan, its character as a Base Rate Loan, Canadian Index Rate Loan or LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” and “U.S.” each means the United States of America.

“Unrestricted Subsidiary” means any (a) Subsidiary of Axiall that is designated by the board of directors of Axiall as an Unrestricted Subsidiary pursuant to a resolution of such board of directors, but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) except as permitted by Section 5.6 hereof is not party to any agreement, contract, arrangement or understanding with Axiall or any Restricted Subsidiary of Axiall unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Axiall or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Axiall, (iii) is a Person with respect to which neither Axiall nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional

Stock or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results and (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of (a) Axiall or any of its Restricted Subsidiaries or (b) Subsidiary of an Unrestricted Subsidiary; provided, that so long as such Indebtedness, guarantee or credit support is unsecured or secured by Liens permitted by Section 5.1, clauses (i) and (iii) shall not apply to an Unrestricted Subsidiary whose principal objective is constructing, acquiring, owning, refurbishing, upgrading or operating an Ethylene Cracker Facility.  As of the Effective Date, all Unrestricted Subsidiaries are set forth on Schedule 11.1(c).

“U.S. Borrowing Base” means, with respect to Axiall and the other U.S. Credit Parties on a consolidated basis, as of any date of determination by Administrative Agent, an amount equal to:

(a)           90% of the book value of Eligible Accounts at such time; plus

(b)           prior to the date of execution of the Ex-Im Bank Documents, the lesser of (i) 85% of the book value of Designated Eligible Foreign Accounts at such time (it being understood that such Designated Eligible Foreign Accounts shall be excluded from the U.S. Borrowing Base at all times during which the Ex-Im Bank Documents are in effect) and (ii) $10,000,000; plus

(c)          the lesser of (i) 75% of the book value of Eligible Inventory valued at the lower of cost or market on a first-in, first-out basis, and (ii) 85% of the book value of Eligible Inventory, multiplied by the NOLV Factor; plus

(d)           100% of Qualified Cash; minus

(e)           Reserves established by the Co-Collateral Agents at such time in their Permitted Discretion; minus

(f)            the Swap Termination Value of all Noticed Secured Rate Contracts to the extent such amount constitutes Obligations of such Credit Party.

The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 4.2 (subject, in all respects, to the ability of the Co-Collateral Agents to impose Reserves at any time in their Permitted Discretion).

To the extent acquired in a Permitted Acquisition, up to $25,000,000, in the aggregate, of Accounts and Inventory may, subject to the satisfaction of the relevant eligibility criteria, applicable advance rates and the Co-Collateral Agents’ establishment of Reserves in their Permitted Discretion, be included in the Canadian Borrowing Base or U.S. Borrowing Base, as applicable prior to completion of a field exam or appraisal with respect to such assets; provided, that the Co-Collateral Agents shall be permitted to conduct such field exam or appraisal within 60 days following consummation of such Permitted Acquisition and such field exam or appraisal shall not be counted against any annual caps with respect to such examinations or appraisals set forth in Section 4.2.

“U.S. Collateral” has the meaning ascribed to such term in the U.S. Revolving Guaranty and Security Agreement.

“U.S. Credit Parties” means the U.S. Borrowers and each U.S. Subsidiary (i) which executes a guaranty of the Obligations and (ii) which grants a Lien on its U.S. Collateral to secure payment of the Obligations.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Canadian Dollars, the equivalent in Dollars of such amount determined by using the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (Toronto time), would be prepared to sell, in accordance with Administrative Agent’s customary practice for commercial loans being administered by it.

“U.S. Lender Party” means each of Administrative Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means each Wholly-Owned Subsidiary (other than any Immaterial Subsidiary or Unrestricted Subsidiary) of Axiall that is organized under the laws of any state of the United States or the District of Columbia.

“U.S. Revolving Guaranty and Security Agreement” means that certain U.S. ABL Guaranty and Security Agreement, dated as of the Original Closing Date, made by the U.S. Credit Parties in favor of Administrative Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time.

“U.S. Swingline Commitment” means $30,000,000.

“Utilization” means, as of any day, the percentage obtained by dividing (i) the sum of the U.S. Dollar Equivalent of (x) the Revolving Loans outstanding plus (y) the Swing Loans outstanding plus (z) the amount of Letter of Credit Obligations, in each case, on such day by (ii) the Aggregate Revolving Loan Commitment on such day.

“Wholly-Owned Subsidiary” means any Subsidiary in which (other than directors’ qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

11.2        Other Interpretive Provisions.

(a)           Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC or PPSA, as applicable, shall have the meanings therein described.

(b)           The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this

Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)           Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The term “including” is not limiting and means “including without limitation.”

(d)           Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”  If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)           Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)            Laws.  References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

11.3        Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrowers shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrowers, Administrative Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V and Article VI shall be made, without giving effect to any election under ASC Subtopic 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value.”  A breach of a financial covenant contained in Article VI shall be deemed to have occurred as of any date of determination by Administrative Agent or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Administrative Agent.

11.4        Payments.  Administrative Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer.  Any such determination or redetermination by Administrative Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Secured Party (other than Administrative Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  Administrative Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

11.5        Several Obligations of the Canadian Credit Parties.  Notwithstanding any provision contained in this Agreement or any other Loan Document, neither the Canadian Borrower nor any Canadian Subsidiary of Axiall shall be responsible for or be deemed to have guaranteed any Obligations of any U.S. Credit Party under this Agreement or under any of the other Loan Documents.  The Collateral of the Canadian Credit Parties shall not secure or be applied in satisfaction, by way of payment, prepayment or otherwise, of all or any portion of the Obligations of any U.S. Credit Party under this Agreement or under any of the other Loan Documents of any U.S. Credit Party.

11.6        Joint and Several Liability of the U.S. Borrowers.  Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each U.S. Borrower, jointly and severally, in consideration of the financial accommodations to be provided by the Administrative Agent and the Revolving Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each U.S. Borrower and in consideration of the undertakings of the other U.S. Borrower to accept joint and several liability for the Obligations, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other U.S. Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each U.S. Borrower without preferences or distinction among them.  Each U.S. Borrower shall be liable for all Obligations due to Administrative Agent and the Revolving Lenders under this Agreement, regardless of which U.S. Borrower actually receives the Loans or Letters of Credit hereunder or the amount of such Loans received or the manner in which the Administrative Agent or any Revolving Lender accounts for such Loans, Letter of Credit Obligations or other extensions of credit on its books and records.  The Obligations of each U.S. Borrower with respect to Loans made to one of them, and the Obligations arising as a result of the joint and several liability of one of the U.S. Borrowers hereunder with respect to Loans made to the other U.S. Borrower hereunder, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of each U.S. Borrower.

(a)           If and to the extent that any U.S. Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other U.S. Borrower will make such payment with respect to, or perform, such Obligation.

(b)           The obligations of each U.S. Borrower under this Section 11.6 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any U.S. Borrower.  The joint and several liability of each U.S. Borrower hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any U.S. Borrower or any of the Revolving Lenders.

(c)           The provisions of this Section 11.6 hereof are made for the benefit of the Revolving Lenders and the Agents and their successors and assigns and may be enforced by them from time to time against any U.S. Borrower as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Revolving Lender first to marshal any of its claims or to exercise any of its rights against the other U.S. Borrower or to exhaust any remedies available to it against the other U.S. Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Administrative Agent or any Revolving Lender upon the insolvency, bankruptcy or reorganization of any U.S. Borrower, or otherwise, the provisions of this Section 11.6 hereof will forthwith be reinstated and in effect as though such payment had not been made.

(d)           Notwithstanding any provision to the contrary contained herein or in any of the other Loan Documents, to the extent the obligations of a U.S. Borrower shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such U.S. Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state or provincial and including, without limitation, the Bankruptcy Code).

(e)           With respect to the Obligations arising as a result of the joint and several liability of the U.S. Borrowers hereunder with respect to Loans, Letters of Credit or other extensions of credit made to the other U.S. Borrower hereunder, to the maximum extent permitted by applicable law, each U.S. Borrower waives, until the payment in full in cash of all Obligations, any right to enforce any right of subrogation or any remedy which Administrative Agent or any Revolving Lender now has or may hereafter have against any U.S. Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to Administrative Agent or any Revolving Lender.  Any claim which any U.S. Borrower may have against the other U.S. Borrower with respect to any payments to Administrative Agent or the Revolving Lenders hereunder or under any of the other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of all Obligations.  Upon the occurrence of any Event of Default and for so long as the same is continuing, to the maximum extent permitted under applicable law, Administrative Agent and the Revolving Lenders may proceed directly and at once, without notice (to the extent notice is waivable under applicable law), against (i) with respect to Obligations of each U.S. Borrower, either or both of them or (ii) with respect to Obligations of any U.S. Borrower, to collect and recover the full amount, or any portion of the applicable Obligations, without first proceeding against the other U.S. Borrower or any other Person, or against any security or collateral for the Obligations.  Each U.S. Borrower consents and agrees that Administrative Agent and Revolving Lenders shall be under no obligation to marshal any assets in favor of any U.S. Borrower or against or in payment of any or all of the Obligations.

11.7        Pro Forma Calculations.

(a)           Notwithstanding anything to the contrary herein, the Consolidated Secured Debt Ratio and the Fixed Charge Coverage Ratio shall be calculated in the manner prescribed by this Section 11.7; provided that, notwithstanding anything to the contrary in this Section 11.7, when calculating the Fixed Charge Coverage Ratio for purposes of determining actual compliance (and not compliance on a pro forma basis) with Section 6.1, the events described in this Section 11.7 that occurred subsequent to the end of the applicable period shall not be given pro forma effect.

(b)           For purposes of calculating the Consolidated Secured Debt Ratio and the Fixed Charge Coverage Ratio, any (x) Permitted Acquisition, (y) acquisition of assets which constitutes all or substantially all of a company, division, operating unit, segment, business, line of business or chemicals generation or production facility or (z) Disposition (each a “Subject Transaction”) (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (i) during the applicable testing period or (ii) subsequent to such testing period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Subject Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Subject Transaction) had occurred on the first day of the applicable testing period.  If since the beginning of any applicable testing period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into a Credit Party or any of their Restricted Subsidiaries since the beginning of such testing period shall have made any Subject Transaction that would have required adjustment pursuant to this Section 11.7, then the Consolidated Secured Debt Ratio and the Fixed Charge Coverage Ratio shall be calculated to give pro forma effect thereto in accordance with this Section 11.7.

(c)           In the event that any Credit Party or any of their Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of the Consolidated Secured Debt Ratio and the Fixed Charge Coverage Ratio, as the case may be (in each case, other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), (i) during the applicable testing period or (ii) subsequent to the end of the applicable testing period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then the Consolidated Secured Debt Ratio and the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable testing period.

(d)           Whenever pro forma effect is to be given to a Subject Transaction, the pro forma calculations shall be made on a pro forma basis (including pro forma adjustments (solely to the extent that such adjustments are (A) made consistent with the definition of Consolidated EBITDA and (B) (x) are of the type that would be permitted pursuant to Article XI of Regulation S-X under the Securities Act of 1933 (as amended) and as interpreted by the staff of the Securities and Exchange Commission or (y) are reasonably consistent with the purposes of such Regulation S-X as determined in good faith by Axiall and reasonably acceptable to

Administrative Agent)) using, if available, the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Axiall and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

11.8        Intercreditor Agreement.  Each Lender hereby authorizes the Administrative Agent to deliver any notices or other documentation to the Notes Collateral Agent pursuant to the Intercreditor Agreement, on its behalf, to evidence the amendment and restatement of the Prior ABL Credit Agreement as this Agreement.

11.9        Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Obligor to honor all of its payment obligations under the U.S. Revolving Guaranty and Security Agreement in respect of Swap Obligations under any Secured Rate Contract (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13.19, or otherwise under the U.S. Revolving Guaranty and Security Agreement, voidable under applicable requirements of law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.9 shall remain in full force and effect until the guarantees in respect of Swap Obligations under each Secured Rate Contract have been discharged, or otherwise released or terminated in accordance with the terms of this Agreement. Each Qualified ECP Guarantor intends that this Section 11.9 constitute, and this Section 11.9 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Obligor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWERS:

AXIALL CORPORATION,
as Borrower and Borrower Representative

By:	/s/ Gregory Thompson
Name: Gregory Thompson
Title: Chief Financial Officer

ROYAL GROUP, INC./GROUPE ROYAL, INC.,
as a Borrower

By:	/s/ Gregory Thompson
Name: Gregory Thompson
Title: Chief Financial Officer

EAGLE SPINCO INC.,
as a Borrower

By:	/s/ Gregory Thompson
Name: Gregory Thompson
Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

GUARANTORS:

AXIALL, LLC
GEORGIA GULF LAKE CHARLES, LLC
ROYAL MOULDINGS LIMITED
ROYAL WINDOW AND DOOR PROFILES PLANT 13 INC.
ROYAL WINDOW AND DOOR PROFILES PLANT 14 INC.
PLASTIC TRENDS, INC.
ROME DELAWARE CORP.
AXIALL OHIO, INC.
EAGLE HOLDCO 3 LLC
EAGLE US 2 LLC
EAGLE NATRIUM LLC
PHH MONOMERS L.L.C.
EAGLE PIPELINE, INC.

By:	/s/ Gregory Thompson
Name: Gregory Thompson
Title: Vice President

EXTERIOR PORTFOLIO, LLC

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Secretary

ROYAL GROUP SALES (USA) LIMITED

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Executive Vice President and General Counsel

AXIALL NOTECO, INC.

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

AXIALL HOLDCO, INC.

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Secretary

ROYAL BUILDING PRODUCTS (USA) Inc.

By:	/s/ Gregory Thompson
Name: Gregory Thompson
Title: Treasurer

ROYAL PLASTICS GROUP (U.S.A.) LIMITED

By:	/s/ Timothy Mann, Jr.
	Name:	Timothy Mann, Jr.
	Title:	Vice President and Secretary

AXIALL CANADA, INC.

By:	/s/ Gregory Thompson
Name: Gregory Thompson
Title: Vice President

LE-RON PLASTICS, INC.

By:	/s/ Mark J. Orcutt
Name: Mark J. Orcutt
Title: President

ROME ACQUISITION HOLDING CORP.

By:	/s/ Bradley K. Reynolds
Name: Bradley K. Reynolds
Title: Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

ALAIN CÔTÉ, acting solely in his capacity as trustee of
THE ROYBRIDGE FINANCING TRUST /
LA FIDUCIE DE FINANCEMENT ROYBRIDGE

By:	/s/ Alain Côté
Name: Alain Côté
Title: Sole Trustee

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

GENERAL ELECTRIC CAPITAL CORPORATION,
as Administrative Agent and as Lender

By:	/s/ Philip F. Carfora
Name: Philip F. Carfora
Title: Duly Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO CAPITAL FINANCE, LLC, as Lender

By:	/s/ Tony Leadbetter
	Name:	Tony Leadbetter
	Title:	Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Lender

By:	/s/ David G. Phillips
	Name:	David G. Phillips
	Title:	Senior Vice President, Credit Officer, Canada

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

BARCLAYS BANK PLC, as Lender

By:	/s/ Marguerite Sutton
	Name:	Marguerite Sutton
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

CITIBANK, N.A., as Lender

By:	/s/ Matthew Paquin
	Name:	Matthew Paquin
	Title:	Vice President and Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

HSBC BANK USA, N.A., as Lender

By:	/s/ Jean-Philippe Huguet
	Name:	Jean-Philippe Huguet
	Title:	Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Peter Predun
	Name:	Peter Predun
	Title:	Executive Director

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Scott Yost
	Name:	Scott Yost
	Title:	Senior Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

ROYAL BANK OF CANADA, as Lender

By:	/s/ Scott Umbs
	Name:	Scott Umbs
	Title:	Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT]

SUNTRUST BANK, as Lender

By:	/s/ Christopher N. Jensen
	Name:	Christopher N. Jensen
	Title:	Vice President